  As filed with the Securities and Exchange Commission on August 3, 1999
                                                      Registration No. 333-80549
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                              AMENDMENT NO. 2
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                                ----------------
                             ACTIVE SOFTWARE, INC.
             (Exact Name of Registrant as Specified in Its Charter)
                                ----------------

              Delaware                             7372                        94-3232772
  (State or Other Jurisdiction of    (Primary Standard Industrial           (I.R.S. Employer
   Incorporation or Organization)     Classification Code Number)        Identification Number)

                                ----------------
                              3333 Octavius Drive
                         Santa Clara, California 95054
                                 (408) 988-0414
       (Address, Including Zip Code, and Telephone Number, Including Area
               Code, of Registrant's Principal Executive Offices)
                                ----------------
                                 R. James Green
                     President and Chief Executive Officer
                             Active Software, Inc.
                              3333 Octavius Drive
                         Santa Clara, California 95054
                                 (408) 988-0414
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
                                ----------------
                                   Copies to:

                Mark A. Medearis                                 Kevin P. Kennedy
                 Edward Y. Kim                                 SHEARMAN & STERLING
                 Scott S. Ring                                 1550 El Camino Real
                   Gene Yoon                                   Menlo Park, CA 94025
               VENTURE LAW GROUP
           A Professional Corporation
              2775 Sand Hill Road
              Menlo Park, CA 94025

                                ----------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                ----------------

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this preliminary prospectus is not complete and may be + +changed. These securities may not be sold until the registration statement +
+filed with the Securities and Exchange Commission is effective. This          +
+preliminary prospectus is not an offer to sell nor does it seek an offer to   +
+buy these securities in any jurisdiction where the offer or sale is not       +
+permitted.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               Subject to Completion. Dated August 3, 1999.


                                4,000,000 Shares

                             Active Software, Inc.

                                  Common Stock
[LOGO OF ACTIVE SOFTWARE]

                                  -----------

  This is an initial public offering of shares of common stock of Active Software, Inc. All of the 4,000,000 shares of common stock are being sold by Active Software.

  Prior to this offering, there has been no public market for the common stock. It is currently estimated that the initial public offering price per share will be between $10.00 and $12.00. The common stock has been approved for quotation on the Nasdaq National Market under the symbol "ASWX."

  See "Risk Factors" beginning on page 7 to read about factors you should consider before buying shares of the common stock.

                                  -----------

  Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                  -----------

                                                                     Per
                                                                    Share Total
                                                                    ----- -----
Initial public offering price...................................... $     $
Underwriting discount.............................................. $     $
Proceeds, before expenses, to Active Software...................... $     $

  To the extent that the underwriters sell more than 4,000,000 shares of common stock, the underwriters have the option to purchase up to an additional 600,000 shares from Active Software at the initial public offering price less the underwriting discount.

                                  -----------

  The underwriters expect to deliver the shares on        , 1999.

Goldman, Sachs & Co.                                             Lehman Brothers

                             Dain Rauscher Wessels
                 a division of Dain Rauscher Incorporated

                                  -----------

                        Prospectus dated         , 1999

[Inside Front Cover]

Electronic Business Integration

   [Stylized graphic of portion of a globe with rings circling the globe at different angles. The rings are comprised of letters forming World Wide Web addresses.]

[Active Software logo]

   [Different colored blocks containing the words "Integration," "Scalability," "Security," "Real time" and "Solution."]

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information regarding Active Software and the financial statements and notes appearing elsewhere in this prospectus. Unless otherwise indicated, this prospectus assumes:

  . our reincorporation in Delaware and a three-for-two stock split, which were completed in July 1999 and August 1999, respectively,

  . the automatic conversion of our outstanding convertible redeemable preferred stock into common stock upon closing of the offering,

  . the filing of our amended and restated certificate of incorporation, authorizing a class of 5,000,000 shares of undesignated preferred stock, upon closing of the offering, and

  . no exercise by the underwriters of their option to purchase additional shares of stock in the offering.

                             Active Software, Inc.

                                  Our Business

   We are a provider of software that enables the seamless exchange of information among incompatible software applications used by an enterprise and its customers, suppliers and partners. Our ActiveWorks Integration System empowers our customers to become electronic businesses, conducting their business operations and transactions electronically through the use of the Internet and other networking technologies. As a result, our customers are able to take advantage of their long-term investments in applications, systems and technologies. Our software has been licensed across multiple industries to over 100 customers. We believe that our ActiveWorks Integration System provides significant business benefits to our customers by allowing them to bring their products and services to market faster, and respond more quickly and at a lower cost to the evolving needs of their enterprises.

                             Our Market Opportunity

   Companies today utilize a broad range of often incompatible software applications for many key business functions. To take full advantage of this significant investment, companies need to be able to integrate these applications so that they operate seamlessly with one another. The explosive emergence of the Internet has added another dimension to this challenge by providing companies with the ability to conduct their business electronically.

   We believe that companies today require an integration solution that fully capitalizes on the benefits of Internet technologies. In addition, these companies need a solution that is flexible and adaptable, provides key functionality, such as security and integration management and monitoring, and can be implemented quickly and easily. To address this need, we have developed the ActiveWorks Integration System, which offers the following attributes:

  . A comprehensive and highly reliable software solution that enables an enterprise's disparate software applications to exchange information in real time, both internally and across the enterprise's network of customers, suppliers and partners.

  . A broad portfolio of dynamic software components, called adapters, which connect individual software applications to the ActiveWorks Integration System and are readily configurable to meet constantly changing application requirements and specifications.

  . The flexibility to respond quickly and effectively to changes in the customer's business with minimal custom programming.

  . The ability to expand incrementally to match not only the number of transactions processed by a customer's computer systems but also the breadth of its network of customers, suppliers and partners.

  . Built-in security features that allow information to be transmitted securely across the customer's network of customers, suppliers and partners.

  . Efficient, easy-to-use and centralized management and monitoring of the integration system and its components, resulting in a reduction of the cost and time required for system-wide maintenance.

                                  Our Strategy

   Our mission is to establish the ActiveWorks Integration System as the leading software solution for electronic business integration worldwide. Key elements of this strategy include:

  . Facilitating broad acceptance and deployment of the ActiveWorks
    Integration System to establish it as the electronic business integration software solution of choice across multiple industries.

  . Enhancing our technological leadership through ongoing investment and innovation.

  . Expanding the capabilities of our products to provide our customers with a complete electronic business integration solution.

  . Leveraging our partnerships with system integrators and service, distribution and marketing partners to provide a wide range of support and implementation services to our customers.

  . Continuing our commitment to customer satisfaction and providing our customers with the highest quality products and services, directly and through our partners.

   Our ability to execute our strategy involves risks and uncertainties, some of which are not within our control. For more information regarding these risks and uncertainties, please see "Risk Factors."

                               Other Information

   Our total revenues were $7.6 million and $8.7 million for 1998 and the six months ended June 30, 1999, respectively, and our net loss was $9.9 million and $5.3 million for the same periods. As of December 31, 1998 and June 30, 1999, our total accumulated deficit was $17.7 million and $23.1 million, respectively.

   We were originally incorporated under the laws of California in September 1995 and reincorporated in Delaware in July 1999. Our principal executive offices are located at 3333 Octavius Drive, Santa Clara, California, 95054, and our telephone number is (408) 988-0414. The address of our Web site is "www.activesw.com." Information contained on our Web site is not a part of this prospectus.

   The Active Software logo is a registered trademark of Active Software, Inc., and "Active Software," "ActiveWorks" and "ActiveWorks Integration System" are trademarks of Active Software, Inc. This prospectus also contains brand names, trademarks or service marks of companies other than Active Software, Inc., and these brand names, trademarks and service marks are the property of their respective holders.

                                  The Offering

Shares offered by Active
 Software........................ 4,000,000 shares
Shares to be outstanding after
 this offering................... 23,751,372 shares
Use of proceeds.................. To fund anticipated operating losses, working capital and other general corporate purposes.
Nasdaq National Market symbol.... ASWX

   The above information is based on shares outstanding as of June 30, 1999 and excludes:

  . 3,222,149 shares issuable upon exercise of options outstanding at a weighted average exercise price of $2.66 per share as of June 30, 1999,

  . 215,676 shares issuable upon exercise of warrants outstanding at a weighted average exercise price of $1.31 per share as of June 30, 1999, and

  . a total of 4,231,812 shares available for future issuance under our various stock plans.

                   Summary Consolidated Financial Information
                     (in thousands, except per share data)

   The following table sets forth a summary of our consolidated statements of operations data for the periods presented. The pro forma information in the following table gives effect to the automatic conversion of all outstanding shares of our convertible redeemable preferred stock into common stock upon the closing of this offering. In connection with this offering, the 1998 consolidated financial statements have been restated to reflect the revised value of warrants issued to non-employees for services rendered and deferred compensation relating to issuance of options to employees. See Note 11 to the 1998 consolidated financial statements.

                                                                        Six Months
                            Sept. 19, 1995 Year Ended December 31,    Ended June 30,
                            (Inception) to -------------------------  ----------------
                            Dec. 31, 1995   1996     1997    1998(1)   1998     1999
                            -------------- -------  -------  -------  -------  -------
Consolidated Statements of
Operations Data:
Revenues:
  License.................     $    --     $   280  $ 2,625  $ 5,900  $ 1,955  $ 5,922
  Service.................          25           5      568    1,699      454    2,746
                               -------     -------  -------  -------  -------  -------
    Total revenues........          25         285    3,193    7,599    2,409    8,668
Gross profit..............          15         114    2,540    4,832    1,856    5,399
Operating expenses........         142       3,030    7,522   15,045    6,381   10,790
Loss from operations......        (127)     (2,916)  (4,982) (10,213)  (4,525)  (5,391)
Net loss..................        (133)     (2,814)  (4,853)  (9,942)  (4,433)  (5,342)
                               =======     =======  =======  =======  =======  =======
Basic and diluted net loss
 per share................     $(10.23)    $ (6.59) $ (2.50) $ (3.21) $ (1.34) $ (1.08)
                               =======     =======  =======  =======  =======  =======
Shares used in computing
 basic and diluted net
 loss per share...........          13         427    1,945    3,096    3,301    4,962
                               =======     =======  =======  =======  =======  =======
Pro forma basic and
 diluted net loss per
 share....................                                   $ (0.64)          $ (0.29)
                                                             =======
Shares used in computing
 pro forma basic and
 diluted net loss per
 share....................                                    15,457            18,367
                                                             =======           =======

   The following table sets forth a summary of our consolidated balance sheet at June 30, 1999:

  .on an actual basis;

  . on a pro forma basis to give effect to the automatic conversion of all shares outstanding of our convertible redeemable preferred stock into common stock upon the closing of this offering; and

  . on a pro forma as adjusted basis to reflect the conversion of the convertible redeemable preferred stock and our receipt of the estimated net proceeds from the sale of 4,000,000 shares of common stock in this offering at an assumed initial public offering price of $11.00 per share.

                                                      As of June 30, 1999
                                                 -------------------------------
                                                                     Pro Forma
                                                 Actual   Pro Forma  As Adjusted
                                                 -------  --------- ------------
Consolidated Balance Sheet Data:
Cash and cash equivalents....................... $ 6,729   $6,729     $46,549
Working capital.................................   2,198    2,198      42,018
Total assets....................................  13,207   13,207      53,027
Notes payable, less current portion.............      59       59          59
Convertible redeemable preferred stock..........  25,117        -           -
Total stockholders' equity (deficiency)......... (21,096)   4,021      43,841

                                  RISK FACTORS

   You should carefully consider the following risks before making a decision to buy our common stock. You should also refer to the other information set forth in this prospectus, including the discussions set forth in "Special Note Regarding Forward-Looking Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as our consolidated financial statements and the related notes.

We only began selling our products in August 1996 and, as a result, you may have difficulty evaluating our business and operating results.

   We have a limited operating history and cannot be certain that our business strategy will be successful. We were incorporated in September 1995 and commercially released our first software product in August 1996. An investor in our common stock must consider the risks and difficulties frequently encountered by early stage companies in new and rapidly evolving markets such as the electronic business integration software market, including:

  . our substantial dependence on our ActiveWorks software products, from which we derive substantially all of our revenues and which have limited market acceptance to date;

  . our need to introduce new software products and services to respond to technological and competitive developments and customer needs;

  . our ability to manage our anticipated growth;

  . our need to expand our distribution capability through our direct sales organization and through third party distributors and system integrators;

  . our ability to respond to competitive developments;

  . the market's acceptance of electronic business integration; and

  . our dependence on our current executive officers and key employees.

We have a history of losses, we expect future losses, and we may not achieve or maintain profitability.

   We have incurred net losses in each fiscal quarter since our inception and do not expect to achieve profitability in the foreseeable future. We incurred net losses of $9.9 million in 1998 and $5.3 million in the six months ended June 30, 1999, and, as of June 30, 1999, we had an accumulated deficit of approximately $23.1 million. We cannot assure you that our revenues will grow or that we will achieve or maintain profitability in the future. In addition, we intend to significantly increase our future product development, sales and marketing, and administrative expenses over the next 18 months. Accordingly, we will need to significantly increase revenue to achieve and maintain profitability. Our ability to increase revenue and achieve profitability will be affected by the other risks and uncertainties described in this section and in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Our operating results are subject to fluctuations and seasonality and, if we fail to meet the expectations of securities analysts or investors, our stock price could decline significantly.

   Our operating results are difficult to predict, and we believe that period-to-period comparisons of our operating results will not necessarily be meaningful. As a result, you should not rely upon them as an indication of future performance. Our future quarterly operating results may fluctuate and may not meet the expectations of securities analysts or investors. If this occurs, the price of our common stock would likely decline. The factors that may cause fluctuations of our operating results include the following:

  . the size, timing and contractual terms of sales of our products and services due to the long and unpredictable sales cycle for our products;

  . technical difficulties in our software that could delay product shipments or increase the costs of introducing new products;

  . introductions of new products or new versions of existing products by us or our competitors;

  . changes in the pricing of our products and services or those of our competitors;

  . our ability and the ability of our partners to implement electronic business integration solutions for our customers;

  . changes in our mix of revenues generated from product sales and services;

  . changes in our mix of sales channels through which our products and services are sold; and

  . the fixed nature of our operating expenses, such as base compensation and rent.

   In addition, we expect to experience seasonality in the sales of our software products. For example, we expect that sales may decline during summer months, particularly in European markets. We also anticipate that sales may be lower in our first fiscal quarter due to patterns in the capital budgeting and purchasing cycles of our current and prospective customers. These seasonal variations in our sales may lead to fluctuations in our quarterly operating results. Furthermore, it is difficult for us to evaluate the degree to which this seasonality may affect our business because our growth may have largely overshadowed this seasonality in recent periods. In addition, concerns regarding year 2000 compliance issues may adversely affect the demand for software products like ours if our customers divert resources to address year 2000 issues.

Because our revenues are dependent on sales of our ActiveWorks software products, our business could be materially harmed by factors that adversely affect the pricing and demand for these products.

   We currently derive substantially all of our revenues from the sale of our ActiveWorks Integration System software products and related services. We expect revenues from this product family to continue to account for substantially all of our future revenues. As a result, factors adversely affecting the pricing of or demand for our ActiveWorks software products, such as competition and technological change, could materially harm our business.

Because a small number of customers account for a substantial portion of our revenues, our revenues could suffer if we lose a major customer.

   We have generated a substantial portion of our annual and quarterly historical revenues from a limited number of customers. As a result, if we lose a major customer, our revenues could suffer. In 1997, The Boeing Company accounted for 33% of our total revenues. In 1998, no customer accounted for more than 10% of our total revenues. For the six months ended June 30, 1999, Level 3 Communications and a federal government agency engaged in national defense activities accounted for 16% and 13% of our total revenues, respectively. We expect that a small number of customers will continue to account for a substantial portion of our revenues in any given quarter for the foreseeable future. See "Business--Customers" for additional information about our customers and quantitative information relating to our dependence on these customers.

We need to expand our sales and distribution channels, and, if we fail to do so, our growth could be limited.

   We will need to significantly expand our direct and indirect sales operations in order to increase market awareness of our ActiveWorks software products and to generate increased revenue. We have recently expanded our direct sales force and plan to recruit additional sales personnel. As of June 30, 1999, we employed approximately 51 individuals in our sales and marketing organization. Currently, we believe we will need to expand our sales organization by more than 100% of its present size over the next 18 months. New sales personnel will require training and take time to achieve full productivity. There is strong competition for qualified sales personnel in our business, and we may not be able to attract and retain sufficient new sales personnel to expand our operations. In addition, we believe that our future success is dependent upon expansion of our indirect distribution channel, which consists of our relationships with a variety of distribution partners such as system integrators, independent software vendors and value added resellers. To date, we have relationships with only a limited number of these partners. We cannot be certain that we will be able to establish relationships with additional distribution partners on a timely basis, or at all, or that these distribution partners will devote adequate resources to promoting or selling our products. In addition, we may also face potential conflicts between our direct sales force and third-party reselling efforts.

We rely on system integrators and other strategic relationships to implement and promote our software products and, if these relationships fail, our business could be harmed.

   We have entered into relationships with third-party system integrators, as well as with hardware platform and software applications developers and service providers. We have derived, and anticipate that we will continue to derive, a significant portion of our revenues from customers that purchase products or services from our partners. In most cases, the partner refers the customer to us, and we enter into a software license agreement directly with the customer. Our future growth will be limited if we fail to work effectively with our partners or fail to grow our base of these types of partners.

   Our partners are not required to market or promote our products and generally are not restricted from working with competing software companies. Accordingly, our success will depend on their willingness and ability to devote sufficient resources and efforts to marketing our ActiveWorks software products rather than the products of others. If these relationships fail, we will have to devote substantially more resources to the distribution, sales and marketing, implementation and support of our products than we would otherwise, and our efforts may not be as effective as those of our partners, which would harm our business.

The ActiveWorks Integration System must integrate with applications made by third parties, and, if we lose access to the programming interfaces for these applications, or if we are unable to modify our products or develop new products in response to changes in these applications, our business could suffer.

   Our ActiveWorks Integration System uses software components called adapters to communicate with our customers' enterprise applications. Our ability to develop these adapters is largely dependent on our ability to gain access to the application programming interfaces, or APIs, for the applications, and we may not have access to necessary APIs in the future. APIs are written and controlled by the application provider. Accordingly, if an application provider becomes a competitor by entering the electronic business integration market, it could restrict our access to its APIs for competitive reasons. Our business could suffer if we are unable to gain access to these APIs. Furthermore, we may need to modify our ActiveWorks software products or develop new adapters in the future as new applications or newer versions of existing applications are introduced. If we fail to continue to develop adapters or respond to new applications or newer versions of existing applications, our business could suffer.

We rely in part on third parties to develop adapters necessary for the integration of applications using our ActiveWorks Integration System, and we cannot be certain that these companies will continue to develop these adapters or that these adapters will be free of defects.

   A core element of our strategy is to enable third parties to develop adapters that operate with our ActiveWorks Integration System. If these third parties are unable or unwilling to develop these adapters, we may need to develop them internally, which would require us to divert financial and technical resources to these efforts. In addition, we cannot be certain that adapters developed by third parties will not contain undetected errors or defects, which could harm our reputation, result in product liability or decrease the market acceptance of our products.

The electronic business integration market is in an early stage of development, and electronic business integration software products, including our ActiveWorks software products, may not achieve market acceptance.

   The market for electronic business integration software is relatively new and rapidly evolving, and there is a variety of integration methods available. We do not know if our target markets will widely adopt and deploy electronic business integration products such as our ActiveWorks software products. If electronic business integration products such as our ActiveWorks software products are not widely adopted by our target markets, our business will suffer.

   Our products are complex and generally involve capital expenditures by our customers in excess of $200,000. We do not have a long history of selling our products and will have to devote substantial resources to educate prospective customers about the benefits of our ActiveWorks software products. Our efforts to educate potential customers may not result in our products achieving market acceptance. In addition, many of these prospective customers have made significant investments in internally-developed or custom systems and would incur significant costs in switching to third-party products such as ours. Furthermore, even if our products are effective, our target customers may not choose them for technical, cost, support or other reasons. If the market for our products fails to grow or grows more slowly than we anticipate, our business could suffer.

Because market participants in some markets have adopted industry-specific technologies, we may need to expend significant resources in order to address specific markets.

   Our strategy is to develop our ActiveWorks integration software to be broadly applicable to many industries. However, in some markets, market participants have adopted core technologies that are specific to their markets. For example, many companies in the healthcare and financial services industries have adopted industry-specific protocols for the interchange of information. In order to successfully sell our products to companies in these markets, we may need to expand or enhance our products to adapt to these industry-specific technologies, which could be costly and require the diversion of engineering resources.

Competition in the electronic business integration software market is intense, and, if we are unable to compete effectively, the demand for, or the prices of, our products may be reduced.

   The electronic business integration software market is extremely competitive and subject to rapid change. We compete with various providers of application integration solutions, including CrossWorlds, New Era of Networks, Software Technologies Corporation and Vitria. In addition, a number of other companies are offering products and services that address specific aspects of application integration, including IBM, BEA Systems, Inc. and TIBCO Software Inc. We also face competition for some aspects of our product and service offerings from major system integrators, both independently and in conjunction with corporate in-house information technology departments, which have traditionally been the prevalent resource for application integration. We expect additional competition from other established and emerging companies. Furthermore, our competitors may combine with each other, and other companies may enter our markets by acquiring or entering into strategic relationships with our competitors.

   Many of our current and potential competitors have longer operating histories, significantly greater financial, technical, product development and marketing resources, greater name recognition and larger customer bases than we do. Our present or future competitors may be able to develop products comparable or superior to those we offer, adapt more quickly than we do to new technologies, evolving industry trends or customer requirements, or devote greater resources to the development, promotion and sale of their products than we do. Accordingly, we may not be able to compete effectively in our markets, competition may intensify and future competition may harm our business. See "Business--Competition" for additional information relating to the competitive disadvantages we face in competing for product sales.

Our recent growth has placed a significant strain on our management, systems and resources, and we may experience difficulties managing our expected growth.

   We have been experiencing a period of rapid growth over recent years. Our total revenues have grown from approximately $285,000 during 1996 to $7.6 million during 1998. The number of our employees has grown from approximately 48 at the end of 1997 to 120 as of June 30, 1999. This growth has placed, and we expect that any future growth we experience will continue to place, a significant strain on our management, systems and resources. To manage the anticipated growth of our operations, we will be required to:

  . improve existing and implement new operational, financial and management information controls, reporting systems and procedures;

  . hire, train and manage additional qualified personnel; and

  . manage our relationships with our customers, suppliers and partners.

   In particular, we expect to implement a new financial and accounting management information system during the next six months. We may not be able to install management information and control systems in an efficient and timely manner, and our current or planned personnel, systems, procedures and controls may not be adequate to support our future operations.

   In the future, we may experience difficulties meeting the demand for our products and services. The installation and use of our products sometimes requires implementation services, which are provided to our customers either by us or by our partners. Our growth could be limited if we or our partners are unable to provide these implementation services to our customers in a timely manner. In addition, our management team may not be able to achieve the rapid execution necessary to fully exploit the market for our products and services. Any failure to manage growth effectively could materially harm our business.

We rely on the services of our founders and other key personnel, whose knowledge of our business and technical expertise would be extremely difficult to replace.

   Our future success depends, to a significant degree, on the continued services of our founders, R. James Green and Rafael Bracho, as well as other key management, sales and technical personnel. Our officers and key employees are not bound by employment agreements, and we do not maintain life insurance policies on any of our employees. The loss of services of any of these employees for any reason could harm our business. Given our early stage of development, we are dependent on our ability to attract, retain and motivate high caliber personnel, and we may not be able to recruit and retain additional qualified personnel. Competition for qualified personnel in the software industry and in the San Francisco Bay area, as well as other markets in which we recruit, is extremely intense and characterized by rapidly increasing salaries, which may increase our operating expenses or hinder our ability to recruit qualified candidates.

Rapid technological change in the electronic business integration software market could cause our products to become obsolete or require us to redesign our products.

   The electronic business integration software market is characterized by rapid technological change, frequent new product introductions, changes in the enterprise software applications used by our customers and emerging industry standards, particularly those related to electronic commerce. We also expect that the rapid evolution of Internet-based applications and standards, as well as general technology trends such as changes in or introductions of operating systems, will require us to adapt our software products to remain competitive. Our products could become obsolete and unmarketable if we are unable to adapt to new technologies or standards.

   To be successful, we will need to develop and introduce new products and product enhancements that respond to technological changes or evolving industry standards in a timely manner and on a cost-effective basis. We cannot assure you that we will successfully develop these types of products and product enhancements or that our products will achieve broad market acceptance. Our failure to respond in a timely and cost-effective manner to new and evolving technologies could adversely impact our business.

Because our products incorporate technology licensed to us from third parties, the loss of our right to use this licensed technology could harm our business.

   We license technology that is incorporated into our products from third parties, including security software from SPYRUS. Any significant interruption in the supply or support of any licensed software could adversely affect our sales, unless and until we can replace the functionality provided by this licensed software. Because our products incorporate software developed and maintained by third parties, we depend on these third parties to deliver and support reliable products, enhance their current products, develop new products on a timely and cost-effective basis and respond to emerging industry standards and other technological changes. The failure of these third parties to meet these criteria could harm our business.

Our sales cycle is lengthy and unpredictable and may cause our operating results to fluctuate, which could result in volatility in the price of our stock.

   The typical sales cycle of our ActiveWorks Integration System is lengthy and unpredictable and involves significant capital investment decisions by prospective customers, as well as our education of potential customers regarding the benefits of our ActiveWorks software products. Any delay in sales of our products could cause our operating results to vary significantly from quarter to quarter, which could result in volatility in our stock price. Many of our prospective customers have neither set aside money to purchase electronic business integration software nor dedicated specific personnel for the procurement and implementation of these software products. As a result, before purchasing our products, our customers spend a substantial amount of time performing internal reviews and obtaining capital expenditure approvals. Currently, the time to receive an initial order from a customer from the time we first contact the customer may range from six to nine months, with enterprise-wide deployment occurring over a longer period of time. This cycle may lengthen in the future. The emerging and evolving nature of the electronic business integration software market may cause prospective customers to postpone their purchase decisions. In addition, general concerns regarding year 2000 compliance may further delay purchase decisions by prospective customers.

Because our strategy to expand our international operations is subject to uncertainties, we may not be able to enter new international markets or generate significant revenues from those markets in which we currently operate.

   To date, we have generated less than 5% of our revenues from sales of our products in international markets and have little experience with international operations and localization of our products for foreign markets. We intend to continue to expand our international operations and enter new international markets, which will require significant management attention and financial resources. Our international operations are subject to a number of risks and uncertainties, including:

  . the difficulties and costs of staffing and managing foreign operations;

  . our ability to establish relationships with system integrators and service, distribution and marketing partners and the performance of these partners in selling our products;

  . the difficulties and costs of localizing products for foreign markets, including the development of multilingual capabilities in our products;

  . unexpected changes in regulatory requirements;

  . legal uncertainties regarding liability, export and import restrictions, tariffs and other trade barriers;

  . reduced protection of intellectual property in other countries;

  . increased difficulty in collecting delinquent or unpaid accounts;

  . fluctuations in the value of the U.S. dollar relative to other currencies;

  . potentially adverse tax consequences; and

  . political and economic instability.

Any of these factors could impair our ability to expand our international operations into these markets or to generate significant revenues from those markets in which we operate.

Our software products are complex and may contain unknown defects that could harm our reputation, result in product liability or decrease market acceptance of our products.

   Our software products are complex and include software that is internally developed and licensed from third parties. These software products may contain errors or defects, particularly when first introduced or when new versions or enhancements are released. Although we have not experienced any material software defects to date, these defects could cause our customers to experience severe system failures. Because our customers depend on our software for their critical systems and business functions, any interruptions could:

  . damage our reputation;

  . cause our customers to initiate product liability suits against us;

  . increase our product development costs;

  . divert our product development resources;

  . cause us to lose sales; or

  . delay market acceptance of our products.

   Although we conduct extensive testing, we may not discover software defects that affect our current or new products or enhancements until after they are sold. Furthermore, because our ActiveWorks software products are designed to work in conjunction with a wide variety of applications, we are unable to test our products with all of these applications.

Because our products could interfere with the operations of our customers' other software applications, we may be subject to potential product liability and warranty claims by these customers, which may be costly and may not be adequately covered by insurance.

   Our ActiveWorks products are integrated with our customers' networks and software applications. The sale and support of our products may entail the risk of product liability or warranty claims based on damage to these networks or applications. In addition, the failure of our products to perform to customer expectations could give rise to warranty claims. Any of these claims, even if not meritorious, could result in costly litigation or divert management's attention and resources. Although we carry general liability insurance, our current insurance coverage would likely be insufficient to protect us from all liability that may be imposed under these types of claims.

Our year 2000 compliance efforts could be costly and time-consuming, and our business could suffer if we or our customers do not adequately address year 2000 risks.

   Many currently installed computer systems are not capable of distinguishing 21st century dates from 20th century dates. As a result, beginning on January 1, 2000, computer systems and software used by many companies and organizations in a wide variety of industries, including technology, transportation, utilities, finance and telecommunications, will produce erroneous results or fail unless they have been modified or upgraded to process date information correctly.

   Our software products could fail due to processing errors caused by inaccurate calculations with respect to the year 2000. In addition, third party hardware and software used with our software products could experience year 2000 compliance problems which are wrongly attributed to us, or our customers, partners or suppliers could experience year 2000 compliance problems. The occurrence of any of these events could result in delays or losses of revenues, diversion of our resources, damage to our reputation, increased service and warranty costs and litigation costs.

   Our year 2000 compliance efforts may also involve significant time and expense, and uncorrected problems could harm our business. We may also experience reduced sales of our products as potential customers reduce their budgets for electronic business integration products due to increased expenditures on their own year 2000 compliance efforts. For a further discussion of year 2000 issues, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000."

Our intellectual property could be used by others without our consent because protection of our intellectual property is limited.

   We rely primarily on a combination of copyrights, trademarks, trade secret laws and contractual obligations with employees and third parties to protect our proprietary rights. We do not currently own any issued patents, and other protection of our intellectual property is limited. Despite our efforts to protect our proprietary rights, unauthorized parties may copy aspects of our products and obtain and use information that we regard as proprietary. In addition, other parties may breach confidentiality agreements or other protective contracts we have entered into, and we may not be able to enforce our rights in the event of these breaches. Furthermore, we expect that we will increase our international operations in the future, and the laws of many foreign countries do not protect our intellectual property rights to the same extent as the laws of the United States. For more information regarding our intellectual property, see "Business--Proprietary Rights."

Our products may infringe the intellectual property rights of others, and resulting claims against us could be costly and require us to enter into disadvantageous license or royalty arrangements.

   The software industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement and the violation of other intellectual property rights. Although we attempt to avoid infringing known proprietary rights of third parties in our product development efforts, we expect that we may be subject to legal proceedings and claims for alleged infringement by us or our licensees of third party proprietary rights, such as patents, trademarks or copyrights, from time to time in the ordinary course of business. Any claims relating to the infringement of third party proprietary rights, even if not meritorious, could result in costly litigation, divert management's attention and resources, or require us to enter into royalty or license agreements which are not advantageous to us. In addition, parties making these claims may be able to obtain an injunction, which could prevent us from selling our products in the United States or abroad. Any of these results could harm our business. We may increasingly be subject to infringement claims as the number of products and competitors in our industry grows and functionalities of products overlap. Furthermore, former employers of our current and future employees may assert that our employees have improperly disclosed confidential or proprietary information to us. For more information concerning the risk of infringement, see "Business--Proprietary Rights."

Because there has been no prior market for our stock, and the market for stocks of technology companies has experienced extreme price and volume fluctuations, our stock price may be volatile, which could adversely affect your investment.

   Prior to this offering, there has been no public market for our common stock. The price of the common stock that will prevail in the market after this offering may be higher or lower than the price you pay. An active public market for our common stock may not develop or be sustained after this offering. If you purchase shares of common stock in this offering, you will pay a price that was not established in a competitive market. Rather, you will pay the price that we negotiated with the representatives of the underwriters. Many factors could cause the market price of our common stock to rise and fall. Some of these factors are:

  . variations in our quarterly results;

  . announcements of technological innovations by us or by our competitors;

  . introductions of new products or new pricing policies by us or by our competitors;

  . acquisitions or strategic alliances by us or by our competitors;

  . recruitment or departure of key personnel;

  . the gain or loss of significant orders;

  . concerns over year 2000 issues;

  . changes in the estimates of our operating performance or changes in recommendations by securities analysts; and

  . market conditions in the industry and the economy as a whole.

   In addition, the market for stocks of technology and Internet-related companies has experienced extreme price and volume fluctuations that often have been unrelated to these companies' operating performance. These fluctuations could lower the market price of our common stock regardless of our actual operating performance.

   In the past, securities class action litigation has often been brought against a company following a period of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources, which could harm our business.

Our officers, directors and affiliated entities own a large percentage of our voting stock and could significantly influence the outcome of actions requiring stockholder approval.

   Upon completion of this offering, executive officers and directors, as well as their respective affiliates, will beneficially own a total of approximately 37% of our outstanding common stock. As a result, these stockholders will be able to exercise control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may delay, deter or prevent transactions that would result in a change of control, which in turn could reduce the market price of our common stock.

Our certificate of incorporation, bylaws and Delaware law contain provisions that could discourage or prevent a takeover, even if an acquisition would be beneficial to our stockholders.

   Provisions of our certificate of incorporation, bylaws and Delaware law may discourage, delay or prevent a merger or acquisition that some stockholders may consider favorable. These provisions, which are more fully described in "Description of Capital Stock--Anti-Takeover Provisions of Charter Documents and Delaware Law," include:

  . authorizing our board of directors to issue additional preferred stock;

  . limiting the persons who may call special meetings of stockholders;

  . prohibiting stockholder action by written consent;

  . establishing advance notice requirements for nominations for election of our board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings;

  . prohibiting cumulative voting in the election of directors; and

  . establishing a classified board of directors.

A total of 19,751,372, or 83%, of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our common stock to drop significantly, even if our business is doing well.

   After this offering, we will have outstanding 23,751,372 shares of common stock. This includes 4,000,000 shares that we are selling in the offering, which may be resold immediately in the public market. The remaining 19,751,372 shares will become eligible for resale in the public market as shown in the table below.

   Number of shares/
       % of total
      outstanding        Date of availability for resale into public
   after the offering                       market
   ------------------    -------------------------------------------
    16,875,848 / 71%    180 days after the date of this prospectus
                        due to an agreement these stockholders have
                        with Active Software and the underwriters.
                        However, the underwriters can waive this
                        restriction and allow these stockholders to
                        sell their shares at any time. 11,766,953 of
                        these shares will be subject to sales volume
                        limitations under the federal securities
                        laws.

     2,875,524 / 12%    Between 180 days and 365 days after the date
                        of this prospectus due to the requirements of
                        federal securities laws.

You will experience immediate and substantial dilution in the net tangible book value of the shares you purchase.

   If you purchase shares of common stock in this offering, you will experience immediate and substantial dilution of $9.15 per share, based on an assumed initial public offering price of $11.00 per share. This dilution is in large part because our earlier investors paid substantially less than the public offering price when they purchased their shares of common stock. You will experience additional dilution upon the exercise of outstanding stock options or warrants to purchase our common stock.

Our management and board of directors have broad discretion to use the offering proceeds.

   We have not designated any specific use for the net proceeds of this offering. We expect to use the proceeds primarily for working capital and other general corporate purposes. As a result, our management and board of directors will have broad discretion in spending the proceeds of this offering.

Some shares in this offering may have been offered in violation of the Securities Act of 1933, which could give purchasers of these shares the right to seek refunds or damages.

   Prior to the effectiveness of our registration statement for this offering, a letter and other written materials were sent to employees and friends of Active Software whom we had designated as potential purchasers of up to 200,000 shares of common stock in this offering. These materials requested that the recipients send an indication of interest to Lehman Brothers Inc. These materials were not accompanied by a preliminary prospectus and may have constituted a prospectus that does not meet the requirements of the Securities Act of 1933. The mailing of these materials was promptly followed by a letter advising recipients that they could indicate an interest in purchasing shares only after they had received a preliminary prospectus. If the mailing of these original materials did constitute a violation of the Securities Act of 1933, the recipients of the letter who purchased common stock in this offering could have the right, for a period of one year from the date of their purchase of common stock, to obtain recovery of the consideration paid in connection with their purchase of common stock or, if they had already sold the stock, sue us for damages resulting from their purchase of common stock. These refunds or damages could total up to approximately $2.2 million, based on an assumed initial public offering price of $11.00 per share, in the event that investors suffer a total loss of their investment during this period and seek refunds or damages. If this were to occur, our business, results of operations and financial condition could suffer.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus, including the sections entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," contains forward-looking statements. These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue" or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined in "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statement.

   Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

                                USE OF PROCEEDS

   The net proceeds to us from the sale of the 4,000,000 shares of common stock being offered by us are estimated to be approximately $39.8 million, or approximately $46.0 million if the underwriters' over-allotment option is exercised in full. This estimate is based on an assumed public offering price of $11.00 per share, after deducting the estimated underwriting discounts and commissions and the estimated offering expenses.

   The principal purposes of this offering are to fund our anticipated operating losses, increase our working capital, create a public market for our common stock, facilitate our future access to the public capital markets and increase our visibility in our markets. We intend to use the net proceeds of this offering primarily for working capital to fund our expected losses and other general corporate purposes. Furthermore, we expect to use a portion of the proceeds for capital expenditures, which are expected to be at least $1.5 million in 1999. We may also use a portion of the net proceeds to acquire additional businesses, products and technologies or to establish joint ventures that we believe will complement our current or future business. However, we have no specific plans, agreements or commitments to do so and are not currently engaged in any negotiations for any acquisitions or joint ventures. The amounts that we actually expend for working capital purposes will vary significantly depending on a number of factors, including future revenue growth, if any, and the amount of cash we generate from operations. For a more detailed discussion of our anticipated future losses and fluctuations in operating results, see "Risk Factors--We have a history of losses, we expect future losses, and we may not achieve or maintain profitability" and "--Our operating results are subject to fluctuations and seasonality and, if we fail to meet the expectations of securities analysts or investors, our stock price could decline significantly." As a result, we will retain broad discretion in the allocation of the net proceeds of this offering. Pending these uses, we will invest the net proceeds in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

   We have never declared or paid cash dividends on our common stock. We currently intend to retain any future earnings to fund the development and growth of our business. Therefore, we do not currently anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

   The following table sets forth our capitalization as of June 30, 1999. Our capitalization is presented:

  . on an actual basis;

  . on a pro forma basis to give effect to the automatic conversion of all outstanding shares of our convertible redeemable preferred stock into common stock upon the closing of this offering; and

  . on a pro forma as adjusted basis to reflect the conversion of the convertible redeemable preferred stock and our receipt of the estimated net proceeds from the sale of 4,000,000 shares of common stock in this offering at an assumed initial public offering price of $11.00 per share.

                                                       As of June 30, 1999
                                                  ------------------------------
                                                                      Pro Forma
                                                  Actual   Pro Forma As Adjusted
                                                  -------  --------- -----------
                                                         (in thousands)
Current portion of notes payable................  $   105   $   105    $   105
Notes payable, less current portion.............       59        59         59
Convertible redeemable preferred stock,
 13,405,500 shares authorized, 13,405,332 shares
 issued and outstanding, actual; none
 authorized, issued or outstanding, pro forma
 and pro forma as adjusted......................   25,117        --         --
Stockholders' equity (deficiency):
  Preferred stock, no shares authorized, issued
   and outstanding, actual and pro forma;
   5,000,000 shares authorized, none issued or
   outstanding, pro forma as adjusted...........       --        --         --
  Common stock, 30,000,000 shares authorized,
   actual and pro forma, 6,346,040 shares issued
   and outstanding, actual; 19,751,372 shares
   issued and outstanding, pro forma;
   100,000,000 shares authorized, 23,751,372
   shares issued and outstanding, pro forma as
   adjusted.....................................    6,132    31,249     71,069
  Deferred stock compensation...................   (4,135)   (4,135)    (4,135)
  Notes receivable from stockholders............       (9)       (9)        (9)
  Accumulated deficit...........................  (23,084)  (23,084)   (23,084)
                                                  -------   -------    -------
    Total stockholders' equity (deficiency).....  (21,096)    4,021     43,841
                                                  -------   -------    -------
    Total capitalization........................  $ 4,185   $ 4,185    $44,005
                                                  =======   =======    =======

   In addition to the shares of common stock to be outstanding after the offering, we may issue additional shares of common stock under the following plans and arrangements:

  . 3,222,149 shares issuable upon exercise of options outstanding at a weighted average exercise price of $2.66 per share as of June 30, 1999,

  . 215,676 shares issuable upon exercise of warrants outstanding at a weighted average exercise price of $1.31 per share as of June 30 1999, and

  . a total of 4,231,812 shares available for future issuance under our various stock plans.

   Please read the capitalization table together with the sections of this prospectus entitled "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the consolidated financial statements and related notes included elsewhere in this prospectus.

                                    DILUTION

   Our pro forma net tangible book value as of June 30, 1999 was $4.0 million or $0.20 per share. Pro forma net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities and divided by the total number of shares of common stock outstanding after giving effect to the automatic conversion of our convertible redeemable preferred stock. Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the pro forma net tangible book value per share of common stock immediately after the completion of this offering. After giving effect to the sale of the 4,000,000 shares of common stock offered by us at an assumed initial public offering price of $11.00 per share, and after deducting the underwriting discount and estimated offering expenses payable by us, our pro forma net tangible book value at June 30, 1999 would have been approximately $43.8 million or $1.85 per share of common stock. This represents an immediate increase in pro forma net tangible book value of $1.65 per share to existing stockholders and an immediate dilution of $9.15 per share to new investors of common stock. The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share...................       $11.00
  Pro forma net tangible book value per share as of June 30, 1999. $0.20
  Increase per share attributable to new investors................  1.65
                                                                   -----
Pro forma net tangible book value per share after this offering...         1.85
                                                                         ------
Dilution per share to new investors...............................       $ 9.15
                                                                         ======

   The following table summarizes on a pro forma basis after giving effect to the offering (based on an assumed initial public offering price of $11.00 per share), as of June 30, 1999, the differences between the existing stockholders and new investors with respect to the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid:

                                                                         Average
                                   Shares Purchased  Total Consideration  Price
                                  ------------------ -------------------   Per
                                    Number   Percent   Amount    Percent  Share
                                  ---------- ------- ----------- ------- -------
Existing stockholders............ 19,751,372    83%  $25,899,000    37%  $ 1.31
New investors....................  4,000,000    17    44,000,000    63    11.00
                                  ----------   ---   -----------   ---   ------
  Total.......................... 23,751,372   100%  $69,899,000   100%
                                  ==========   ===   ===========   ===

   The foregoing discussion and tables are based upon the number of shares actually issued and outstanding on June 30, 1999 and assume no exercise of options or warrants outstanding as of June 30, 1999. As of that date, there were:

  . 3,222,149 shares issuable upon exercise of options outstanding at a weighted average exercise price of $2.66 per share as of June 30, 1999, and

  . 215,676 shares issuable upon exercise of warrants outstanding at a weighted average exercise price of $1.31 per share as of June 30, 1999.

   To the extent these options and warrants are exercised, there will be further dilution to new investors.

                      SELECTED CONSOLIDATED FINANCIAL DATA

   The selected consolidated financial data below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Consolidated Financial Statements and Notes thereto and the other information contained in this prospectus. The consolidated statements of operations data for the years ended December 31, 1996, 1997 and 1998, and the consolidated balance sheet data as of December 31, 1997 and 1998, are derived from the audited financial statements, which have been audited by Deloitte & Touche LLP and which are included elsewhere in this prospectus. The consolidated statements of operations data for the period from September 19, 1995 to December 31, 1995 and the consolidated balance sheet data as of December 31, 1995 and 1996 are derived from audited consolidated financial statements that are not included in this prospectus. The consolidated statements of operations data for the six-month periods ended June 30, 1998 and 1999, and the consolidated balance sheet data at June 30, 1999, are derived from unaudited consolidated financial statements included elsewhere in this prospectus. The unaudited consolidated financial statements have been prepared on substantially the same basis as the audited consolidated financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for these periods. The historical results presented below are not necessarily indicative of future results. The pro forma information in the following table gives effect to the automatic conversion of all outstanding shares of our convertible redeemable preferred stock into common stock upon the closing of this offering.

                                                                           Six Months
                                                                              Ended
                           Sept. 19, 1995   Years Ended December 31,        June 30,
                            (inception)    ----------------------------------------------
                          to Dec. 31, 1995   1996      1997    1998(1)    1998     1999
                          ---------------- --------  --------  -----------------  -------
                                     (in thousands, except per share data)
Consolidated Statements
 of Operations Data:
Revenues:
 License................      $    --      $    280  $  2,625  $  5,900  $ 1,955  $ 5,922
 Service................           25             5       568     1,699      454    2,746
                              -------      --------  --------  --------  -------  -------
   Total revenues.......           25           285     3,193     7,599    2,409    8,668
Cost of revenues:
 License................           --             6        30       477       47      465
 Service................           10           165       623     2,290      506    2,804
                              -------      --------  --------  --------  -------  -------
   Total cost of
    revenues............           10           171       653     2,767      553    3,269
                              -------      --------  --------  --------  -------  -------
Gross profit............           15           114     2,540     4,832    1,856    5,399
Operating expenses:
 Research and
  development...........           78         1,182     2,830     3,971    1,613    2,276
 Sales and marketing....           23           685     2,896     8,669    3,795    6,956
 General and
  administrative........           41         1,163     1,796     2,069      889      993
 Amortization of
  deferred stock
  compensation..........           --            --        --       336       84      565
                              -------      --------  --------  --------  -------  -------
   Total operating
    expenses............          142         3,030     7,522    15,045    6,381   10,790
                              -------      --------  --------  --------  -------  -------
Loss from operations....         (127)       (2,916)   (4,982)  (10,213)  (4,525)  (5,391)
Interest income
 (expense), net.........           (6)          102       129       271       92       49
                              -------      --------  --------  --------  -------  -------
Net loss................      $  (133)     $ (2,814) $ (4,853) $ (9,942) $(4,433) $(5,342)
                              =======      ========  ========  ========  =======  =======
Basic and diluted net
 loss per share.........      $(10.23)     $  (6.59) $  (2.50) $  (3.21) $ (1.34) $ (1.08)
                              =======      ========  ========  ========  =======  =======
Shares used in computing
 basic and diluted net
 loss per share.........           13           427     1,945     3,096    3,301    4,962
                              =======      ========  ========  ========  =======  =======
Pro forma basic and
 diluted net loss per
 share (unaudited)......                                       $  (0.64)          $ (0.29)
                                                               ========           =======
Shares used in computing
 pro forma basic and
 diluted net loss per
 share (unaudited)......                                         15,457            18,367
                                                               ========           =======

                                          As of December 31,            As of
                                    ---------------------------------  June 30,
                                    1995    1996     1997    1998(1)     1999
                                    -----  -------  -------  --------  --------
                                                (in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents.......... $  95  $ 1,393  $ 2,876  $  7,461  $ 6,729
Working capital (deficit)..........  (316)   1,002    2,755     7,493    2,198
Total assets.......................   316    1,901    5,195    12,294   13,207
Notes payable, less current
 portion...........................    --      300      216       108       59
Convertible redeemable preferred
 stock.............................    --    3,995   11,008    25,117   25,117
Total stockholders' deficiency.....  (126)  (2,891)  (7,743)  (16,756) (21,096)

- --------
(1) In connection with this offering, the 1998 consolidated financial statements have been restated to reflect the revised value of warrants issued to non-employees for services rendered and deferred compensation relating to issuance of options to employees. See Note 11 to the 1998 consolidated financial statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion should be read in conjunction with the Consolidated Financial Statements and Notes thereto and the other information contained in this prospectus.

Overview

   We are a leading provider of electronic business integration software. Our ActiveWorks Integration System provides a platform for the seamless, real-time integration of packaged and custom enterprise software applications, both internally and among an enterprise's network of customers, suppliers and partners. We were incorporated in September 1995. From inception until August 1996, when we shipped our first product, our operations consisted primarily of start-up activities, including research and development, recruiting personnel and raising capital. Since shipping our first product, we have continued to focus on these activities, as well as building our sales and marketing presence, expanding and enhancing our product offerings, building relationships with third parties to leverage our distribution and services capabilities, and supporting and maintaining our product deployments within an expanding customer base. In addition, we established our professional services organization in the third quarter of 1998 to support our system integrator partners.

   We generate revenue principally from licenses of our ActiveWorks software products and, to a lesser extent, from services such as maintenance and support, as well as consulting and training. License revenues comprised 78% and 68% of our total revenues in 1998 and in the six months ended June 30, 1999, respectively, while service revenues comprised 22% and 32% of our total revenues in the same periods. We recognize license revenues upon shipment of the software if collection of the resulting receivable is probable, an agreement has been signed, the fee is fixed or determinable and we have no significant obligations remaining. A customer purchasing the ActiveWorks Integration System will, at a minimum, purchase at least one Information Broker and one or more adapters to connect the Information Broker to the customer's various enterprise software applications. In addition, the customer may purchase optional features such as the multi-broker option, high-availability option, secure socket layer option and integration agents. For more information on these various product features, see "Business--Products and Services" and "--Technology." Revenues from maintenance and support are recognized ratably over the period of the contract, which is typically one year, while revenues from consulting and training services are recognized as the services are performed. Payments received in advance of services rendered are recorded as deferred revenues, and these balances were $1.2 million and $2.0 million at December 31, 1998 and June 30, 1999, respectively. Substantially all of our customers enter into maintenance and support contracts when they purchase their initial ActiveWorks software products. While we do not currently have a formal procedure or system to track customers who renew their contracts, we expect to implement a tracking system within the next six months.

   We promote and sell our ActiveWorks software products through our direct sales force and through indirect channels. We have derived, and expect to continue to derive, a significant portion of our sales in both channels from customers that have significant relationships with third-party system integrators. Our current relationships with these system integrators typically are structured as co-marketing arrangements in which the customer is referred by the system integrator to license the software directly from us. As a result there is no revenue sharing arrangement between the system integrator and us, and our current arrangements with these system integrators generally do not impose any limitations on our ability to sell our products. In addition, we have entered into a limited number of reseller arrangements in which our products are embedded in the reseller's products, for which we receive a royalty from the reseller. To date, revenues from these reseller arrangements have been insignificant. In the first quarter of 1999, we expanded our presence in international markets by opening sales offices in the United Kingdom and in the Netherlands, and by establishing relationships with system integrators and resellers in other international markets. Revenues derived from international sales represented, 4% and 2% of total revenues in 1998 and in the six months ended June 30, 1999, respectively. We expect that international sales will account for an increasing portion of our revenues, although the percentage of our total revenues derived from international sales may vary.

   Cost of license revenues consists primarily of third-party license and support fees and, to a lesser extent, costs of duplicating media and documentation. Cost of service revenues consists of compensation and related overhead costs for personnel engaged in consulting, training, maintenance and support services for our customers.

   Since inception, we have incurred substantial research and development costs and have invested heavily in the expansion of our sales and marketing and professional services organizations to build an infrastructure to support our long-term growth strategy. Our full-time employees increased from 48 as of December 31, 1997 to 120 as of June 30, 1999. As a result of these investments, we have incurred net losses in each fiscal quarter since inception and, as of June 30, 1999, had an accumulated deficit of $23.1 million. We anticipate that our operating expenses will continue to increase for the foreseeable future, as we expand our product development and sales and marketing efforts. In addition, we expect to incur additional expenses associated with being a public company. Accordingly, we expect to incur net losses for the foreseeable future.

   Costs for the development of new software products and substantial enhancements to existing software products are expensed as incurred until technological feasibility has been established, at which time any additional development costs would be capitalized. Because we believe our current process for developing software is essentially completed concurrently with the establishment of technological feasibility, no costs have been capitalized to date.

   We believe that period-to-period comparisons of our historical operating results are not necessarily meaningful and should not be relied upon as being indicative of future performance. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in early stages of development, particularly companies in new and rapidly evolving markets like ours. Although we recently have experienced significant revenue growth, this trend may not continue. Furthermore, we may not achieve or maintain profitability in the future.

   In October 1998, we issued a warrant to a strategic partner, Intel Corporation, for the purchase of 36,764 shares of common stock at an exercise price of $4.08 per share. The warrant is contingently exercisable upon the achievement by Intel of specified performance improvements to our software product. The warrant will expire on August 31, 1999, unless Intel achieves these performance improvements before that date, in which case the warrant will expire on October 29, 2005. If the performance improvements are achieved before August 31, 1999, we will record a research and development expense equal to the fair value of the warrant. For example, if the fair value of the common stock is $11.00 per share at that time, we would recognize a total charge of approximately $315,000. If the fair value of our common stock were to increase substantially from this level, the total charge would also increase substantially.

   Since inception, we have incurred net losses for federal and state tax purposes and have not recognized any tax provision or benefit. As of December 31, 1998, we had net operating loss carryforwards of approximately $15.2 million and $11.3 million for federal and state income tax purposes, respectively. The federal and state net operating loss carryforwards, if not utilized, expire through 2013 and 2003, respectively. We also have research and development credit carryforwards of approximately $313,000 and $178,000 for federal and state income tax purposes, respectively. The federal research and development credit carryforward expires, if not utilized, through 2013, while the state credit has no expiration. Federal and state tax laws impose significant restrictions on the utilization of net operating loss carryforwards in the event of a shift in our ownership that constitutes an "ownership change," as defined in Section 382 of the Internal Revenue Code. See Note 6 of Notes to Consolidated Financial Statements for additional information on these carryforwards.

   We have placed a valuation allowance against our net deferred tax assets due to the uncertainty surrounding the realization of these assets. We evaluate on a quarterly basis the recoverability of the net deferred tax assets and the level of the valuation allowance. When it is determined that it is more likely than not the net deferred tax assets are realizable, the valuation allowance will be reduced.

   For 1997 and prior years, we recognized revenues in accordance with the American Institute of Certified Public Accountants Statement of Position 91-1. Commencing in 1998, we began recognizing revenues in accordance with the American Institute of Certified Public Accountants Statement of Position 97-2, "Software Revenue Recognition," or SOP 97-2, as amended by Statements of Position 98-4 and 98-9. To date, our adoption of these new standards has not had any material effect on our revenue recognition. Further implementation guidelines relating to these standards may result in unanticipated changes in our revenue recognition practices, and these changes could affect our future revenues and earnings.

   In connection with this offering, subsequent to the issuance of our 1998 consolidated financial statements, our management determined that the fair value of the common stock used to calculate the value of warrants and deferred stock compensation relating to options issued to employees should be revised. As a result, the 1998 consolidated financial statements have been restated to recognize an additional $280,000 of sales and marketing expense, $3.2 million of deferred compensation and a corresponding increase in common stock. See Note 11 to the 1998 consolidated financial statements.

Results of Operations

   The following table sets forth, for the periods indicated, the statements of operations data as a percentage of total revenues.

                                                                 Six Months
                                            Years Ended          Ended June
                                            December 31,             30,
                                          --------------------   -------------
                                           1996    1997   1998   1998    1999
                                          ------   ----   ----   -----   -----
Revenues:
 License.................................     98 %   82 %   78 %    81 %   68 %
 Service.................................      2     18     22      19     32 %
                                          ------   ----   ----   -----   ----
   Total revenues........................    100    100    100     100    100
Cost of revenues:
 License.................................      2      1      6       2      5
 Service.................................     58     19     30      21     32
                                          ------   ----   ----   -----   ----
   Total cost of revenues................     60     20     36      23     37
Gross profit.............................     40     80     64      77     63
Operating expenses:
 Research and development................    415     89     52      67     26
 Sales and marketing.....................    240     91    114     158     80
 General and administrative..............    408     56     27      37     11
 Amortization of deferred stock
  compensation...........................     --     --      4       3      7
                                          ------   ----   ----   -----   ----
   Total operating expenses..............  1,063    236    197     265    124
                                          ------   ----   ----   -----   ----
Loss from operations..................... (1,023)  (156)  (133)   (188)   (61)
Interest income, net.....................     36      4      3       4      1
                                          ------   ----   ----   -----   ----
Net loss.................................   (987)% (152)% (130)%  (184)%  (60)%
                                          ======   ====   ====   =====   ====

Six Months Ended June 30, 1998 and 1999

 Revenues

   Total revenues increased from $2.4 million in the six months ended June 30, 1998 to $8.7 million in the six months ended June 30, 1999. License revenues increased from $2.0 million in the six months ended June 30, 1998 to $5.9 million in the six months ended June 30, 1999. The increase in license revenues was due primarily to an increase of $1.6 million in sales of additional ActiveWorks products and features to existing customers and, to a lesser extent, an increase of $2.3 million in sales of our products to new customers.

   Service revenues increased from $454,000 in the six months ended June 30, 1998 to $2.7 million in the six months ended June 30, 1999. The increase in service revenues was attributable primarily to an increase in consulting fees of $1.6 million as a result of the establishment of our professional services organization in the third quarter of 1998 and an increase in maintenance and support fees of $665,000 due to the growth of our customer base.

 Cost of Revenues

   Total cost of revenues increased from $553,000 in the six months ended June 30, 1998 to $3.3 million in the six months ended June 30, 1999. Cost of license revenues increased from $47,000 in the six months ended June 30, 1998 to $465,000 in the six months ended June 30, 1999. As a percentage of license revenues, cost of license revenues was 2% and was 8% in the six months ended June 30, 1998 and 1999, respectively. The growth in cost of license revenues as a percentage of license revenues and on an absolute basis was attributable primarily to a larger proportion of our products sold in the six months ended June 30, 1999 incorporating third-party technology for which we pay royalties. We anticipate that the cost of license revenues will increase in absolute dollars as we license additional products, although cost of license revenues will vary as a percentage of license revenues from period to period.

   Cost of service revenues increased from $506,000 in the six months ended June 30, 1998 to $2.8 million in the six months ended June 30, 1999. The growth in cost of service revenues was attributable primarily to an increase in personnel dedicated to support a larger number of customers. As a percentage of service revenues, cost of service revenues was 111% and 102% in the six months ended June 30, 1998 and 1999, respectively. Cost of service revenues has exceeded service revenues primarily because the growth rate of personnel engaged in our service operations has exceeded the rate of growth of our service revenues as we continue to invest in building the capability to support our customers. We anticipate that the cost of service revenues will increase in absolute dollars as we continue to expand our services offerings, although cost of service revenues may vary as a percentage of service revenues from period to period.

   Because the gross margin on license revenues is higher than the gross margin on service revenues, gross profit as a percentage of total revenues is affected by the mix of license and service revenues. We expect that this mix will fluctuate from quarter to quarter.

 Operating Expenses

   Research and Development. Research and development expenses consist primarily of compensation and related costs for research and development employees and contractors. Research and development expenses increased from $1.6 million in the six months ended June 30, 1998 to $2.3 million in the six months ended June 30, 1999. The increase was attributable primarily to the addition of personnel in our research and development organization associated with product development. As a percentage of total revenues, research and development expenses were 67% and 26% in the six months ended June 30, 1998 and 1999, respectively. We expect to continue to make substantial investments in research and development and anticipate that research and development expenses will continue to increase in absolute dollars, but may vary as a percentage of total revenues from period to period. In addition, research and development expenses in the third quarter of 1999 could be significantly increased if the performance improvements are achieved by a strategic partner, Intel Corporation, in connection with a warrant issued to Intel. For further details regarding this warrant, see "--Overview."

   Sales and Marketing. Sales and marketing expenses consist primarily of compensation and related costs for sales and marketing personnel and promotional expenditures. Sales and marketing expenses increased from $3.8 million in the six months ended June 30, 1998 to $7.0 million in the six months ended June 30, 1999. The increase was attributable primarily to the addition of 18 employees in sales and marketing and increased commissions related to increased revenues, and, to a lesser extent, costs associated with increased efforts to develop market awareness of our products and services. As a percentage of total revenues, sales and marketing expenses were 158% and 80% for the six months ended June 30, 1998 and 1999, respectively. We expect to continue increasing our marketing and promotional efforts and to hire additional sales personnel. Accordingly, we anticipate that sales and marketing expenses will increase in absolute dollars, but may vary as a percentage of total revenues from period to period.

   General and Administrative. General and administrative expenses consist primarily of personnel expenses, legal and accounting expenses and other general corporate expenses. General and administrative expenses increased from $889,000 in the six months ended June 30, 1998 to $993,000 in the six months ended June 30, 1999, due primarily to the addition of financial and management personnel. As a percentage of total revenues, general and administrative expenses were 37% and 11% in the six months ended June 30, 1998 and 1999, respectively. We expect that general and administrative expenses will increase in absolute dollars as we add personnel and incur additional costs related to the anticipated growth of our business and operation as a public company.

   Amortization of Deferred Stock Compensation. Options granted in 1998 and in the first quarter of 1999 have been considered to be compensatory as the estimated fair value for accounting purposes was greater than the exercise price as determined by the board of directors on the date of grant. The total deferred stock compensation associated with these options as of December 31, 1998 and June 30, 1999 amounted to $2.9 million and $4.1 million, respectively, net of amortization. These amounts are being amortized over the respective vesting periods of these equity arrangements, generally 50 months. Of the total deferred stock compensation, approximately $84,000 and $565,000 was amortized in the six months ended June 30, 1998 and 1999, respectively. We expect amortization of approximately $1,169,000 in 1999, $1,208,000 in 2000, $1,208,000 in 2001, $993,000 in 2002 and $122,000 in 2003 related to these options.

 Net Interest Income

   Net interest income consists primarily of interest earned on cash and cash equivalents, offset by interest expense related to obligations under capital leases. In the six months ended June 30, 1998 and 1999, net interest income was approximately $92,000 and $49,000, respectively. The decrease in net interest income was due primarily to decreased interest income earned on lower cash and cash equivalent balances.

Years Ended December 31, 1996, 1997 and 1998

 Revenues

   Total revenues were $285,000, $3.2 million and $7.6 million in 1996, 1997 and 1998, respectively. License revenues increased from $280,000 in 1996 to $2.6 million in 1997 and to $5.9 million in 1998. The increase in license revenues in 1997 was due primarily to increased sales of our ActiveWorks software products to new customers in 1997. The increase in 1998 was attributable to an increase of $1.5 million in sales to existing customers and to an increase of $1.8 million in sales of additional ActiveWorks products and features to existing customers. As a percentage of total revenues, license revenues were 82% and 78% for 1997 and 1998, respectively.

   Service revenues increased from $5,000 in 1996 to $568,000 in 1997 and to $1.7 million in 1998. As a percentage of total revenues, service revenues were 18% and 22% for 1997 and 1998, respectively. The increase in 1997 was attributable primarily to growth in our customer base. The increase in 1998 was attributable primarily to the establishment of our professional services organization in the third quarter of 1998, which resulted in $1.1 million of service revenues, with the remainder attributable to the growth of our customer base.

 Cost of Revenues

   Cost of license revenues increased from $6,000 in 1996 to $30,000 in 1997 and to $477,000 in 1998. As a percentage of license revenues, cost of license revenues was 1% and 8% for 1997 and 1998, respectively. The growth in cost of license revenues as a percentage of license revenues and on an absolute basis was attributable primarily to a larger proportion of our products sold incorporating third party technology for which we pay royalties.

   Cost of service revenues increased from $165,000 in 1996 to $623,000 in 1997 and to $2.3 million in 1998. The growth in cost of service revenues was attributable primarily to an increase in personnel dedicated to support a larger number of customers. As a percentage of service revenues, cost of service revenues was 110% and 135% for 1997 and 1998, respectively.

 Operating Expenses

   Research and Development. Research and development expenses increased from $1.2 million in 1996 to $2.8 million in 1997 and to $4.0 million in 1998. The increases during these periods were attributable primarily to the addition of personnel in our research and development organization associated with product development. As a percentage of total revenues, research and development expenses were 89% and 52% for 1997 and 1998, respectively.

   Sales and Marketing. Sales and marketing expenses increased from $685,000 in 1996 to $2.9 million in 1997 and to $8.7 million in 1998. The increases during these periods were attributable primarily to the addition of 12 employees in sales and marketing in 1997 and 17 employees in sales and marketing in 1998 and to increased commissions related to increased revenues and, to a lesser extent, to costs associated with increased efforts to develop market awareness of our products and services. As a percentage of total revenues, sales and marketing expenses were 91% and 114% for 1997 and 1998, respectively.

   General and Administrative. General and administrative expenses increased from $1.2 million in 1996 to $1.8 million in 1997 and to $2.1 million in 1998. The increases during these periods were due primarily to the addition of financial and management personnel. As a percentage of total revenues, general and administrative expenses were 56% and 27% of total revenues for 1997 and 1998, respectively.

   Amortization of Deferred Stock Compensation. Total deferred stock compensation as of December 31, 1998 amounted to $2.9 million. Amortization of deferred stock compensation was $336,000 in 1998.

 Net Interest Income

   Net interest income was $102,000, $129,000 and $271,000 in 1996, 1997 and
1998, respectively. The increases during these periods were due primarily to increased interest income earned on higher cash and cash equivalent balances as a result of convertible redeemable preferred stock financings in 1997 and 1998.

Quarterly Results of Operations

   The following table sets forth unaudited consolidated statements of operations data for the six quarters ended June 30, 1999, as well as this information expressed as a percentage of our total revenues for the periods indicated. This information has been derived from unaudited consolidated financial statements that, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this information when read in conjunction with our annual audited consolidated financial statements and related notes. The operating results for any quarter are not necessarily indicative of results for any future period. In connection with this offering, the quarterly amounts have been restated to reflect the revised value of warrants issued to non-employees for services rendered and deferred compensation relating to issuance of options to employees. See Note 11 to the 1998 consolidated financial statements.

                                          Three Months Ended(1)
                         ----------------------------------------------------------------
                         Mar. 31,   June 30,   Sept. 30,  Dec. 31,   Mar. 31,   June. 30,
                           1998       1998       1998       1998       1999       1999
                         --------   --------   ---------  --------   --------   ---------
                                   (in thousands, except percentages)
Consolidated Statements
 of Operations Data:
Revenues:
 License................ $ 1,247    $   708     $ 1,642   $ 2,303    $ 2,364     $ 3,558
 Service................     196        258         427       818      1,198       1,548
                         -------    -------     -------   -------    -------     -------
   Total revenues.......   1,443        966       2,069     3,121      3,562       5,106
Cost of revenues:
 License................       3         44         157       273        152         313
 Service................     236        270         629     1,155      1,227       1,577
                         -------    -------     -------   -------    -------     -------
   Total cost of
    revenues............     239        314         786     1,428      1,379       1,890
Gross profit............   1,204        652       1,283     1,693      2,183       3,216
Operating expenses:
 Research and
  development...........     619        994       1,208     1,150      1,060       1,216
 Sales and marketing....   1,626      2,169       2,392     2,482      3,146       3,810
 General and
  administrative........     406        483         603       577        476         517
 Amortization of
  deferred stock
  compensation..........      22         62          95       157        263         302
                         -------    -------     -------   -------    -------     -------
   Total operating
    expenses............   2,673      3,708       4,298     4,366      4,945       5,845
                         -------    -------     -------   -------    -------     -------
Loss from operations....  (1,469)    (3,056)     (3,015)   (2,673)    (2,762)     (2,629)
Interest income, net....      12         80          94        85         21          28
                         -------    -------     -------   -------    -------     -------
Net loss................ $(1,457)   $(2,976)    $(2,921)  $(2,588)   $(2,741)     (2,601)
                         =======    =======     =======   =======    =======     =======

Percentage of Total
 Revenues:
Revenues:
 License................      86 %       73 %        79 %      74 %       66 %        70 %
 Service................      14         27          21        26         34          30
                         -------    -------     -------   -------    -------     -------
   Total revenues.......     100        100         100       100        100         100
Cost of revenues:
 License................       *          5           8         9          4           6
 Service................      16         28          30        37         34          31
                         -------    -------     -------   -------    -------     -------
   Total cost of
    revenues............      16         33          38        46         38          37
Gross profit............      84         67          62        54         62          63
Operating expenses:
 Research and
  development...........      43        103          59        37         30          24
 Sales and marketing....     113        225         116        80         88          75
 General and
  administrative........      28         50          29        18         13          10
 Amortization of
  deferred stock
  compensation..........       2          6           5         5          7           6
                         -------    -------     -------   -------    -------     -------
   Total operating
    expenses............     186        384         209       140        138         115
                         -------    -------     -------   -------    -------     -------
Loss from operations....    (102)      (317)       (147)      (86)       (76)        (52)
Interest income, net....       1          8           5         3          1           1
                         -------    -------     -------   -------    -------     -------
Net loss................    (101)%     (309)%      (142)%     (83)%      (75)%       (51) %
                         =======    =======     =======   =======    =======     =======

- --------
 * Less than 1%

   License revenues increased in each of the quarters ended September 30, 1998, December 31, 1998, March 31, 1999 and June 30, 1999 due to increased sales of our ActiveWorks software products to new customers and increased sales of additional ActiveWorks products to existing customers. License revenues declined from $1.2 million in the quarter ended March 31, 1998 to $708,000 in the quarter ended June 30, 1998, due primarily to the delay in a significant purchase by a customer, which was subsequently recognized in the quarter ended September 30, 1998. Service revenues generally increased in each of the quarters presented above, due primarily to the increasing size of our customer base.

   Cost of license revenues and cost of service revenues increased in each of the quarters ended June 30, 1998, September 30, 1998 and December 31, 1998, both in absolute dollars and as a percentage of related revenues. These increases were attributable primarily to increases in the number of service professionals to support ongoing maintenance and support of our growing customer base and to increased sales of our ActiveWorks software products. The increases in cost of service revenues in absolute dollars in the quarters ended September 30, 1998, December 31, 1998, March 31, 1999 and June 30, 1999 were also attributable to the establishment of our professional services organization in the third quarter of 1998.

   Our operating expenses have increased in absolute dollars in connection with investment in the growth of our business and operating structure. Total operating expenses have decreased as a percentage of total revenues in the quarters ended September 30, 1998, December 31, 1998, March 31, 1999 and June 30, 1999. Sales and marketing expenses increased in absolute dollars in each of the quarters presented above as a result of increased spending for salaries and commissions, public relations and promotional expenses. Research and development expenses decreased in absolute dollars in the quarters ended December 31, 1998 and March 31, 1999 and decreased as a percentage of total revenues in the quarters ended September 30, 1998, December 31, 1998, March 31, 1999 and June 30, 1999. This decrease was due primarily to decreasing reliance on outsourcing for documentation and quality assurance. While we expect that research and development expenses will increase significantly over the next 18 months, they may vary as we develop new products and enhance existing products. In addition, research and development expenses in the third quarter of 1999 could be significantly increased if the performance improvements are achieved by a strategic partner, Intel Corporation, in connection with a warrant issued to Intel. For further details regarding this warrant, see "--Overview."

   The amount and timing of our operating expenses generally will vary from quarter to quarter depending on our level of actual and anticipated business activities. Our revenues and operating results are difficult to forecast and will fluctuate, and we believe that period-to-period comparisons of our operating results will not necessarily be meaningful. As a result, you should not rely upon them as an indication of future performance. It is likely that our future quarterly operating results from time to time will not meet the expectations of security analysts or investors, which would likely cause the price of the common stock to decline.

Liquidity and Capital Resources

   Since inception, we have financed our operations primarily through private sales of convertible redeemable preferred stock, which totaled $25.1 million in net proceeds through June 30, 1999. We have also financed our operations through a line of credit, under which $3.3 million was outstanding as of June 30, 1999. As of June 30, 1999, we had $6.7 million of cash and cash equivalents.

   Net cash used in operating activities was $2.5 million, $4.8 million and $9.0 million in 1996, 1997 and 1998, respectively, and $3.2 million in the six months ended June 30, 1999. For 1997, cash used by operating activities was attributable primarily to a net loss of $4.9 million and an increase in accounts receivable of $1.5 million, offset in part by an increase in deferred revenues of $606,000

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

and an increase in accrued compensation and related benefits of $582,000. For 1998, cash used by operating activities was attributable primarily to a net loss of $9.9 million and an increase in accounts receivable of $1.8 million, offset in part by an increase in deferred revenues of $432,000 and increases in other accrued liabilities and accounts payable. For the six months ended June 30, 1999, cash used by operating activities was attributable primarily to a net loss of $5.3 million, offset in part by an increase in accounts receivable of $727,000, an increase in accounts payable of $678,000 and an increase in deferred revenues of $899,000. Our sales cycle is lengthy and unpredictable, and could cause our quarterly revenues and operating results to fluctuate. Any change in our sales cycle could adversely affect the amount of cash provided by our operating activities.

   Net cash used in investing activities was $336,000, $642,000 and $711,000 in 1996, 1997 and 1998, and $1.2 million in the six months ended June 30, 1999. For each of these periods, cash used in investing activities was attributable primarily to purchases of property and equipment.

   Net cash provided by financing activities was $4.2 million, $6.9 million and $14.3 million in 1996, 1997 and 1998, and $3.7 million in the six months ended June 30, 1999. For each of 1996, 1997 and 1998, cash provided by financing activities was attributable primarily to proceeds from the issuance of convertible redeemable preferred stock. In addition, we received proceeds of $401,000 in 1996 from an equipment loan, of which $164,000 in principal amount was outstanding at June 30, 1999. For the six months ended June 30, 1999, cash provided by financing activities was attributable primarily to amounts drawn under a line of credit secured by equipment and receivables.

   As of June 30, 1999, our principal commitments consisted of obligations outstanding under operating leases and equipment loans. Although we have no material commitments for capital expenditures, we anticipate that capital expenditures and lease commitments will increase, consistent with our anticipated growth in operations, infrastructure and personnel. For 1999, we anticipate that capital expenditures will be at least $1.5 million. We also may establish additional operations as we expand globally.

   We anticipate that our liquidity needs for at least the next eighteen months will be met by the net proceeds from this offering, together with our current cash and cash equivalents. After this time, we cannot assure you that cash generated from operations will be sufficient to satisfy our liquidity requirements, and we may need to raise additional capital by selling additional equity or debt securities or by obtaining a credit facility. If additional funds are raised through the issuance of debt securities, these securities could have rights, preferences and privileges senior to holders of common stock, and the terms of these securities could impose restrictions on our operations. The sale of additional equity or convertible debt securities could result in additional dilution to our stockholders, and we cannot be certain that additional financing will be available in amounts or on terms acceptable to us, if at all. If we are unable to obtain this additional financing, we may be required to reduce the scope of our planned product development and marketing efforts, which could harm our business, financial condition and operating results.

Year 2000

   Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These systems and software products will need to accept four digit entries to distinguish 21st century dates from 20th century dates. This problem may result in software failures or the creation of erroneous results.

   We have conducted a year 2000 readiness review for the current versions of our products. The review includes assessment, implementation and validation testing. We have largely completed all phases of this plan for the current versions of our products. As a result, we believe all current versions of our products are capable of properly distinguishing between 20th and 21st century dates,

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

when configured and used in accordance with the related documentation, and provided that the underlying operating system of the host machine and any other software used with our products are also capable of properly distinguishing between 20th and 21st century dates.

   We are testing software obtained from third parties that is incorporated into our products, and we have requested that our vendors confirm that their software is capable of properly distinguishing between 20th and 21st century dates. We have been informed by many of our vendors that their products that we use are capable of properly distinguishing between 20th and 21st century dates. Despite testing by us and by current and potential customers, and assurances from developers of products incorporated into our products, our products may contain undetected errors or defects associated with year 2000 date functions. Known or unknown errors or defects in our products could result in delay or loss of revenues, diversion of development resources, damage to our reputation, or increased service and warranty costs, any of which could harm our business. Some commentators have predicted significant litigation regarding year 2000 compliance issues, and we are aware of lawsuits against other software vendors. Because of the unprecedented nature of this litigation, it is uncertain whether or to what extent we may be affected by it.

   Our internal systems include our information technology systems and non-information technology systems. We have completed an assessment of our material internal information technology systems and non-information technology systems. We expect to complete validation testing of our information technology systems and related contingency planning by August 31, 1999. To the extent that we are not able to test the technology provided by third-party vendors, we are seeking assurances from vendors that their systems are year 2000 compliant. We are not currently aware of any material operational issues associated with preparing our internal information technology systems and non-information technology systems for the year 2000. However, we may experience material unanticipated problems or additional costs caused by undetected errors or defects in the technology used in our internal information technology systems and non-information technology systems.

   We do not currently have any information concerning the year 2000 compliance status of our customers. If our current or future customers fail to achieve year 2000 compliance or if they divert technology expenditures, especially technology expenditures that were earmarked for our products, to address year 2000 compliance problems, our business could suffer.

   We have funded our year 2000 plan from available cash and have not separately accounted for these expenses in the past. To date, these expenses have not been material and have totaled less than $200,000. Most of our expenses have related to, and are expected to continue to relate to, the operating costs associated with time spent by employees in the evaluation process and year 2000 compliance matters generally. We expect to incur no more than an additional $300,000 to verify that our products, information technology systems and non-information technology systems are capable of properly distinguishing between 20th century and 21st century dates. In addition, we may experience material problems and expenses associated with year 2000 compliance that could adversely affect our business, results of operations and financial condition. Finally, we are also subject to external forces that might generally affect industry and commerce, such as year 2000 compliance failures by utility or transportation companies and related service interruptions.

   We do not have a formal contingency plan to address any unanticipated year 2000 problems that may occur in our products or our internal systems. If these problems arise, we expect to make the necessary expenditures to assess and remedy these problems. We cannot currently estimate the amount or timing of these potential expenditures. They may be significant and could have an adverse effect on our business.


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

Accounting Standards

   In June 1997, the Financial Accounting Standards Board issued accounting statement No. 130, Reporting Comprehensive Income, which requires an enterprise to report, by major components and as a single total, the change in its net assets during the period from nonowner sources. We had no comprehensive income items to report, other than net loss, for any of the periods presented. The FASB also issued accounting statement No. 131, Disclosures About Segments of an Enterprise and Related Information, which establishes annual and interim reporting standards for an enterprise's business segments and related disclosures about its products, services, geographic areas and major customers. We currently operate in one reportable segment.

   In March 1998, the American Institute of Certified Public Accountants issued SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. This standard requires companies to capitalize qualifying computer software costs, which are incurred during the application development stage, and amortize them over the software's estimated useful life. SOP 98-1 is effective for fiscal years beginning after December 15, 1998. We are currently evaluating the impact of SOP 98-1 on our financial statements and related disclosures.

   In June 1998, the Financial Accounting Standards Board issued accounting statement No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement requires companies to record derivatives on the balance sheet as assets or liabilities measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. SFAS No. 133 will be effective for us beginning in 2001. We are currently evaluating the impact of SFAS No. 133 on our financial statements and related disclosures.


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

                                    BUSINESS

Overview

   We are a provider of electronic business integration software that provides our customers with a platform for the seamless, real-time integration of packaged and custom software applications, both internally and across their networks of customers, suppliers and partners. Our Active Works Integration System enables our customers to accelerate their time to market for products and services, enhance their relationships with customers, suppliers and partners and substantially reduce their operating and information technology costs. Our customers use our platform to link their disparate applications without costly and time-consuming custom programming, enabling them to quickly and cost-effectively take full advantage of their long-term investments in systems and technologies to compete in today's rapidly changing electronic business environment. We have designed the ActiveWorks Integration System to provide a highly flexible and adaptable electronic business integration platform that can be deployed quickly and changed easily in response to evolving business requirements. In addition, we partner with a broad range of system integrators and hardware, software and service providers in order to offer our customers a comprehensive integration solution. Our ActiveWorks Integration System has received numerous awards from the industry press, including Datamation's 1999 Product of the Year, DataComm Magazine's Hot Products for network software, Best Business Automation Software in Upside Magazine's Hot 100 Private Companies in 1998 and a Crossroads A-List Award in 1998.

Industry Background

   Over the past decade, enterprise computing environments have undergone a significant transformation. This transformation has been driven by accelerating organizational demands for flexibility, efficiency, and speed in order to more effectively respond to a rapidly changing business environment and increasingly global marketplace. In parallel, there has been a shift from in-house, custom development of mission-critical applications to the purchase of these applications and related services from third-party vendors. Packaged applications have spread throughout the enterprise to address many highly strategic business functions, including resource planning, management of supply and distribution networks, customer relationship management, sales force automation, business decision support and e-commerce. In this new corporate environment, a single business process can require access to data and information from many distinct applications, none of which are designed to communicate seamlessly and in real time with the others.

   Companies have invested an enormous amount of financial and technical resources in developing and deploying a broad range of packaged and custom applications. To take full advantage of these investments, it has become critical for companies to efficiently integrate these applications. META Group estimates that the average Fortune 1000 company maintains 49 distinct enterprise applications and spends from one-quarter to one-third of its total information technology budget on integration-related efforts. The complexity of this integration challenge has historically required time-consuming, expensive, custom-developed in-house solutions or third-party specialized consulting and system integration services. More recently, the market for third-party enterprise application integration, or EAI, software has emerged to provide this integration capability as a packaged solution. Driven by the increasingly business-critical need for integration, the application and data integration software market is projected by the Yankee Group to reach a total size of $5 billion by 2001. We cannot assure you that this estimate will be achieved.

   Against this backdrop, the explosive emergence of the Internet has further changed the nature and pace of business operations and competition. Companies are now able to conduct business electronically through an Internet-enabled real-time network of customers, suppliers and partners. As a result, the ability to operate as an electronic business has become a critical strategic objective.

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


Companies need to integrate all aspects of their enterprises, including back-office operations and processing, front-office applications, such as sales, marketing and customer service, and supplier management systems, such as planning, sourcing, purchasing, fulfillment and inventory control. For example, a company can now give suppliers and partners real-time electronic access to its scheduling, billing and inventory information, thereby enhancing communication, reducing operating costs and creating a networked organization that takes advantage of supplier and partner strengths in ways not previously possible. To compete successfully, a company needs an integration platform that allows it to adapt quickly to changing market conditions, accelerate time to market, enhance relationships with customers, suppliers and partners, and reduce operating costs.

   We believe that traditional integration and EAI solutions fail to fully capitalize on the benefits of Internet technologies and do not adequately address the challenges of this electronic business environment. These solutions are often inflexible and rigid, lack key functionality, such as security and integration management and monitoring, and do not offer the speed of implementation and time-to-market benefits required in today's business environment. As a result, we believe that there is a significant opportunity for a vendor who can provide a platform that enables seamless, real-time and efficient integration across widely distributed and disparate computing environments. This platform needs to provide the following key capabilities:

  . Comprehensive, Robust Solution: a comprehensive, packaged solution for electronic business integration that does not require substantial custom programming and includes a broad portfolio of integration and management facilities;

  . Dynamic Adaptability: a system designed to adapt quickly and efficiently to changing business operations, rules and processes, and to accommodate change without additional programming;

  . Scalability: a system that easily accommodates a wide range of transaction and data flow volumes across locally and globally-distributed networks;

  . Extensibility: flexibility to allow for the efficient incorporation of and integration with evolving technologies;

  . Security: inherent state-of-the-art security and administrative capabilities designed for an enterprise operating in an electronic business environment with its customers, suppliers and partners; and

  . Management and Monitoring: efficient, easy-to-use and centralized management and monitoring of the integration platform and all of its components.

The Active Software Solution

   We develop, market and support an electronic business integration platform that enables our customers to more quickly expand and capitalize upon greater business opportunities. The ActiveWorks Integration System connects a wide range of enterprise applications and systems and provides a comprehensive software platform for integrating these applications with minimal custom programming.

   We believe the ActiveWorks platform provides the following compelling and strategic business benefits to our customers:

  . Accelerates Time to Market. The ActiveWorks platform enables our customers to accelerate time to market for new products and services by integrating and synchronizing the information flow between enterprise applications in an electronic business environment. By enabling the close interaction of customers, suppliers and partners, the ActiveWorks solution provides the integration platform for the seamless exchange of relevant information internally

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

   and across the enterprise's network of customers, suppliers and partners. In addition, the platform is readily adaptable to changing business and computing environments, providing the business flexibility to respond in real time to changes in either the external market or internal computing environment. The architecture, dynamic adapter portfolio and management and monitoring functionality all provide an enhanced level of adaptability to changes in business processes and rules in an evolutionary manner with minimal disruption to business operations.

  . Improves Customer and Supplier Interaction. The ActiveWorks platform, by enabling scalable and secure electronic business, can enhance our customers' business relationships with their customers and suppliers. We offer a comprehensive, robust solution for integration across traditional business boundaries, providing the information link to customers and suppliers and greatly enhancing an organization's ability to respond quickly, accurately and effectively to customer and supplier needs.

  . Reduces Operational Costs. The ActiveWorks platform is designed to enable our customers to operate in a more efficient and streamlined manner, significantly reducing their operational costs. Our customers are able to take advantage of the capabilities of the ActiveWorks platform to interact electronically with customers, suppliers and partners in a cost-effective manner. In addition, our platform minimizes the need for time-consuming and expensive custom programming, reducing the number of highly skilled programmers required to implement and maintain our system. The ActiveWorks solution is not only designed for rapid initial deployment, but also can be efficiently altered in response to an upgrade or replacement of a specific application or an internal or external business process change. As a result, our solution substantially reduces the installation and maintenance costs associated with other integration approaches.

   In addition to these business benefits, our platform is differentiated from other integration solutions through the following core competencies, which we believe enable us to deliver faster time to integration than the solutions offered by our competitors:

  . Comprehensive and Robust Platform. Our platform, the ActiveWorks
    Integration System, provides an integration architecture upon which our customers can develop strategic electronic business initiatives. We offer a comprehensive platform for electronic business integration, including base integration functionality, a broad set of dynamic adapters for integrating a wide variety of applications across multiple operating systems, and management and monitoring capabilities. In addition, in order to provide the security capabilities critical to operating an effective electronic business, we embed security features throughout our platform, rather than merely layering them on top. Our platform is designed to provide the reliability required for mission-critical operations, even against network, hardware or software failures. We believe that the comprehensive and robust nature of our platform approach assures our customers that their eBusiness needs can be met today and in the future.

  . Dynamic Adapters. We maintain and continue to expand our portfolio of dynamic adapters for integrating a wide variety of applications across multiple operating systems. These adapters, which connect individual software applications to the ActiveWorks platform, are readily configurable and easily reconfigurable to meet constantly changing application requirements and specifications. This broad portfolio of dynamic adapters substantially reduces the need for the custom programming often required with other integration solutions. Our development and production efforts are supported by third parties that build Active Software-certified adapters, which facilitates the pervasive adoption of the ActiveWorks Integration System as a standard integration platform.

  . Flexibility and Adaptability to Change. Because our customers' needs are not static, we have designed our solution to be dynamic. Since little or no custom programming is required, the ActiveWorks platform provides the flexibility to respond quickly and effectively to changes in business operations, rules and processes both inside the company and across its network

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

   of customers, suppliers and partners. In addition, the ActiveWorks platform is designed to allow the efficient incorporation of, and integration with, evolving technologies and standards.

  . Scalability. We provide global information sharing, guaranteed delivery and transparent information routing across geographic regions. Our software is designed to be expandable not only across a customer's existing organization, but throughout its network of customers, suppliers and partners. As a result, our architecture not only scales to match the number of transactions, but also scales across geographies.

  . Embedded Security. Security is a high priority for Internet and electronic business needs and will become increasingly important in a global economy. Our implementation of security mechanisms allows integration to be safely extended to applications running at customer, supplier or partner sites and can be selected to fit current needs and then adjusted to fit future requirements.

  . Management and Monitoring Capabilities. Our ActiveWorks solution allows systems administrators to view business event transmissions, both in real time and historically. Our graphical management and monitoring capabilities provide a unified view of the interactions among the applications, which reduces the cost and time required for system-wide maintenance.

The Active Software Strategy

   Active Software's mission is to establish the ActiveWorks Integration System as the leading platform for electronic business integration worldwide. Key elements of this strategy include:

 Facilitate Broad Acceptance and Deployment of Our Electronic Business Integration Platform

   Our objective is to establish the ActiveWorks Integration System as the electronic business integration platform of choice across multiple industries. To facilitate this broad acceptance, we have designed our platform to be open, extensible and broadly applicable to many different markets. For example, we have licensed the ActiveWorks Integration System to leading enterprises in the financial services, technology, telecommunications, government, utilities, retail, manufacturing and transportation industry sectors. We intend to continue leveraging our existing customers to serve as reference accounts in order to further penetrate these markets, as well as to expand into other markets. An important aspect of our strategy has been to develop partnerships with organizations that extend our market reach and supplement and complement our capabilities, particularly in providing expertise with respect to specific large markets. By working together to meet our customers' needs, we can become an integral part of their electronic business strategy, which provides significant additional opportunities for us to grow with our customers going forward.

 Enhance Our Technological Leadership through Ongoing Investment and Innovation

   We expect to continually add to the depth and breadth of the ActiveWorks Integration System, always with the ultimate objective of making electronic business integration faster and easier for our customers. We believe that ongoing innovation will be critical to realizing this objective and building technological barriers to entry. Our key technical personnel have been recognized as innovators in integration, middleware and networking technologies. For example, Rafael Bracho, our co-founder, was recognized in 1996 by Network Computing Magazine as the Network Technology Driver of the Year. In addition, our ActiveWorks Integration System has received numerous awards from the industry press, including Datamation's 1999 Product of the Year, DataComm Magazine's Hot Products for network software, Best Business Automation Software in Upside Magazine's Hot 100 Private Companies in 1998 and a Crossroads A-List Award in 1998. We believe that the recognition

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

by industry analysts and the media of our technical achievements is important in increasing market awareness and generating business referral opportunities.

 Provide a Complete Electronic Business Integration Solution

   We recognize that solving the integration challenges facing our customers is critical to the continued success of their businesses. Our approach is designed to help them meet those challenges by offering a comprehensive electronic business integration solution. We intend to continue to enhance and expand the capabilities of our products in order to continue to provide our customers with a comprehensive electronic business integration platform. The ActiveWorks Integration System incorporates the Information Broker, dynamic adapters and management facilities necessary to provide a robust platform for electronic business integration. In addition, we have developed a methodology that enables our customers to develop a focused integration strategy and implementation plan. This methodology is accompanied by pre-built standard integration processes that can be readily customized and deployed. Finally, we understand that our customers' success is paramount and we partner with a variety of third parties whose capabilities both complement and augment our own in order to assist our customers in rapidly delivering successful business results.

 Leverage Our Partnerships with System Integrators and Service, Distribution and Marketing Partners

   We intend to expand and strengthen our partnerships with system integrators and service, distribution and marketing partners in order to provide services and sales leverage to our software product-based business model. We have established a series of partnerships and alliances with system integrators, such as American Management Systems, Inc., Cambridge Technology Partners, Inc. and Electronic Data Systems, and service, distribution and marketing partners, such as BroadVision, Inc., Cisco Systems, Inc., Hewlett-Packard Company, Siebel Systems, Inc. and Sun Microsystems, Inc. These partnerships and alliances provide an extension of our direct sales force through our joint promotional and selling efforts and enable us to reach a broader range of customers than would be possible through our sales force alone. These relationships also enable us to focus on being the provider of electronic business integration software, leveraging our unique capabilities and technologies while providing our customers with a comprehensive solution and enabling us to scale our business more quickly, effectively and inexpensively.

 Continue Our Commitment to Customer Satisfaction

   We understand that in order for us to be successful, our customers must be successful. We are committed to customer satisfaction throughout our organization, and we endeavor to provide our customers with the highest quality products and services, directly and through our partners. We also intend to continue leveraging our existing customers to serve as reference accounts for prospective customers. In order to accomplish this, we invest substantial time and effort in testing our products and working closely with our customers to quickly address any issues that arise. Our in-house professional services efforts are focused on providing both our customers and our partners with the technical assistance and capabilities required to ensure smooth implementation of our eBusiness integration solution. We carefully select partners who share our commitment to high quality work and outstanding customer service.

Products and Services

   We market the ActiveWorks Integration System and professional services that support our customers' and partners' use of our products. In addition, our Active Integration Methodology provides a framework for accelerating integration projects implemented by our customers and our system integrator partners.

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

 ActiveWorks Integration System

   The ActiveWorks Integration System consists of a number of products that work together to provide our customers with a comprehensive integration platform. These products include the ActiveWorks Designer for graphically designing integration projects; the Information Broker, which provides the underlying technology for integrating different sources of data in real time; Dynamic Adapters, which provide connectivity to applications and systems; Integration Agents, which provide a mechanism for extending integration projects with specialized code; Graphical Integration Tools, which provide for the configuration of the system; and Graphical Management and Monitoring Tools, which make the integration platform easy to deploy, manage and maintain.

  . ActiveWorks Designer. The ActiveWorks Designer provides a visual point-and-click environment for designing and testing an integration project. The ActiveWorks Designer supports the industry standards for process modeling and design. Once the design for integration is complete, the ActiveWorks Designer automatically generates the underlying code and configuration information. The ActiveWorks Designer also supports automatic simulation of the integration, testing and project reporting, thereby decreasing the likelihood of errors during an integration project. The ActiveWorks Designer implements the Active Integration Methodology and eliminates much of the custom programming involved in integrating complex systems.

  . ActiveWorks Information Broker. The Information Broker is the central component of the ActiveWorks Integration System. The Information Broker resides on a server and mediates requests to and from applications, providing essential queuing, filtering, routing and storage of information in a secure manner. The Information Broker ensures that events are delivered once, and only once. ActiveWorks' scalable architecture simplifies systems integration because all collaborating applications communicate through the Information Broker, rather than in a more complex point-to-point fashion.

  . Information Broker Options. Our customers may choose the following
    Information Broker options, which increase functionality and enhance the ability of ActiveWorks to support mission-critical electronic business integration projects:

    . The Multi-Broker Option enables an unlimited number of Information
      Brokers to be configured to provide information sharing and automatic information delivery throughout the enterprise, including its network of customers, suppliers and partners. Multiple Information Brokers collaborate to provide a single integrated system that efficiently delivers information among applications.

    . The High Availability Option ensures uninterrupted availability without data loss through server outages.

    . The Secure Socket Layer, or SSL, Option enables customers to send encrypted data with digital signature authentication.

  . ActiveWorks Dynamic Adapters. Dynamic adapters connect individual software applications to the ActiveWorks platform. Active Software and its partners have developed a large number of dynamic adapters that work with many enterprise applications and systems, including:

    . front office and e-commerce applications, including those from Clarify, Inc., Siebel Systems, Inc., The Vantive Corporation and InterWorld Corporation;

    . back office enterprise applications, including those from PeopleSoft, Inc. and SAP;

    . relational databases, including those from IBM (DB2), Informix
      Corporation, Microsoft Corporation (SQL Server), Oracle Corporation and Sybase, Inc.;


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

    . mainframe and other data sources, such as IBM 3270, CICS and MQ
      Series; and

    . custom applications developed using ActiveX, C, C++, CORBA and the Java language.

      Our breadth of dynamic adapters enables easier and faster integration of additional applications to an electronic business integration solution or project. The wide range of dynamic adapters available from Active Software and its partners give ActiveWorks a scope of integration not available from other integration solution providers. We believe that our


   ActiveWorks dynamic adapters are also more configurable and adaptable than approaches available from other vendors. ActiveWorks dynamic adapters enable new functionality in the integrated application to become immediately and automatically available to the rest of the system.

  . ActiveWorks Adapter Development Kit. The ActiveWorks Adapter Development
    Kit enables customers, partners and independent software vendors to create their own custom dynamic adapters for the ActiveWorks platform, which further extend the capabilities of the ActiveWorks Integration System. Virtually any application can be integrated through the use of custom adapters created with the Adapter Development Kit, thereby ensuring that customers can successfully integrate their current applications, as well as applications which may be developed or acquired in the future.

  . ActiveWorks Integration Agents. ActiveWorks Integration Agents provide additional integration logic and data transformation to meet demanding integration requirements. The Integration Logic Agent extends the processing capabilities of the integrated system by providing a framework for managing and executing custom code written in the Java language. The Business Rule Agent monitors events and specifies the processing of these events based on the application of business rules. The Data Transformation Agent performs complex transformations to enable incompatible data types to be exchanged across applications using complex data formats such as Electronic Data Interchange, or EDI, and Extensible Markup Language, or XML.

  . ActiveWorks Graphical Integration Tools. ActiveWorks Graphical
    Integration Tools enable the Information Broker and dynamic adapters to be configured or reconfigured in real time, eliminating the need for expensive custom programming.

  . ActiveWorks Graphical Management and Monitoring Tools. ActiveWorks
    Graphical Management and Monitoring Tools facilitate the rapid deployment of electronic business integration solutions using the ActiveWorks platform. These tools have an easy-to-use graphical point-and-click interface that provides users with insight regarding the activity of a deployed ActiveWorks system.

 The Active Integration Methodology

   Designed to rapidly deliver successful business results, the Active Integration Methodology involves project planning, integration analysis and design, best practices mentoring and quality assurance testing. The Active Integration Methodology consists of standard business integration processes and an integration framework, all of which help customers and partners complete integration projects more quickly.

  . Integration Processes are pre-built standard business integration solutions that synchronize information and coordinate business processes across multiple enterprise applications. Integration processes have been developed for common business requirements, including customer synchronization, customer support billing, account status, bill of materials and order/inventory status. All of these pre-built integration processes can be used as provided, or customized to fit the particular business requirements.

  . The Integration Framework consists of templates for creating custom integration processes as quickly as possible. With Active Software's expertise built-in, the Integration Framework enables customers to focus on developing the content of their business processes, rather than the underlying technology formats. The Integration Framework is typically used when there is no pre-built integration process available or when it is necessary to develop a customer-specific process for the integration project.

 Professional Services

   Our professional services include training, consulting, support and maintenance. Support and maintenance services are provided to our customers through agreements under which we provide technical support by telephone, fax, email and the Web during business hours and provide updates and upgrades to our software products. In addition, customers can elect optional services such as emergency coverage on a 24 hours per day, seven days per week basis and dedicated technical account managers. We also provide customer training at our Santa Clara, California facility and other locations, with coursework related to various aspects of our electronic business integration solution.

   While we generally partner with system integrators to provide services such as project implementation and management to our customers, our professional services organization also directly supports our customers by providing services related to electronic business integration mentoring, integration process design and custom adapter development.

Strategic Partners

   System Integrators. We have a software product-based business model that leverages system integrator partners who jointly or separately provide a range of services to our customers, including first-line technical support and project implementation services. Accordingly, we have established a series of partnerships with system integrators worldwide. These partnerships allow us to maintain our focus as a product company while simultaneously obtaining sales, technical and service leverage through our partners to provide our customers with a comprehensive eBusiness integration solution. The following is a representative list of our system integrator partners:

     . Alodar Systems, Inc.                 .Inventa Corporation
     . American Management Systems, Inc.    .Inffinix Software
     . Cambridge Technology Partners, Inc.  .KPMG
     . Catapult Communications Corporation  .ObTech, Inc.
     . DMR Consulting Group                 .Primix Solutions, Inc.
     . Electronic Data Systems Corporation  .Siemens Business Services
     . Fort Point Partners

   Solution and Complementary Partners. An important part of our strategy is to work with solution and complementary partners who have capabilities that can complement and augment our electronic business integration solution and extend our market reach. Many of these partners package or incorporate our products with their products or solutions, enabling us to create combined offerings that address specific problems, reach specific markets and provide more complete and tailored offerings. The following is a representative list of our solution and complementary partners:

     . Aspect Telecommunications Corporation  .Moss Software, Inc.
     . Baan Company, N.V.                     .Newtonian Software, Inc.
     . Blue Lobster Software                  .PeopleSoft, Inc.
     . BroadVision, Inc.                      .Perot Systems Corporation
     . Calico Commerce, Inc.                  .Pivotal Software Inc.
     . Cisco Systems, Inc.                    .Siebel Systems, Inc.
     . Clarify, Inc.                          .Sun Microsystems, Inc.
     . Hewlett-Packard Company                .Technology House
     . InterWorld Corporation                 .The Vantive Corporation
     . LongView Solutions

Technology

   Our ActiveWorks Integration System is based on an innovative architecture that enables the integration of disparate enterprise applications, such as custom and packaged applications, databases and e-commerce applications. As a result, these applications can exchange information in real time, enabling a business to operate faster and more efficiently and to use intranets and the Internet to conduct electronic transactions internally and with customers, suppliers and partners. This new way of implementing business processes across applications minimizes the need for expensive custom programming.

   Overview of the ActiveWorks Integration System

   In the ActiveWorks Integration System, integrated applications exchange messages called events. An event can announce a business event, such as "order shipped" or request a service, such as "retrieve X's current bill." The software components that connect an integrated application to the ActiveWorks Integration System are called adapters. An adapter subscribes to events that are related to its application and translates between the application's programming interface, or API, and the event. When the adapter receives an event, it invokes the API to make the application do what the event says needs to be done. The adapter may also be invoked by its application, in which case it publishes an event, typically a notice that announces to the rest of the system that something has happened in the application--for example, a notice that an order has been shipped. Adapters do not communicate directly with each other. Instead they send events to, and receive events from, an Information Broker, which is the hub of the ActiveWorks Integration System. In effect, the Information Broker serves as an operating system for events and handles event queuing, delivery, filtering and security checking.

   Individual customers select the various ActiveWorks components appropriate to their needs and use them to integrate their existing applications to fulfill their business requirements. Regardless of the individual variations of unique installations, all ActiveWorks systems include the necessary attributes for a robust electronic business integration platform: scalability, security, adaptability and extensibility.

 Scalability

   The ActiveWorks Integration System can be distributed and expanded incrementally by simply adding multiple Information Brokers between the integrated applications. An initial hub-and-spoke configuration deployed for internal use can be incrementally expanded to a multi-hub configuration. The addition of Information Brokers enables the ActiveWorks Integration System to support more simultaneous connections to applications and provide faster response to each connection, while reducing traffic that flows across the network backbone. In addition, expanding a single-broker system to a multi-broker system requires no changes to the applications and their adapters, and administrators can manage a multi-broker system in the same manner as a single-broker system. Instead of requiring administrators to replicate configuration changes across multiple brokers, the brokers propagate the changes themselves.

 Security

   The ActiveWorks Integration System incorporates a wide range of security features that address critical electronic business security issues arising from global operations, business transactions conducted over the Internet and the integration of applications at partner or vendor sites. These security features include:

  . Territories and territory gateways. Multiple brokers can be employed to scale and distribute integration both within an electronic business and among electronic businesses.

   Using multi-broker features called territories and territory gateways, select communications can securely take place with applications running at partner or vendor sites.

  . Encryption. The ActiveWorks Integration System uses the same state-of-the-art encryption standard (SSL) and encryption technology (public key) that are widely used to protect e-commerce.

  . Digital signatures. A digital signature is an encrypted message digest that can detect events that have been tampered with or otherwise corrupted during transmission. A receiver can tell if an event has arrived intact by computing its own message digest and comparing it with the digest transmitted with the event.

  . Digital certificates. Analogous to a passport, a digital certificate is a digital document that cannot be forged. The digital certificate attests that the public key in the certificate really belongs to the subject named in the certificate. Digital certificates can be used to detect and authenticate adapters or users.

  . Authorization. The ActiveWorks Integration System limits a user's or an application's ability to perform only those functions for which it has been specifically authorized. The authorization capability controls access to and distribution of critical business information.

 Adaptability

   We produce many dynamic adapters that enable interfacing with a wide range of packaged applications (including those from SAP, PeopleSoft and Clarify); databases (including those from Oracle, Sybase and Informix); custom applications developed using ActiveX, C, C++, CORBA and the Java language; and mainframe and other data sources (including CICS and MQ Series). In addition, ActiveWorks offers an Adapter Development Kit that enables third parties to develop additional dynamic adapters.

   ActiveWorks dynamic adapters are designed to be reusable in a wide variety of circumstances. They are able to receive instructions and configuration information that will change their behavior while they are running. This flexibility allows a single dynamic adapter to support a wide variety of business processes and to adjust its behavior dynamically without code changes. The ability to make these types of adjustments at the deployment site without changing or writing code has been crucial to the achievement of robust systems in a short time period.

   Extensibility

   The ActiveWorks Integration System employs software components called agents to extend its processing functionality. Agents subscribe to a set of event types and publish or deliver another set of transformed events. Customers can develop custom agents using language adapters we offer for applications written using C/C++, CORBA/IDL, the Java language or ActiveX. Examples of processing that might be performed by agents include error processing, integration functions such as insert or update processing, complex data transformations or workflow processing.

   The agent architecture enables a more flexible and scalable approach to providing processing extensions, rather than direct inclusion of processing within the Information Broker. By separating the processing, agents can be run either locally on the same system as the Information Broker, or on one or more remote systems for more configuration flexibility.

Customers

   As of June 30, 1999, Active Software has licensed its ActiveWorks Integration System to over 100 companies. Our typical customers are medium to large businesses, particularly Global 2000 companies, a term used to describe the world's largest 2,000 companies in terms of revenues. In the six months ended June 30, 1999, repeat customers accounted for approximately 62% of total revenues. In 1997, The Boeing Company accounted for 33% of our total revenues. In 1998, no customer accounted for more than 10% of our total revenues. For the six months ended June 30, 1999, Level 3 Communications, Inc. and a federal government agency engaged in national defense activities accounted for 16% and 13% of our total revenues, respectively. We expect that a small number of customers will continue to account for a substantial portion of our revenues for the foreseeable future.

   The following is a representative list of our customers by industry:

Financial Services           Technology                 Manufacturing and Other
Automatic Data               Calico Technology, Inc.    The Boeing Company
 Processing, Inc.            Comdisco, Inc.             Falconbridge
American Management          Creo Products Inc.         Herman Miller, Inc.
 Systems, Inc.               Hewlett-Packard Company
Citibank                     InterWorld Corporation     Telecommunications
Daiwa Securities America     IntraWare, Inc.            Level 3
Fidelity Investments         Intuit, Inc.                Communications, Inc.
                             Juniper Networks, Inc.     MediaOne Group, Inc.
Government and Utilities     Motorola, Inc.             RCN Corporation
AEP Energy Services          Order Trust                Telecel
City of Toronto              Technology House
CTX Corporation              VeriFone, Inc.             Other
Houston Associates           Xtra Online                C.H. Robinson Company
Idaho Power Company                                     Federal Express
Lockheed Martin                                          Corporation
 Missiles and Space                                     Marshall Industries
 Company                                                Starbucks Corporation
Union Energy Inc.
U.S. Dept. of Defense
U.S. Dept. of
 Transportation


   The customers listed above accounted for 66% and 75% of total revenues in 1998 and the six months ended June 30, 1999, respectively. All of the above customers have generated at least $70,000 in revenues to us since we introduced our software products in August 1996.

Sales and Marketing

   We promote and sell our products through our direct sales organization in North America and Europe, as well as through system integrators and value added resellers in countries where we have no direct sales operations. As of June 30, 1999, we had 51 people in our sales and marketing organization, of which 45 were in the United States and six were in Europe. We intend to increase the size of our direct sales force and to establish additional sales offices domestically and internationally. Currently, we believe we will need to expand our sales organization by more than 100% of its present size over the next 18 months.

   Our system integrator partners and service, distribution and marketing partners have capabilities that complement and augment our electronic business integration solution and extend our market reach. In particular, our system integrator partners often contribute industry-specific and application-specific expertise as well as large scale project management capabilities that enable us to address a broad range of markets. Many of our service, distribution and marketing partners package or incorporate our products with their products or solutions, enabling us to create combined offerings with these partners that address specific problems, focus on specific markets and provide more complete and tailored offerings. Our current relationships with our partners typically are structured as co-marketing arrangements in which the customer is referred by the partner to license the software directly from us. As a result there is no revenue sharing arrangement between the partner and us, and our current arrangements with these partners generally do not impose any limitations on our ability to sell our products. In addition, we have entered into a limited number of reseller arrangements in which our products are embedded in the reseller's products, for which we receive a royalty from the reseller. To date, revenues from these reseller arrangements have been insignificant.

   Our marketing efforts are focused on developing greater awareness among target customers for the ActiveWorks Integration System and the benefits it provides. We market our products and services through targeted events including tradeshows, conferences and seminars. We also regularly promote our products through a variety of public relations activities and industry analyst briefings, and our executives are frequent speakers at industry conferences and forums in many of the markets we serve. We have developed a wide range of collateral materials and sales and promotional tools that are used by our direct sales organization, as well as by our system integrators and value added reseller partners. These materials include brochures, data sheets, technical and business white papers, case studies, press releases and our web site.

Research and Development

   We believe that strong product development capabilities are essential to our strategy of continuing to enhance and expand the capabilities of our products in order to continue to provide our customers with a comprehensive electronic business integration platform. We have invested significant time and resources in creating a structured process for undertaking all product development. This process involves several functional groups at all levels within our organization and is designed to provide a framework for defining and addressing the activities required to bring product concepts and development projects to market successfully. In addition, we have recruited key engineers and software developers with experience in the application integration, networking and Internet software markets.

   Our research and development expenses were $2.8 million in 1997, $4.0 million in 1998 and $2.3 million for the six months ended June 30, 1999. As of June 30, 1999, approximately 32 employees were engaged in research and development activities.

Competition

   The electronic business integration market is extremely competitive and subject to rapid change. We believe that the competitive factors affecting the market for our products and services include product functionality and features; availability of global support; incumbency of vendors; ease of product implementation; quality of customer support services; and vendor and product reputation. The relative importance of each of these factors depends upon the specific customer environment. We believe that we have a strong competitive position with respect to factors such as product features and functionality, quality of customer support services and the ease of implementation of our products. Because many of our competitors have longer operating histories and greater resources, we believe that we do not compete as favorably with respect to factors that involve the establishment of long-standing relationships, such as incumbency of vendors and reputation of vendor and products, or extensive resources, such as the availability of global support.

   We compete with various providers of application integration solutions, including CrossWorlds, New Era of Networks, Software Technologies Corporation and Vitria. In addition, a number of other companies are offering products and services that address specific aspects of application integration, including IBM, BEA Systems, Inc. and TIBCO Software Inc. We also face competition for some aspects of our product and service offerings from major system integrators, both independently and in conjunction with in-house corporate information technology departments, which have traditionally been the prevalent resource for application integration. We expect additional competition from other established and emerging companies. Furthermore, our competitors may combine with each other, or other companies may enter our markets by acquiring or entering into strategic relationships with our competitors. For more information regarding our competition, see "Risk Factors--Competition in the electronic business integration market is intense, and if we are unable to compete effectively, the demand for, or the prices of, our products may be reduced."

Proprietary Rights

   We rely primarily on a combination of copyrights, trademarks, trade secret laws and contractual obligations with employees and third parties to protect our proprietary rights. We do not currently own any issued patents, and other protection of our intellectual property is limited. Despite our efforts to protect our proprietary rights, unauthorized parties may copy aspects of our products and obtain and use information that we regard as proprietary. In addition, other parties may breach confidentiality agreements or other protective contracts we have entered into, and we may not be able to enforce our rights in the event of these breaches. Furthermore, we expect that we will increase our international operations in the future, and the laws of many foreign countries do not protect our intellectual property rights to the same extent as the laws of the United States.

   The software industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement and the violation of other intellectual property rights. Although we attempt to avoid infringing known proprietary rights of third parties in our product development efforts, we expect that we may be subject to legal proceedings and claims for alleged infringement by us or our licensees of third party proprietary rights, such as patents, trademarks or copyrights, by us or our licensees from time to time in the ordinary course of business. Any claims relating to the infringement of third party proprietary rights, even if not meritorious, could result in costly litigation, divert management's attention and resources, or require us to enter into royalty or license agreements which are not advantageous to us. In addition, parties making these claims may be able to obtain an injunction, which could prevent us from selling our products in the United States or abroad. Any of these results could harm our business. We may increasingly be subject to infringement claims as the number of products and competitors in our industry grow and functionalities of products overlap. Furthermore, former employers of our current and future employees may assert that our employees have improperly disclosed confidential or proprietary information to us.

   In addition, we license technology that is incorporated into our products from third parties, including security software from SPYRUS, and any significant interruption in the supply or support of any licensed software could adversely affect our sales, unless and until we can replace the functionality provided by this licensed software. For more information regarding our dependence on third party technology, see "Risk Factors--Because our products incorporate technology licensed to us from third parties, the loss of our right to use this licensed technology could harm our business."

Employees

   As of June 30, 1999, we had a total of 120 employees, of which 32 were in research and development, 51 were in sales and marketing, 26 were in professional services and product support, and 11 were in finance and administration. Our future performance depends in significant part upon our ability to attract new personnel and the continued service of existing personnel in key areas including engineering, technical support and sales. Competition for these personnel is intense and there can be no assurance that we will be successful in attracting or retaining these personnel in the future. None of our employees are subject to a collective bargaining agreement. We consider our relations with our employees to be good.

Facilities

   We lease approximately 24,000 square feet for our headquarters facility in Santa Clara, California. The current lease for the Santa Clara facility expires in December 2003 and does not provide for a right of extension or renewal. We also lease space at various other locations in the United States and in other countries. Each of these other offices is generally leased on a month-to-month basis or under a lease with a remaining term of 12 months or less.

Legal Proceedings

   We are not currently subject to any material legal proceedings; however, we may from time to time become a party to various legal proceedings arising in the ordinary course of our business.

                                   MANAGEMENT

Executive Officers and Directors

   Our executive officers and directors and their ages as of May 31, 1999 are as follows:

              Name               Age                  Position
              ----               ---                  --------
R. James Green..................  49 Chief Executive Officer, President and
                                     Chairman of the Board of Directors

Rafael Bracho...................  43 Chief Technology Officer, Executive Vice
                                     President and Director

Jon A. Bode.....................  42 Chief Financial Officer and Vice President,
                                     Finance and Administration

Edwin C. Winder.................  50 Senior Vice President, Worldwide Sales

Sydney Springer.................  52 Vice President, Engineering

John M. Dempsey.................  47 Vice President, Professional Services

M. Zack Urlocker................  36 Vice President, Marketing

Kevin R. Compton................  40 Director

James P. Gauer..................  47 Director

Michael J. Odrich...............  35 Director

Todd Rulon-Miller...............  48 Director

Roger S. Siboni.................  44 Director

   R. James Green co-founded Active Software in September 1995, and has served as President and Chief Executive Officer since October 1997 and as a Director since November 1995. Mr. Green has also served as Chairman since April 1996 and served as President from November 1995 to April 1996. Prior to founding Active Software, Mr. Green established and managed the distributed objects program at Sun Microsystems, Inc., a provider of network computing products, where he was Director of Engineering from 1988 to 1995. Mr. Green holds a B.A. degree from Hanover College, an M.S. degree from North Carolina State University and an M.S. degree in Computer Science from San Jose State University.

   Rafael Bracho co-founded Active Software and has served as Chief Technology Officer and Executive Vice President since November 1995. Dr. Bracho also has served as a Director from November 1995 to April 1996 and from March 1997 to present. Prior to founding Active Software, Dr. Bracho held various positions at Sun Microsystems, Inc., where he was Senior Staff Engineer from January 1993 to September 1995 and Manager, NeWS Technology Department from April 1990 to January 1993. Dr. Bracho holds a B.S. degree in Biomedical Engineering from Universidad Iberoamericana (Mexico), an M.S. degree in Electrical Engineering from the University of Washington and a Ph.D. degree in Electrical and Computer Engineering from Carnegie Mellon University.

   Jon A. Bode has served as Chief Financial Officer and Vice President, Finance and Administration since joining Active Software in August 1997. Prior to joining Active Software, from February 1997 to August 1997, Mr. Bode was Acting Chief Financial Officer of NVIDIA Corporation, a provider of video graphics processors, and of PharmaSonics, Inc., a medical device company. From February 1996 to January 1997, Mr. Bode was Chief Financial Officer at Internet Profiles Corporation, a provider of Internet traffic analysis and research services. From October 1992 to November 1995, Mr. Bode held various financial management positions, including Vice President, Finance and Administration, at ArcSys Inc., a developer of automation software for physical layout of semiconductors. Mr. Bode holds a B.A. degree from Calvin College and an M.B.A. degree from the University of Michigan.

   Edwin C. Winder has served as Senior Vice President, Worldwide Sales since joining Active Software in August 1997. Prior to joining Active Software, Mr. Winder held a variety of sales management positions at Informix Corporation, a database software company, where he was Senior Vice President, Japan Operations from January 1996 to March 1997, Senior Vice President, Intercontinental from April 1994 to December 1995, and Senior Vice President, Americas from January 1991 to March 1994. Mr. Winder holds a B.S. degree in Electrical Engineering from Southern University and is a graduate of the Stanford University Executive Program.

   Sydney Springer has been Vice President, Engineering of Active Software since October 1997, and served as Active Software's Director of Engineering from February 1997 through October 1997. Prior to joining Active Software, Ms. Springer held a variety of senior engineering and management positions at Sun Microsystems, Inc. from February 1986 to January 1997, including Senior Staff Engineer, Manager, NEO Technology Services, Project Lead--Integrated Multimedia Group, and Manager, NeWS Technology Department. Ms. Springer holds a B.S. degree in Applied Behavioral Sciences from the University of California at Davis.

   John M. Dempsey has served as Vice President, Professional Services since joining Active Software in July 1998. Prior to joining Active Software, Mr. Dempsey held a variety of executive management positions at Computer Sciences Corporation, a system integrator, including Vice President, Communications Industry Services from September 1996 to June 1998, and Vice President, Consulting and Systems Integration from January 1990 to September 1996. Mr. Dempsey holds a B.S. degree in Computer Science from the University of Massachusetts and an M.S. degree in Engineering Management from Northeastern University.

   M. Zack Urlocker has served as Vice President, Marketing since joining Active Software in February 1999. Prior to joining Active Software, Mr. Urlocker held a variety of management positions with Inprise Corporation (formerly Borland International), a software company, from August 1990 to January 1999, including Vice President, Marketing from December 1997 to February 1999 and Vice President, Product Management from February 1997 to November 1997. Mr. Urlocker attended the J. L. Kellogg Graduate School of Management at Northwestern University and holds a B.S. degree in Computer Science from Concordia University (Montreal, Canada) and an M.Math degree in Computer Science from University of Waterloo (Canada).

   Kevin R. Compton has served as a director of Active Software since January 1996. Since 1990, Mr. Compton has served as a general partner of Kleiner Perkins Caufield & Byers, a venture capital investment firm. Mr. Compton serves on the Board of Directors of Citrix Systems, Inc., OneWorld Communications, Inc., Corsair Communications, Inc., Rhythms NetConnections Inc. and VeriSign, Inc. and is also a director of several privately-held companies.

   James P. Gauer has been a director of Active Software since January 1996. Since April 1999, he has served as a general partner of Palomar Ventures, a venture capital investment firm, and from December 1992 to April 1999, he was a general partner of Enterprise Partners.

   Michael J. Odrich has been a director of Active Software since March 1997. Since 1988, Mr. Odrich has held several positions at Lehman Brothers Inc., an investment banking firm, and is currently Managing Director and head of Venture Capital Investing at Lehman Brothers. Mr. Odrich is also a director of several privately-held companies.

   Todd Rulon-Miller has been a director of Active Software since October 1997. Since 1998, Mr. Rulon-Miller has served as a partner of Apogee Venture Group, a venture capital investment firm.

Mr. Rulon-Miller was Vice President, Worldwide Sales at Netscape Communications Corporation from 1994 to 1997, President and Chief Executive Officer at Software Alliance from 1992 to 1994, and Vice President, Sales--North American Operations at NeXT Computers from 1986 to 1992. Mr. Rulon-Miller is also a director of several privately-held companies.

   Roger S. Siboni has been a director of Active Software since August 1998. Mr. Siboni has been President and Chief Executive Officer of E.piphany, a relationship management software company, since August 1998. Prior to joining E.piphany, Mr. Siboni spent more than twenty years at KPMG Peat Marwick LLP, a worldwide accounting and consulting organization, most recently as its Deputy Chairman and Chief Operating Officer. Mr. Siboni serves as a director of Cadence Design Systems, Inc., FileNET Corporation, Macromedia, Inc. and the Walter A. Haas School of Business at the University of California at Berkeley.

Board Composition

   Our bylaws currently provide for a board of directors consisting of seven members. All directors hold office until the next annual meeting of our stockholders and until their successors have been elected and qualified. Messrs. Compton, Gauer and Odrich were elected to the board of directors under a voting agreement by and among Active Software and its principal stockholders. This voting agreement will terminate upon completion of this offering.

   In accordance with the terms of our amended and restated certificate of incorporation to be effective upon completion of this offering, the board of directors will be divided into three classes, each serving staggered three-year terms, following the completion of this offering: Class I, whose initial term will expire at the annual meeting (or special meeting held in lieu of an annual meeting) of stockholders held in 2000; Class II, whose initial term will expire at the annual meeting (or special meeting held in lieu of an annual meeting) of stockholders in 2001; and Class III, whose initial term will expire at the annual meeting (or special meeting held in lieu of an annual meeting) of stockholders in 2002. As a result, only one class of directors will be elected at each annual meeting of stockholders of Active Software, with the other classes continuing for the remainder of their respective terms. Messrs. Bracho, Green and Odrich have been designated as Class I directors; Messrs. Compton and Gauer have been designated as Class II directors; and Messrs. Siboni and Rulon-Miller have been designated as Class III directors. These provisions in our amended and restated certificate of incorporation may have the effect of delaying or preventing changes in control or management of Active Software.

Board Compensation

   Except for reimbursement for reasonable travel expenses relating to attendance at board meetings and the grant of stock options, directors are not compensated for their services as directors. Directors who are employees of Active Software are eligible to participate in our 1996 Stock Plan, 1996A Stock Plan and 1999 Stock Plan and will be eligible to participate in our 1999 Employee Stock Purchase Plan. Directors who are not employees of Active Software will be eligible to participate in our 1999 Directors' Stock Option Plan. See "Stock Plans" for more information regarding these plans.

   In October 1997, we granted a nonstatutory stock option to Mr. Rulon-Miller to purchase 60,000 shares of our common stock at an exercise price of $0.18 per share. Additionally, in May 1999, we granted another nonstatutory stock option to Mr. Rulon-Miller to purchase an additional 7,500 shares of our common stock at an exercise price of $10.67 per share. In August 1998, we granted a nonstatutory stock option to Mr. Siboni to purchase 60,000 shares of our common stock at an exercise price of $0.77 per share. Each of these options vests over a fifty-month period.

   In June 1999, we granted nonstatutory stock options to each of Messrs. Compton, Gauer and Odrich for the purchase of 5,000 shares of common stock at an exercise price of $11.00 per share. Each of these options is exercisable for the full number of shares under the option.

Board Committees

   The compensation committee currently consists of Messrs. Odrich and Gauer. The compensation committee:

  . reviews and approves the compensation and benefits for our executive officers and grants stock options under our stock option plans; and

  . makes recommendations to the board of directors regarding these matters.

   The audit committee consists of Messrs. Siboni and Compton. The audit committee:

  . makes recommendations to the board of directors regarding the selection of independent auditors;

  . reviews the results and scope of the audit and other services provided by our independent auditors; and

  . reviews and evaluates our audit and control functions.

Compensation Committee Interlocks and Insider Participation

   The members of the compensation committee of Active Software's board of directors are currently Messrs. Odrich and Gauer, neither of whom has been an officer or employee of Active Software at any time. Investment entities affiliated with Messrs. Odrich and Gauer have purchased shares of our convertible redeemable preferred stock in private placement transactions. These transactions are described in "Related Party Transactions."

   No executive officer of Active Software serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on Active Software's board of directors or compensation committee.

Executive Compensation

   Summary Compensation Information

   The following table sets forth compensation awarded to, earned by, or paid to our Chief Executive Officer and the four other most highly compensated executive officers whose total cash compensation exceeded $100,000 during the year ended December 31, 1998. The amounts in the column titled "All Other Compensation" consist of life insurance premiums paid by Active Software.

                           Summary Compensation Table

                                                       Long-Term and Other
                                                           Compensation
                                                     ------------------------
                                        Annual
                                     Compensation
                                  ------------------ Securities   All Other
                                   Salary            Underlying  Compensation
   Name and Principal Position      ($)    Bonus ($) Options (#)     ($)
   ---------------------------    -------- --------- ----------- ------------
R. James Green................... $172,231  $61,967    150,000       $874
 President and Chief Executive
 Officer

Rafael Bracho....................  151,924   65,376     90,000        441
 Executive Vice President and
  Chief Technology Officer


                                                        Long-Term and Other
                                                            Compensation
                                                      ------------------------
                                         Annual
                                      Compensation
                                    ----------------- Securities   All Other
                                    Salary            Underlying  Compensation
    Name and Principal Position       ($)   Bonus ($) Options (#)     ($)
    ---------------------------     ------- --------- ----------- ------------
Edwin C. Winder.................... 176,538  77,871         --          893
 Senior Vice President, Worldwide
 Sales

Jon A. Bode........................ 110,322  20,860     45,000          301
 Vice President, Finance and
 Administration and
  Chief Financial Officer

Sydney Springer.................... 152,387   3,868         --        1,263
 Vice President, Engineering

 Option Grants

   The following table shows information regarding stock options granted to the executive officers named in the Summary Compensation Table during the year ended December 31, 1998. No stock appreciation rights were granted to these individuals during the year.

   All of the following stock options were granted under the 1996A Stock Plan and are exercisable for all option shares; however, any shares purchased upon exercise of these options are subject to repurchase by Active Software at the original exercise price per share upon the termination of the optionee's employment with Active Software. This right of repurchase lapses over time, with the shares issuable upon exercise of each of these options vesting as to 24% of the shares on the first anniversary of the vesting commencement date specified in the respective option agreement and 2% of the shares each month thereafter.

   The percentages below are based on a total of 1,969,500 shares subject to options granted by Active Software during the year ended December 31, 1998 to employees and consultants of Active Software, including the executive officers named in the Summary Compensation Table.

   The exercise price per share of each option was equal to the fair market value of the common stock as determined by the board of directors on the date of grant. The potential realizable values assume that the assumed offering price of $11.00 per share was the fair market value of the common stock on the date of grant and that the price of the applicable stock increases from the date of grant until the end of the ten-year option term at the annual rates specified. There is no assurance provided to any executive officer or any other holder of our securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level.

                             Option Grants in 1998

                                                                   Potential Realizable
                                                                     Value at Assumed
                         Number of  Percentage                     Annual Rates Of Stock
                           Shares    of Total  Exercise             Price Appreciation
                         Underlying  Options    Price                 for Option Term
                          Options   Granted to   per    Expiration ---------------------
          Name            Granted   Employees   Share      Date        5%         10%
          ----           ---------- ---------- -------- ---------- ---------- ----------
R. James Green..........  150,000      7.6%     $1.33   12/17/2008 $2,488,754 $4,083,029
Rafael Bracho...........   90,000      4.6       1.33   12/17/2008  1,493,252  2,449,817
Edwin C. Winder.........       --       --         --           --         --         --
Jon A. Bode.............   45,000      2.3       1.33   12/17/2008    746,626  1,224,909
Sydney Springer.........       --       --         --           --         --         --

   The following table provides summary information concerning the shares of common stock represented by outstanding stock options held by each of the executive officers named in the Summary Compensation Table as of December 31, 1998.

   The value realized represents the difference between the fair market value of the shares as of December 31, 1998, based on the assumed fair market value of $11.00 per share, and the exercise price of the option.

     Aggregated Option Exercises in 1998 and Fiscal Year-End Option Values

                                                        Number of
                                                  Securities Underlying     Value of Unexercised
                                                   Unexercised Options      In-the-Money Options
                           Shares                at December 31, 1998 (#) at December 31, 1998 ($)
                          Acquired     Value    ------------------------- -------------------------
          Name           on Exercise  Realized  Exercisable Unexercisable Exercisable Unexercisable
          ----           ----------- ---------- ----------- ------------- ----------- -------------
R. James Green..........        --           --   150,000         --      $1,450,000        --
Rafael Bracho...........        --           --    90,000         --         870,000        --
Edwin C. Winder.........   349,500   $3,781,590        --         --              --        --
Jon A. Bode.............   172,500    1,866,450    45,000         --         435,000        --
Sydney Springer.........   142,500    1,541,850        --         --              --        --

   In March 1999, we granted to Sydney Springer and Edwin Winder options to purchase 15,000 shares and 30,000 shares, respectively, of common stock, in each case at an exercise price of $4.00 per share. In July 1999, we granted to
R. James Green and Rafael Bracho options to purchase 150,000 shares and 45,000 shares, respectively, of common stock at an exercise price of $12.00 per share. Each of these options vests over a fifty-month period.

Stock Plans

 1999 Stock Plan

   Our 1999 Stock Plan was adopted by the board of directors in June 1999 and will be submitted for approval by our stockholders prior to the completion of this offering. A total of 3,000,000 shares of common stock has been reserved for issuance under the 1999 Stock Plan, all of which remain available for future option grants. In addition, the number of shares reserved under the plan will automatically be increased on July 1 of each of the following years: 2000, 2001, 2002, 2003 and 2004, in an amount equal to the lesser of (a) 1,500,000 shares, or (b) four percent of the shares outstanding on the last day of the preceding fiscal year. The purposes of the 1999 Stock Plan are to attract and retain the best available personnel to Active Software, to provide additional incentives to our employees and consultants and to promote the success of our business.

   The 1999 Stock Plan provides for the grant of incentive stock options to employees, including officers and directors, and nonstatutory stock options and stock purchase rights to employees and consultants, including nonemployee directors. If not terminated earlier, the 1999 Stock Plan will terminate in June 2009.

   The 1999 Stock Plan may be administered by the board of directors or a committee of the board. The administrator determines the terms of options and stock purchase rights granted under the 1999 Stock Plan, including the number of shares subject to the award, exercise or purchase price, term and exercisability. In no event, however, may an individual employee receive option grants or stock purchase rights for more than 1,000,000 shares under the 1999 Stock Plan in any fiscal year.

   The exercise price of all incentive stock options granted under the 1999 Stock Plan must be at least equal to the fair market value of the common stock on the date of grant. The exercise price of any incentive stock option granted to an optionee who owns stock representing more than 10% of the total combined voting power of all classes of outstanding capital stock of Active Software or any parent or subsidiary corporation of Active Software must equal at least 110% of the fair market value of the common stock on the date of grant. However, the exercise price of a nonstatutory stock option granted to an individual who, on the last day of our most recently completed fiscal year, is our chief executive officer, or is acting in this capacity, or is one of our four most highly compensated officers, other than our chief executive officer, whose total cash compensation exceeded $100,000 during the fiscal year, will generally equal at least 100% of the fair market value of the common stock on the date of grant. The exercise prices of nonstatutory stock options granted to other persons will be specified by the administrator at the time of grant. Payment of the exercise price may be made in cash or other consideration as determined by the administrator.

   The administrator determines the term of options, which may not exceed 10 years or 5 years in the case of an incentive stock option granted to a 10% stockholder. Generally, no option may be transferred by the optionee other than by will or the laws of descent or distribution. However, the administrator may in its discretion permit transferability of nonstatutory stock options granted under the 1999 Stock Plan. The administrator determines when options become exercisable. Options granted under the 1999 Stock Plan generally become exercisable at the rate of 24% of the total number of shares subject to the options on the first anniversary of the vesting commencement date, and 2% of the total number of shares subject to the options each month thereafter.

   In addition to stock options, the administrator may issue to employees, directors and consultants stock purchase rights under the 1999 Stock Plan. The administrator determines the number of shares, price, terms, conditions and restrictions related to a grant of stock purchase rights. Unless the administrator determines otherwise, the recipient of a stock purchase right must execute a restricted stock purchase agreement granting Active Software an option to repurchase the shares at cost upon termination of the recipient's relationship with us. This repurchase right generally lapses on the same schedule as options vest.

   If we sell all or substantially all of our assets, merge with another corporation or engage in specified reorganizations, the 1999 Stock Plan provides for automatic acceleration of vesting with respect to 50% of the remaining unvested shares under each stock option, effective as of the closing or completion of the change of control transaction, provided that this partial vesting acceleration does not preclude "pooling of interests" accounting treatment for the change of control transaction. In addition, if we sell all or substantially all of our assets or merge with another corporation, then each option and stock purchase right may be assumed or an equivalent option or stock purchase right substituted by the successor corporation. However, if the successor corporation does not agree to assume or substitute an option or stock purchase right, then the option will automatically be terminated. The administrator has the authority to amend or terminate the 1999 Stock Plan as long as the amendment or termination does not adversely affect any outstanding option or stock purchase right and provided that stockholder approval will be obtained to the extent it is required by applicable law.

 1996 and 1996A Stock Plans

   Our 1996 Stock Plan was adopted by the board of directors and approved by our stockholders in January 1996. Our 1996A Stock Plan was adopted by the board of directors in August 1996 and approved by our stockholders in March 1997. A total of 6,846,000 shares of common stock has been reserved for issuance under the 1996 and 1996A Stock Plans, 181,812 of which remained available for future option grants as of June 30, 1999. The 1996 and 1996A Stock Plans provide that any shares repurchased or returned to the 1996 Stock Plan will be automatically transferred to the 1996A Stock Plan, subject to a maximum of 6,846,000 shares, and will be available for future issuance under the 1996A Stock Plan.

   The purposes of the 1996 and 1996A Stock Plans are to attract and retain the best available personnel to Active Software, to provide additional incentives to our employees and consultants and to promote the success of our business. The 1996 and 1996A Stock Plans provide for the grant of incentive stock options to employees, including officers and directors, and nonstatutory stock options and stock purchase rights to employees and consultants, including nonemployee directors. If not terminated earlier, the 1996 Stock Plan will terminate in January 2006 and the 1996A Stock Plan will terminate in August 2006.

   The terms of options and stock purchase rights issued under the 1996 and 1996A Stock Plans are generally the same as those which may be issued under the 1999 Stock Plan, except with respect to the following features. Nonstatutory stock options and stock purchase rights granted under the 1996 and 1996A Stock Plans are nontransferable in all cases and must generally be granted with an exercise or purchase price equal to at least 85% of the fair market value of the common stock on the date of grant. In addition, prior to the date of this offering, optionees have generally been permitted by the board of directors to enter into amendments to their option agreements that allow for the immediate exercise of all the shares subject to the options, including shares which are not yet vested at the time of exercise. These option agreement amendments give Active Software the right to repurchase the unvested shares at the optionee's exercise price in the event of termination of the optionee's employment or consulting relationship with us. Our repurchase right lapses over the same period as the vesting schedule that applied to the option prior to its exercise.

   No individual employee may receive options or stock purchase rights with respect to more than 1,000,000 shares of common stock under the 1996 and 1996A Stock Plans during any fiscal year.

 1999 Directors' Stock Option Plan

   The 1999 Directors' Stock Option Plan was adopted by the board of directors in June 1999 and will be submitted for approval by our stockholders before completion of this offering. A total of 300,000 shares of common stock has been reserved for issuance under the 1999 Directors' Stock Option Plan, all of which remain available for future grants.

   The 1999 Directors' Stock Option Plan provides for the grant of nonstatutory stock options to nonemployee directors of Active Software. The 1999 Directors' Stock Option Plan is designed to work automatically without administration; however, to the extent administration is necessary, it will be performed by the board of directors. To the extent they arise, it is expected that conflicts of interest will be addressed by abstention of any interested director from both deliberations and voting regarding matters in which the director has a personal interest.

   The 1999 Directors' Stock Option Plan provides that each person who becomes a nonemployee director of Active Software after the effective date of this offering will be granted a nonstatutory stock option to purchase 20,000 shares of common stock on the date on which the optionee first becomes a nonemployee director of Active Software. In addition, each existing nonemployee director who was elected to the board of directors prior to the completion of this offering by the holders of our convertible redeemable preferred stock will be granted a nonstatutory stock option to purchase 20,000 shares of common stock on the first annual stockholders meeting following the effective date of this offering, provided that he or she remains on the board of directors following the meeting. Thereafter, on the date of our annual stockholders meeting each year, each nonemployee director will be granted an additional option to purchase 5,000 shares of common stock if, on this date, he or she has served on our board of directors for at least six months. Our directors elected by our convertible redeemable preferred stockholders prior to the offering who receive an option to purchase 20,000 shares on the first annual stockholders meeting following the offering will be eligible to receive additional options to purchase 5,000 shares beginning on the second annual stockholders meeting following the offering.

   The 1999 Directors' Stock Option Plan sets neither a maximum nor a minimum number of shares for which options may be granted to any one nonemployee director, but does specify the number of shares that may be included in any grant and the method of making a grant. No option granted under the 1999 Directors' Stock Option Plan is transferable by the optionee other than by will or the laws of descent or distribution or under a qualified domestic relations order. Each option is exercisable, during the lifetime of the optionee, only by the optionee or under a qualified domestic relations order.

   The 1999 Directors' Stock Option Plan provides that all options granted under this plan will be fully exercisable as to 100% of the total number of shares on the date of grant. If a nonemployee director ceases to serve as a director of Active Software for any reason other than death or disability, he or she may within 90 days after the date he or she ceases to be a director of Active Software, exercise options granted under the 1999 Directors' Stock Option Plan to the extent that he or she was entitled to exercise it at the date of termination. The exercise price of all stock options granted under the 1999 Directors' Stock Option Plan will be equal to the fair market value of a share of our common stock on the date of grant of the option. Options granted under the 1999 Directors' Stock Option Plan have a term of five years.

   In the event of the dissolution or liquidation of Active Software, a sale of all or substantially all of our assets, our merger with or into another corporation or any other reorganization of Active Software in which more than 50% of the shares of Active Software entitled to vote are exchanged, each option outstanding under the plan will terminate if not exercised prior to consummation of the transaction, if the acquiring entity does not assume or substitute the option. The board of directors may amend or terminate the 1999 Directors' Stock Option Plan at any time as long as their action does not adversely affect any outstanding option and stockholder approval is obtained for any amendment as required by applicable law. If not terminated earlier, the 1999 Directors' Stock Option Plan will have a term of ten years.

 1999 Employee Stock Purchase Plan

   Our 1999 Employee Stock Purchase Plan was adopted by the board of directors in June 1999 and will be submitted for approval by our stockholders before completion of this offering. A total of 750,000 shares of common stock has been reserved for issuance under the 1999 Employee Stock Purchase Plan. The number of shares reserved for issuance under the 1999 Employee Stock Purchase Plan will automatically increase on July 1 of each of the fiscal years beginning in 2000, 2001, 2002, 2003 and 2004 by an amount equal to the lesser of 350,000 shares or one percent of the total shares outstanding on the last day of the immediately preceding fiscal year.

   The 1999 Employee Stock Purchase Plan, which is intended to qualify under
Section 423 of the Code, will be implemented by a series of overlapping offering periods of approximately 24 months duration, with new offering periods (other than the first offering period) commencing on May 1 and November 1 of each year. Each offering period will generally consist of four consecutive purchase periods of six months' duration, at the end of which an automatic purchase will be made for participants. The initial offering period is expected to commence on the date of this offering and end on October 31, 2001; the initial purchase period is expected to begin on the date of this offering and end on April 30, 2000, with subsequent purchase periods ending on October 31, 2000, April 30, 2000 and October 31, 2001. The 1999 Employee Stock Purchase Plan will be administered by the board of directors or by a committee appointed by the board. Our employees (including officers and employee directors), or employees of any majority-owned subsidiary designated by the board, are eligible to participate in the 1999 Employee Stock Purchase Plan if they are employed by us or a subsidiary of ours for at least 20 hours per week and more than five months per year. The 1999 Employee Stock Purchase Plan permits eligible employees to purchase common stock through payroll deductions, which in any event may not exceed 20% of an employee's base salary, commissions and bonus. The purchase price is equal to the lower of 85% of the fair market value of the common stock at the beginning of each offering period or at the end of each purchase period.

Employees may end their participation in the 1999 Employee Stock Purchase Plan at any time during an offering period, and participation ends automatically on termination of employment.

   An employee cannot be granted an option under the 1999 Employee Stock Purchase Plan if immediately after the grant the employee would own stock and/or hold outstanding options to purchase stock equaling 5% or more of the total voting power or value of all classes of our stock or stock of our subsidiaries, or if the option would permit an employee to purchase stock under the 1999 Employee Stock Purchase Plan at a rate that exceeds $25,000 in fair market value of stock for each calendar year in which the option is outstanding. In addition, no employee may purchase more than 1,000 shares of common stock under the 1999 Employee Stock Purchase Plan in any one purchase period. If the fair market value of the common stock on a purchase date is less than the fair market value at the beginning of the offering period, each participant in that offering period will automatically be withdrawn from the offering period as of the end of the purchase date and re-enrolled in the new offering period beginning on the first business day following the purchase date.

   If we merge or consolidate with or into another corporation or sell all or substantially all of our assets, each right to purchase stock under the 1999 Employee Stock Purchase Plan will be assumed or an equivalent right substituted by the successor corporation. However, the board of directors will shorten any ongoing offering period so that employees' rights to purchase stock under the 1999 Employee Stock Purchase Plan are exercised prior to the transaction in the event that the successor corporation refuses to assume each purchase right or to substitute an equivalent right of the acquiring corporation. The board of directors has the power to amend or terminate the 1999 Employee Stock Purchase Plan and to change or terminate offering periods as long as this action does not adversely affect any outstanding rights to purchase stock thereunder. However, the board of directors may amend or terminate the 1999 Employee Stock Purchase Plan or an offering period even if it would adversely affect outstanding options in order to avoid our incurring adverse accounting charges.

Limitation of Liability and Indemnification Matters

   Our amended and restated certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Section 145 of the Delaware General Corporation Law provides that a director of a corporation will not be personally liable for monetary damages for breach of the individual's fiduciary duties as a director except for:

  . liability for any breach of the director's duty of loyalty to Active
    Software or to its stockholders,

  . liability for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,

  . liability for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or

  . liability for any transaction from which a director derives an improper personal benefit.

   Our bylaws provide that Active Software will indemnify its directors and executive officers and may indemnify its officers, employees and other agents to the full extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of an indemnified party. Our bylaws also permit us to advance expenses incurred by an indemnified party in connection with the defense of any action or proceeding arising out of the party's status or service as a director, officer, employee or other agent of Active Software upon an undertaking by the indemnified party to repay these advances if it is ultimately determined that the party is not entitled to indemnification.

   We have entered into separate indemnification agreements with each of our directors and officers. These agreements require us to indemnify the director or officer against expenses, including legal fees, judgments, fines and settlements paid by the individual in connection with any action, suit or proceeding arising out of the individual's status or service as a director or officer of Active Software. We are not required to indemnify the individual against liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest. In addition, the indemnification agreements require us to advance expenses incurred by the individual in connection with any proceeding against the individual with respect to which he or she may be entitled to indemnification by us. We believe that the indemnification provisions of our amended and restated certificate of incorporation and bylaws, as well as these indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors' and officers' liability insurance.

   At present we are not aware of any pending litigation or proceeding involving any director, officer, employee or agent of Active Software where indemnification will be required or permitted. Furthermore, we are not aware of any threatened litigation or proceeding that might result in a claim for indemnification.

                           RELATED PARTY TRANSACTIONS

   Stock option grants to directors and executive officers of Active Software are described under the captions "Management--Board Compensation" and "-- Executive Compensation."

   Since January 1, 1996, we have issued shares of our convertible redeemable preferred stock to investors in private placement transactions as follows: a total of 6,022,500 shares of Series A convertible redeemable preferred stock at $0.67 per share in February 1996, a total of 3,915,000 shares of Series B convertible redeemable preferred stock at $1.79 per share in April 1997, and a total of 3,467,832 shares of Series C convertible redeemable preferred stock at $4.08 per share between March and October 1998. The following table summarizes the shares of convertible redeemable preferred stock purchased by our directors and 5% stockholders and persons and entities associated with them in these private placement transactions.

                                                  Series A  Series B  Series C
                                                  Preferred Preferred Preferred
                                                    Stock     Stock     Stock
                                                  --------- --------- ---------
   Entities affiliated with directors
   ----------------------------------
   Entities affiliated with Kleiner Perkins
    Caufield & Byers (Kevin R. Compton).......... 2,250,000   557,619  164,214
   Entities affiliated with Lehman Brothers Inc.
    (Michael J. Odrich)..........................        -- 1,672,863  490,195
   Ocean Park Ventures, L.P. (James P. Gauer)....   525,000   126,858       --

   5% stockholders
   ---------------
   Sierra Ventures V, L.P. ......................   750,000   557,620   73,530
   Entities affiliated with Enterprise Partners.. 2,475,000   598,048  151,654
   Stephen MacDonald.............................        --   278,809   68,628

   In the table above, shares held by affiliated persons and entities have been aggregated. See "Principal Stockholders" for more information on these affiliates. In connection with the above transactions, we entered into an agreement with the investors providing for registration rights with respect to these shares. For more information regarding this agreement, see "Description of Capital Stock--Registration Rights of Securityholders."

   In February 1996, we issued a total of 600,000 shares of common stock to investment funds affiliated with Enterprise Partners in connection with a loan to us by Enterprise Partners in October 1995 in the amount of $250,000 for seed funding. This indebtedness was canceled in February 1996 as partial consideration for the shares of Series A convertible redeemable preferred stock purchased by these investment funds in February 1996.

   We have entered into indemnification agreements with our officers and directors containing provisions which may require us to, among other things, indemnify our officers and directors against liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. See "Management--Limitation of Liability and Indemnification Matters" for more information on our indemnification obligations.

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of June 30, 1999, as adjusted to reflect the sale of the common stock offered hereby, by:

  . each stockholder known by us to own beneficially more than 5% of the common stock,

  . our Chief Executive Officer and our four other most highly compensated executive officers,

  . each director, and

  . all directors and executive officers as a group.

   Except as otherwise noted, the address of each person listed in the table is c/o Active Software, Inc., 3333 Octavius Drive, Santa Clara, CA 95054. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. To our knowledge, except under applicable community property laws or as otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned. The applicable percentage of ownership for each stockholder is based on 19,751,372 shares of common stock outstanding as of June 30, 1999 and an assumed 23,751,372 shares outstanding after the completion of this offering, in each case together with applicable options for that stockholder. Shares of common stock issuable upon exercise of options and other rights beneficially owned that are exercisable within 60 days of June 30, 1999 are deemed outstanding for the purpose of computing the percentage ownership of the person holding those options and other rights but are not deemed outstanding for computing the percentage ownership of any other person. A portion of the shares issuable upon exercise of the options in the table below is subject to repurchase by Active Software at the original exercise price in the event of termination of the holder's relationship as an employee or director of Active Software. This repurchase right lapses over time.

                                             Percent                Options
                                       Beneficially Owned         Exercisable
                               Total   ----------------------    within 60 Days
                             Number of  Before        After       of June 30,
Name and Address              Shares   Offering     Offering          1999
- ----------------             --------- ---------    ---------    --------------
Entities affiliated with
 Enterprise Partners
 5000 Birch Street, Suite
 6200
 Newport Beach, CA
 92660(1)................... 3,719,702        18.8%        15.7%         --
Entities affiliated with
 Kleiner Perkins Caufield &
 Byers
 2750 Sand Hill Road
 Menlo Park, CA 94025(2).... 2,971,836        15.0         12.5          --
Entities affiliated with
 Lehman Brothers Inc.
 3 World Financial Center
 New York, NY 10285(3)...... 2,163,057        11.0          9.1          --
Sierra Ventures V, L.P.
 3000 Sand Hill Road
 Menlo Park, CA 94025(4).... 1,381,150         7.0          5.8          --
R. James Green(5)........... 1,215,000         6.1          5.1     150,000
Stephen A. MacDonald(6)..... 1,109,935         5.6          4.7          --
Jon A. Bode(7)..............   217,500         1.1            *      45,000
Rafael Bracho(8)............   715,500         3.6          3.0     135,000
Sydney Springer(9)..........   157,500           *            *      15,000
Edwin Winder(10)............   375,000         1.9          1.6      30,000
Kevin R. Compton(2)......... 2,971,836        15.0         12.5          --
James P. Gauer(11)..........   756,858         3.8          3.2          --
Michael J. Odrich(3)........ 2,163,057        11.0          9.1          --


                                               Percent              Options
                                         Beneficially Owned       Exercisable
                                 Total   ---------------------   within 60 Days
                               Number of  Before       After      of June 30,
Name and Address                Shares   Offering    Offering         1999
- ----------------               --------- ---------   ---------   --------------
Todd Rulon-Miller.............    67,500           *           *     67,500
Roger S. Siboni...............    60,000           *           *     60,000
All directors and executive
 officers as a group
 (12 persons)................. 8,897,751        44.2        37.0    834,750

- --------
  *  Less than one percent.

 (1) Includes 3,422,126 shares held by Enterprise Partners III, L.P. and 297,576 shares held by Enterprise Partners III Associates, L.P. The general partner of each of these entities is Enterprise Management Partners III, L.P. The general partners of Enterprise Management Partners III, L.P. are Charles D. Martin, Andrew E. Senyei, William R. Stensrud and James H. Berglund.

 (2) Includes 889,474 shares held by Kleiner Perkins Caufield & Byers VII, L.P., 2,047,441 shares held by KPCB Java Fund, L.P. and 34,921 shares held by KPCB Information Sciences Zaibatsu Fund II, L.P. Kevin R. Compton, a director of Active Software, is a general partner of KPCB VII Associates, L.P., the general partner of Kleiner Perkins Caufield & Byers VII, L.P. and KPCB Information Sciences Zaibatsu Fund II, L.P. The other general partners of KPCB VII Associates, L.P. are Brook H. Byers, L. John Doerr, William R. Hearst III, Vinod Khosla, E. Floyd Kvamme, Joseph S. Lacob, Bernard J. Lacroute, James P. Lally and Douglas J. Mackenzie. Mr. Compton is also a general partner of KPCB VIII Associates, L.P., which is the general partner of KPCB Java Associates, L.P., the general partner of KPCB Java Fund, L.P. The other general partners of KPCB VIII Associates, L.P. are Brook H. Byers, L. John Doerr, William R. Hearst III, Vinod Khosla, Joseph S. Lacob and Douglas J. Mackenzie. Mr. Compton disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest in the shares.

 (3) Includes 1,993,479 shares held by LB I Group Inc. LB I Group Inc. is a subsidiary of Lehman Brothers Holdings Inc., a publicly-traded corporation. 144,837 shares held by Lehman Brothers MBG Venture Capital Partners 1997 (A), L.P., 21,850 shares held by Lehman Brothers MBG Venture Capital Partners 1998, (A), L.P., 403 shares held by Lehman Brothers MBG Venture Capital Partners 1998 (B), L.P., and 2,488 shares held by Lehman Brothers MBG Venture Capital Partners 1998 (C), L.P. Michael Odrich, a director of Active Software, is a vice president of LB I Group Inc., which is the general partner of each of the Lehman Brothers MBG Venture Capital Partners funds described above. In addition, Mr. Odrich is a limited partner of Lehman Brothers MBG Venture Capital Partners 1997 (A), L.P. and Lehman Brothers MBG Venture Capital Partners 1998 (A), L.P. Mr. Odrich disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest in the shares.

 (4) SV Associates V, L.P. is the general partner of Sierra Ventures V, L.P. The general partners of SV Associates V, L.P. are Jeffrey M. Drazan, Peter
     C. Wendell and Petri T. Vainio.

 (5) Includes 1,065,000 shares held by R. James Green and Carol E. Green, Trustees of the Green Family Trust U/D/T dated August 23, 1996. A portion of these shares is subject to repurchase by Active Software at the original exercise price in the event of termination of employment with Active Software, which repurchase right lapses over time. Does not include a total of 510,000 shares held in trusts for the benefit of Mr. Green's children and for which Mr. Green has neither voting nor dispositive power.

 (6) Includes 594,312 shares held by the MacDonald Family Trust dated October 27, 1987, and a total of 515,624 shares held in various trusts for the benefit of Mr. MacDonald's children.

 (7) Includes 172,500 shares issued upon exercise of stock options. A portion of these shares is subject to repurchase by Active Software at the original exercise price in the event of termination of employment with Active Software, which repurchase right lapses over time.

 (8) Includes 580,500 shares held by the Rafael Bracho or Laraine Dietz Peterson 1999 Inter Vivos Trust. A portion of these shares is subject to repurchase by Active Software at the original exercise price in the event of termination of employment with Active Software, which repurchase right lapses over time. Does not include a total of 225,000 shares held in trusts for the benefit of Mr. Bracho's children and over which Mr. Bracho has neither voting nor dispositive power.

 (9) Includes 142,500 shares issued upon exercise of stock options. A portion of these shares is subject to repurchase by Active Software at the original exercise price in the event of termination of employment with Active Software, which repurchase right lapses over time.

(10) Includes 345,000 shares issued upon exercise of stock options. A portion of these shares is subject to repurchase by Active Software at the original exercise price in the event of termination of employment with Active Software, which repurchase right lapses over time.

(11) Includes 756,858 shares held by Ocean Park Ventures, L.P. Mr. Gauer is a general partner of Ocean Park Ventures, L.P. Mr. Gauer is also a limited partner of Enterprise Partners III, L.P. and Enterprise Partners III Associates, L.P. and disclaims beneficial ownership of the shares held by these entities, except to the extent of his pecuniary interest in the shares.

                          DESCRIPTION OF CAPITAL STOCK

   Following the closing of the sale of the shares offered hereby, our authorized capital stock will consist of 100,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of preferred stock, $0.001 par value.

Common Stock

   Effective upon the closing of this offering, excluding the shares offered hereby, there will be 19,751,372 shares of common stock outstanding, based on shares outstanding as of June 30, 1999. These shares were held of record by approximately 121 stockholders. There will be 23,751,372 shares of common stock outstanding (assuming no exercise or conversion of outstanding options and warrants after June 30, 1999) after giving effect to the sale of the shares of common stock offered hereby.

   The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably any dividends that may be declared from time to time by the board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of Active Software, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions available to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and non-assessable.

Preferred Stock

   Effective upon the closing of this offering, Active Software will be authorized to issue 5,000,000 shares of undesignated preferred stock. The board of directors will have the authority to issue the undesignated preferred stock in one or more series and to determine the powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed upon any wholly unissued series of undesignated preferred stock and to fix the number of shares constituting any series and the designation of these series, without any further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Active Software without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. At present, we have no plans to issue any shares of preferred stock.

Warrants

   As of June 30, 1999, warrants were outstanding to purchase a total of 215,676 shares of common stock at a weighted average exercise price of $1.31 per share. Of these warrants, warrants to purchase a total of 136,912 shares of common stock at a weighted average exercise price of $0.77 per share will terminate upon the completion of this offering if not exercised prior to that time.

Registration Rights of Securityholders

   The holders of 15,724,325 shares of common stock (the "Registrable Securities"), as well as 78,763 shares issuable upon exercise of warrants, or their transferees are entitled to rights with respect to the registration of these shares under the Securities Act. These rights are provided under the terms of an agreement between Active Software and the holders of Registrable Securities. Subject to limitations in this agreement, the holders of the Registrable Securities may require, on two occasions at any time after six months from the effective date of this offering, that Active Software use its best efforts to register the Registrable Securities for public resale, provided that the proposed total offering price is at least $5,000,000. If we register any of our common stock either for our own account or for the account of other security holders, the holders of Registrable Securities are entitled to include their shares of common stock in the registration. A holder's right to include shares in an underwritten registration is subject to the ability of the underwriters to limit the number of shares included in this offering. In addition, these holders have the right to require Active Software to register their shares on Form S-3 under the Securities Act, if Active Software is eligible to use this form. All fees, costs and expenses of these registrations must be borne by Active Software and all selling expenses (including underwriting discounts, selling commissions and stock transfer taxes) relating to Registrable Securities must be borne by the holders of the securities being registered.

Anti-Takeover Provisions of Charter Documents and Delaware Law

   We are subject to the provisions of Section 203 of the Delaware Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless (with some exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's outstanding voting stock.

   Upon completion of this offering, our charter documents also will contain provisions that may have the effect of delaying or preventing changes in control or management of Active Software, which could have an adverse effect on the market price of our common stock. For example, our charter documents will contain a provision eliminating the ability of stockholders to take actions by written consent. In addition, our amended and restated certificate of incorporation to be effective upon completion of this offering also provides that the board of directors will be divided into three classes, each serving staggered three-year terms, following the completion of this offering: Class I, whose initial term will expire at the annual meeting (or special meeting held in lieu of an annual meeting) of stockholders held in 2000; Class II, whose initial term will expire at the annual meeting (or special meeting held in lieu of an annual meeting) of stockholders in 2001; and Class III, whose initial term will expire at the annual meeting (or special meeting held in lieu of an annual meeting) of stockholders in 2002. As a result, only one class of directors will be elected at each annual meeting of stockholders of Active Software, with the other classes continuing for the remainder of their respective terms. Messrs. Bracho, Green and Odrich have been designated as Class I directors; Messrs. Compton and Gauer have been designated as Class II directors; and Messrs. Siboni and Rulon-Miller have been designated as Class III directors. In addition, our amended and restated certificate of incorporation permits our board of directors to issue up to 5,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of these shares without any further vote or action by the stockholders.

   Our stock option and purchase plans generally provide for assumption of these plans or substitution of an equivalent option of a successor corporation or, alternatively, at the discretion of the board of directors, exercise of some or all of the option stock, including non-vested shares, or acceleration of vesting of shares issued under restricted stock grants, upon a change of control or similar event.

Transfer Agent and Registrar

   The Transfer Agent and Registrar for our common stock is ChaseMellon Shareholder Services, L.L.C.

Nasdaq Stock Market Listing

   Our common stock has been approved for quotation on the Nasdaq National Market under the trading symbol "ASWX."

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, there has been no market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices. As described below, no shares currently outstanding will be available for sale immediately after this offering because of contractual restrictions on resale. Sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and impair our ability to raise equity capital in the future.

   Upon completion of the offering, we will have 23,751,372 outstanding shares of common stock, based upon shares outstanding as of June 30, 1999. Of these shares, the 4,000,000 shares sold in the offering, plus any shares issued upon exercise of the underwriters' over-allotment option, will be freely tradable without restriction under the Securities Act, unless purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act. In general, affiliates include officers, directors or 10% stockholders.

   The remaining 19,751,372 shares outstanding are "restricted securities" within the meaning of Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which are summarized below. Sales of the restricted securities in the public market, or the availability of these shares for sale, could adversely affect the market price of the common stock.

   Our directors, officers and stockholders have entered into lock-up agreements in connection with this offering generally providing that they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of our common stock or any securities exercisable for or convertible into our common stock owned by them for a period of 180 days after the date of this prospectus without the prior written consent of Goldman, Sachs & Co. Notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, shares subject to lock-up agreements will not become eligible for resale until these agreements expire or are waived by Goldman, Sachs & Co. Taking into account the lock-up agreements, and assuming Goldman, Sachs & Co. does not release stockholders from these agreements, the following shares will be eligible for sale in the public market at the following times:

  . beginning on the effective date of this prospectus, only the shares sold in the offering will be immediately available for sale in the public market.

  . beginning 180 days after the effective date, approximately 2,533,038 shares will be eligible for sale under Rule 701, approximately 2,575,857 additional shares will be eligible for sale under Rule 144(k), and approximately 11,766,953 additional shares will be eligible for sale under Rule 144.

  . between 180 days and 365 days after the effective date, approximately
    2,875,524 shares will be eligible for sale under Rule 144 at various times.

   In general, under Rule 144 as currently in effect, after the expiration of the lock-up agreements, a person who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  . one percent of the number of shares of common stock then outstanding, which will equal approximately 237,514 shares immediately after the offering; or

  . the average weekly trading volume of the common stock during the four calendar weeks preceding the sale.

   Sales under Rule 144 are also subject to requirements with respect to manner of sale, notice, and the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell these shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

   Rule 701, as currently in effect, permits our employees, officers, directors or consultants who purchased shares under a written compensatory plan or contract to resell these shares in reliance upon Rule 144 but without compliance with specific restrictions. Rule 701 provides that affiliates may sell their Rule 701 shares under Rule 144 without complying with the holding period requirement and that non-affiliates may sell these shares in reliance on Rule 144 without complying with the holding period, public information, volume limitation or notice provisions of Rule 144.

   In addition, we intend to file, immediately after the effectiveness of this offering, a registration statement on Form S-8 under the Securities Act covering all shares of common stock reserved for issuance under our 1996 Stock Plan, 1996A Stock Plan, 1999 Stock Plan, 1999 Directors' Stock Option Plan and 1999 Employee Stock Purchase Plan. Shares registered under this registration statement would be available for sale in the open market in the future unless these shares are subject to vesting restrictions with Active Software or the contractual restrictions described above. For more information on shares eligible for resale, our stock plans and registration rights, see "Risk Factors--A total of 19,751,372, or 83%, of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our common stock to drop significantly, even if our business is doing well," "Management--Stock Plans" and "Description of Capital Stock."

                                 LEGAL MATTERS

   The validity of the common stock offered hereby will be passed upon for Active Software by Venture Law Group, A Professional Corporation, Menlo Park, California. Mark A. Medearis, a director of Venture Law Group, is the Secretary of Active Software. Legal matters specified by the underwriters in connection with this offering will be passed upon for the underwriters by Shearman & Sterling, Menlo Park, California. Venture Law Group and its affiliates beneficially own a total of 34,155 shares of our common stock.

                                    EXPERTS

   The consolidated financial statements as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998 included in this prospectus and the related consolidated financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement, and have been so included in reliance upon the reports of this firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

   We have filed with the Securities and Exchange Commission a registration statement on Form S-1, including the exhibits and schedule filed with the registration statement, under the Securities Act of 1933 with respect to the shares to be sold in this offering. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to us and the shares to be sold in this offering, we refer you to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document to which we make reference to, are not necessarily complete, and in each instance we refer you to the copy of the contract, agreement or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by the more complete description of the matter involved. Each statement will be deemed incorporated by that reference.

   You may read and copy all or any portion of the registration statement or any reports, statements or other information we file at the Commission's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.C., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our Commission filings, including the registration statement, will also be available to you on the Commission's Internet site, http://www.sec.gov.

                             ACTIVE SOFTWARE, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                          Page
                                                                          ----
Audited Consolidated Financial Statements:

Independent Auditors' Report............................................. F-2

Consolidated Balance Sheets at December 31, 1997, 1998, June 30, 1999
 (unaudited) and Pro Forma at June 30, 1999 (unaudited).................. F-3

Consolidated Statements of Operations for the years ended December 31,
 1996, 1997 and 1998 and six months ended June 30, 1998 and 1999
 (unaudited)............................................................. F-4

Consolidated Statements of Stockholders' Equity (Deficiency) for the
 years ended December 31, 1996, 1997 and 1998 and six months ended June
 30, 1999 (unaudited).................................................... F-5

Consolidated Statements of Cash Flows for the years ended December 31,
 1996, 1997 and 1998 and six months ended June 30, 1998 and 1999
 (unaudited)............................................................. F-6

Notes to Consolidated Financial Statements............................... F-7

                          INDEPENDENT AUDITORS' REPORT

   To the Board of Directors and Stockholders of Active Software, Inc.:

   We have audited the accompanying consolidated balance sheets of Active Software, Inc. and subsidiary as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity (deficiency), and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Active Software, Inc. and subsidiary at December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

   As discussed in Note 11, the accompanying 1998 consolidated financial statements have been restated.

   /s/ Deloitte & Touche LLP

   San Jose, California
   January 22, 1999

     (June 28, 1999 as to Note 10 and July 15, 1999 as to Note 11)

                             ACTIVE SOFTWARE, INC.

                          CONSOLIDATED BALANCE SHEETS
               (In thousands, except share and par value amounts)

                                 December 31,                    Pro Forma
                             ----------------------  June 30,    June 30,
                              1997        1998         1999        1999
                             -------  ------------- ----------- -----------
                                      (As restated, (Unaudited)  (Note 1)
                                      see Note 11)              (Unaudited)
ASSETS

Current assets:
 Cash and cash
  equivalents..............  $ 2,876    $  7,461     $  6,729
 Accounts receivable (net
  of allowances of $82,
  $200 and $200)...........    1,535       3,362        4,089
 Prepaid expenses and
  other current assets.....       58         495          507
                             -------    --------     --------
   Total current assets....    4,469      11,318       11,325
Property and equipment,
 net.......................      651         796        1,576
Other assets...............       75         180          306
                             -------    --------     --------
Total assets...............  $ 5,195    $ 12,294     $ 13,207
                             =======    ========     ========

LIABILITIES AND
 STOCKHOLDERS' EQUITY
 (DEFICIENCY)

Current liabilities:
 Line of credit............  $   --     $    --      $  3,294
 Accounts payable..........      306         739        1,417
 Accrued compensation and
  related benefits.........      582       1,115        1,591
 Deferred revenues.........      722       1,154        2,053
 Accrued royalties.........      --          375          486
 Other accrued
  liabilities..............       13         335          181
 Current portion of notes
  payable..................       91         107          105
                             -------    --------     --------
   Total current
    liabilities............    1,714       3,825        9,127
                             -------    --------     --------
Notes payable, less current
 portion...................      216         108           59
                             -------    --------     --------
Commitments (Notes 7 and
 10)
Convertible redeemable
 preferred stock:
Series A convertible
 redeemable preferred
 stock; $0.001 par value;
 designated and
 outstanding--6,022,500
 shares; pro forma--none
 outstanding; (liquidation
 preference of $4,015).......  3,995       3,995        3,995    $    --
Series B convertible
 redeemable preferred
 stock; $0.001 par value;
 designated and
 outstanding--3,915,000
 shares; pro forma--none
 outstanding; (liquidation
 preference of $7,021).......  7,013       7,013        7,013         --
Series C convertible
 redeemable preferred
 stock; $0.001 par value;
 designated--3,467,832
 shares: outstanding--1997,
 none; 1998 and 1999,
 3,467,832 shares; pro
 forma--none outstanding;
 (liquidation preference of
 $14,149)....................    --       14,109       14,109         --
Stockholders' equity
 (deficiency):
 Preferred stock, $0.001
  par value: pro forma
  authorized 5,000,000
  shares; none outstanding.      --          --           --          --
 Common stock, $0.001 par
  value; authorized--
  30,000,000 shares;
  outstanding--1997,
  4,145,850 shares; 1998,
  5,874,725 shares; 1999
  6,346,040 shares; pro
  forma--19,751,372 shares
  outstanding..............      106       3,934        6,132      31,249
Deferred stock
 compensation..............      --       (2,939)      (4,135)     (4,135)
Notes receivable from
 stockholders..............      (49)         (9)          (9)         (9)
Accumulated deficit........   (7,800)    (17,742)     (23,084)    (23,084)
                             -------    --------     --------    --------
   Total stockholders'
    equity (deficiency)....   (7,743)    (16,756)     (21,096)   $  4,021
                             -------    --------     --------    ========
Total liabilities and
 stockholders' equity
 (deficiency)..............  $ 5,195    $ 12,294     $ 13,207
                             =======    ========     ========

                See notes to consolidated financial statements.

                             ACTIVE SOFTWARE, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)

                                                             Six Months Ended
                               Years Ended December 31,          June 30,
                             ------------------------------- ------------------
                              1996     1997        1998        1998      1999
                             -------  -------  ------------- --------  --------
                                               (As restated,    (Unaudited)
                                               see Note 11)
Revenues:
  License..................  $   280  $ 2,625     $ 5,900    $  1,955  $  5,922
  Service..................        5      568       1,699         454     2,746
                             -------  -------     -------    --------  --------
    Total revenues.........      285    3,193       7,599       2,409     8,668
                             -------  -------     -------    --------  --------
Costs of revenues:
  License..................        6       30         477          47       465
  Service..................      165      623       2,290         506     2,804
                             -------  -------     -------    --------  --------
    Total cost of revenues.      171      653       2,767         553     3,269
                             -------  -------     -------    --------  --------
Gross profit...............      114    2,540       4,832       1,856     5,399
Operating expenses:
  Research and development.    1,182    2,830       3,971       1,613     2,276
  Sales and marketing......      685    2,896       8,669       3,795     6,956
  General and
   administrative..........    1,163    1,796       2,069         889       993
  Amortization of deferred
   stock compensation......      --       --          336          84       565
                             -------  -------     -------    --------  --------
    Total operating
     expenses..............    3,030    7,522      15,045       6,381    10,790
                             -------  -------     -------    --------  --------
Loss from operations.......   (2,916)  (4,982)    (10,213)     (4,525)   (5,391)
Interest income (expense):
  Interest income..........      102      179         313         130        96
  Interest expense.........      --       (50)        (42)        (38)      (47)
                             -------  -------     -------    --------  --------
    Total interest income
     (expense).............      102      129         271          92        49
                             -------  -------     -------    --------  --------
Net loss...................  $(2,814) $(4,853)    $(9,942)   $ (4,433) $ (5,342)
                             =======  =======     =======    ========  ========
Basic and diluted net loss
 per share.................  $ (6.59) $ (2.50)    $ (3.21)   $  (1.34) $  (1.08)
                             =======  =======     =======    ========  ========
Shares used in calculating
 basic and diluted net loss
 per share.................      427    1,945       3,096       3,301     4,962
                             =======  =======     =======    ========  ========
Pro forma basic and diluted
 net loss per share
 (Note 1)..................                       $ (0.64)             $  (0.29)
                                                  =======              ========
Shares used in calculating
 pro forma basic and
 diluted net loss per share
 (Note 1)..................                        15,457                18,367
                                                  =======              ========

                See notes to consolidated financial statements.

                             ACTIVE SOFTWARE, INC.

          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)
                      (In thousands, except share amounts)

                                                             Notes
                            Common Stock       Deferred    Receivable
                          -----------------     Stock         from     Accumulated
                           Shares    Amount  Compensation Stockholders   Deficit    Total
                          ---------  ------  ------------ ------------ ----------- --------
Balances, January 1,
 1996...................  2,145,000  $   14    $   --         $ (7)     $   (133)  $   (126)
Issuance of common
 stock..................  1,394,250      87        --          (42)          --          45
Issuance of common stock
 for note payable
 financing..............    600,000       4        --          --            --           4
Net loss................        --      --         --          --         (2,814)    (2,814)
                          ---------  ------    -------        ----      --------   --------

Balances, December 31,
 1996...................  4,139,250     105        --          (49)       (2,947)    (2,891)
Issuance of common
 stock..................      6,600       1        --          --            --           1
Net loss................        --      --         --          --         (4,853)    (4,853)
                          ---------  ------    -------        ----      --------   --------

Balances, December 31,
 1997...................  4,145,850     106        --          (49)       (7,800)    (7,743)
Issuance of common
 stock..................  2,397,375     297        --          --            --         297
Repurchase of common
 stock..................   (668,500)    (45)       --           29           --         (16)
Repayments of note
 receivable.............        --      --         --           11           --          11
Issuance of warrants, as
 restated, see Note 11..        --      301        --          --            --         301
Deferred stock
 compensation, as
 restated, see Note 11..        --    3,275     (3,275)        --            --         --
Amortization of deferred
 stock compensation, as
 restated, see Note 11..        --      --         336         --            --         336
Net loss, as restated ..        --      --         --          --         (9,942)    (9,942)
                          ---------  ------    -------        ----      --------   --------

Balances, December 31,
 1998, as restated, see
 Note 11................  5,874,725   3,934     (2,939)         (9)      (17,742)   (16,756)
Issuance of common stock
 (unaudited)............    509,715     440        --          --            --         440
Repurchase of common
 stock (unaudited)......    (38,400)     (3)                                             (3)
Deferred stock
 compensation
 (unaudited)............        --    1,761     (1,761)        --            --         --
Amortization of deferred
 stock compensation
 (unaudited)............        --      --         565         --            --         565
Net loss (unaudited)....        --      --         --          --         (5,342)    (5,342)
                          ---------  ------    -------        ----      --------   --------

Balances, June 30, 1999
 (unaudited)............  6,346,040  $6,132    $(4,135)       $ (9)     $(23,084)  $(21,096)
                          =========  ======    =======        ====      ========   ========


                See notes to consolidated financial statements.

                             ACTIVE SOFTWARE, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                             Six Months Ended
                               Years Ended December 31,          June 30,
                             ------------------------------- ------------------
                              1996     1997        1998        1998      1999
                             -------  -------  ------------- --------  --------
                                               (As restated,    (Unaudited)
                                               see Note 11)
Cash flows from operating
 activities:
 Net loss..................  $(2,814) $(4,853)    $(9,942)   $ (4,433) $ (5,342)
 Adjustments to reconcile
  net loss to net cash used
  in operating activities:
 Depreciation and
  amortization.............      124      318         461         214       296
 Amortization of deferred
  stock compensation.......      --       --          336          84       565
 Interest expense recorded
  in connection with note
  financing................        4      --          --          --        --
 Issuance of warrants......      --       --          301          97       --
 Changes in assets and
  liabilities:
  Accounts receivable......      (34)  (1,475)     (1,827)        644      (727)
  Prepaid expenses and
   other current assets....      (42)     (12)       (437)         23       (12)
  Accounts payable.........       18       75         433         258       678
  Accrued compensation and
   related benefits........       92      582         533        (126)      476
  Accrued royalties........      --       --          375           6       111
  Other accrued
   liabilities.............      --       (58)        322          48      (154)
  Deferred revenues........      116      606         432        (289)      899
                             -------  -------     -------    --------  --------
   Net cash used in
    operating activities...   (2,536)  (4,817)     (9,013)     (3,474)   (3,210)
                             -------  -------     -------    --------  --------
Cash flows from investing
 activities:
 Property and equipment
  additions................     (322)    (588)       (606)       (284)   (1,086)
 Proceeds from sale of
  fixed assets.............                                                  10
 Other assets..............      (14)     (54)       (105)        (61)     (126)
                             -------  -------     -------    --------  --------
  Net cash used in
   investing activities....     (336)    (642)       (711)       (345)   (1,202)
                             -------  -------     -------    --------  --------
Cash flows from financing
 activities:
 Sale of common stock......       45        1         297         280       440
 Repurchase of common
  stock....................      --       --          (16)        (14)       (3)
 Sale of convertible
  redeemable preferred
  stock....................    3,745    7,013      14,109      10,375       --
 Repayment of notes
  receivable from
  stockholders.............      --       --           11          40       --
 Proceeds from line of
  credit...................      --       --          --          --      3,294
 Proceeds from notes
  payable..................      401      --          --          --        --
 Repayment of notes payable
  .........................      (21)     (72)        (92)        (44)      (51)
                             -------  -------     -------    --------  --------
  Net cash provided by
   financing activities....    4,170    6,942      14,309      10,637     3,680
                             -------  -------     -------    --------  --------
Net increase (decrease) in
 cash and cash equivalents.    1,298    1,483       4,585       6,818      (732)
Cash and cash equivalents--
 beginning of period.......       95    1,393       2,876       2,876     7,461
                             -------  -------     -------    --------  --------
Cash and cash equivalents--
 end of period.............  $ 1,393  $ 2,876     $ 7,461    $  9,694  $  6,729
                             =======  =======     =======    ========  ========
Supplemental disclosure of
 cash flow information--
 Cash paid during the
 period for interest.......  $     2  $    50     $    42    $     23  $     15
                             =======  =======     =======    ========  ========
Noncash financing
 activities:
 Repurchase of common stock
  by cancellation of note
  receivable...............  $   --   $   --      $    29    $    --   $    --
                             =======  =======     =======    ========  ========
 Common stock issued for
  notes receivable.........  $    42  $   --      $   --     $    --   $    --
                             =======  =======     =======    ========  ========
 Conversion of note payable
  to convertible redeemable
  preferred stock..........  $   250  $   --      $   --     $    --   $    --
                             =======  =======     =======    ========  ========
 Deferred stock
  compensation.............  $   --   $   --      $ 3,275    $  1,184  $  1,761
                             =======  =======     =======    ========  ========

                See notes to consolidated financial statements.

                             ACTIVE SOFTWARE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                Years Ended December 31, 1996, 1997 and 1998 and
              Six Months Ended June 30, 1998 and 1999 (Unaudited)

1. Business and Significant Accounting Policies

   Business--Active Software, Inc. (the Company), incorporated in California in September 1995, develops and markets software products for businesses that allow users to integrate incompatible software applications across their extended enterprises of customers, suppliers and partners.

   Principles of Consolidation--The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All intercompany transactions and balances have been eliminated in consolidation.

   Cash Equivalents--The Company considers all highly liquid debt instruments purchased with a remaining maturity of three months or less to be cash equivalents.

   Property and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method over estimated useful lives of three years. Leasehold improvements are amortized over the shorter of the lease term or their useful life.

   Long-Lived Assets--The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets or intangibles may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

   Software Development Costs--Costs for the development of new software products and substantial enhancements to existing software products are expensed as incurred until technological feasibility has been established, at which time any additional development costs would be capitalized in accordance with Statement of Financial Accounting Standards (SFAS) No. 86, Computer Software To Be Sold, Leased, or Otherwise Marketed. Because the Company believes its current process for developing software is essentially completed concurrently with the establishment of technological feasibility, no costs have been capitalized to date.

   Notes Receivable from Stockholders--The notes receivable from stockholders were issued in exchange for common stock, bear interest at 5.73% per annum, and are due from November 30, 1999 through January 15, 2000.

   Revenue Recognition--Active Software's revenue recognition policy is consistent with Statement of Position 97-2, as amended. License revenues are comprised of fees for the Company's software products. Revenue from license fees is recognized when an agreement has been signed, delivery of the product has occurred, no significant Company obligations remain, the fee is fixed or determinable, collectibility is probable and vendor-specific objective evidence exists to allocate a portion of the total fee to any undelivered elements of the arrangement. For electronic delivery, the software is considered to have been delivered when the Company has provided the customer with the access codes that allow for immediate possession of the software. If the fee due from the customer is not fixed or determinable, revenue is recognized as payments become due from the customer. If collectibility is not considered probable, revenue is recognized when the fee is collected. Revenue on arrangements with customers who are not ultimate users (primarily resellers) is not recognized until the product is delivered to the end user.

                             ACTIVE SOFTWARE, INC.

   Service revenues are comprised of revenue from support arrangements, consulting fees and training. Support arrangements do not provide for specified upgrade rights and provide technical support and the right to unspecified upgrades on an if-and-when-available basis. Revenue from support arrangements is recognized on a straight-line basis as services revenue over the life of the related agreement, which is typically one year. If support or consulting services are included in an arrangement that includes a license agreement, amounts related to support or consulting are allocated based on vendor-specific objective evidence. Vendor-specific objective evidence for support and professional services is based on the price when such elements are sold separately, or, when not sold separately, the price established by management having the relevant authority. Where discounts are offered on multiple element arrangements, a proportionate amount of that discount is applied to each element included in the arrangement based on each element's fair value. Consulting and training revenue is recognized when provided to the customer. Customer advances and billed amounts due from customers in excess of revenue recognized are recorded as deferred revenue.

   Income Taxes--Income taxes are provided for using an asset and liability approach which requires recognition of deferred tax liabilities and assets, net of valuation allowances, for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities and net operating loss and tax credit carryforwards.

   Foreign Currency Transactions--The functional currency of the Company's foreign subsidiary is the U.S. dollar. Accordingly, all monetary assets and liabilities are translated at the current exchange rate at the end of the year, nonmonetary assets and liabilities are translated at historical rates and revenues and expenses are translated at average exchange rates in effect during the period. Transaction gains and losses have not been significant to date.

   Stock Compensation--The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees.

   Net Loss per Common Share--Basic net loss per common share excludes dilution and is computed by dividing net loss by the weighted average number of common shares outstanding for the period (excluding shares subject to repurchase). Diluted net loss per common share was the same as basic net loss per common share for all periods presented since the effect of any potentially dilutive securities is excluded as they are anti-dilutive because of the Company's net losses.

   Pro Forma Net Loss per Common Share--Pro forma basic and diluted net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding for the period (excluding shares subject to repurchase) plus the weighted average number of common shares resulting from the automatic conversion of outstanding shares of convertible redeemable preferred stock, which will occur upon the closing of the planned initial public offering.

   Unaudited Pro Forma Information--Upon the closing of the planned initial public offering, each of the outstanding shares of convertible redeemable preferred stock will automatically convert into one share of common stock. The pro forma information is presented as if this conversion had occurred at June 30, 1999.

   Unaudited Interim Financial Information--The interim financial information as of June 30, 1999 and for the six months ended June 30, 1998 and 1999 is unaudited and has been prepared on the same basis as the audited financial statements. In the opinion of management, such unaudited

                             ACTIVE SOFTWARE, INC.

financial information includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the interim information. Operating results for the six months ended June 30, 1999 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999.

   Concentration of Credit Risk--Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of accounts receivable. The Company primarily sells its products to companies in North America. The Company does not require collateral or other security to support accounts receivable. To reduce credit risk, management performs ongoing credit evaluations of its customers' financial condition. The Company maintains allowances for potential credit losses.

   Financial Instruments--The Company's financial instruments include cash and cash equivalents, notes receivable from stockholders and long-term debt. At December 31, 1997 and 1998, the fair value of these financial instruments approximated their financial statement carrying amounts.

   Significant Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

   Certain Significant Risks and Uncertainties--The Company operates in the software industry, and accordingly, can be affected by a variety of factors. For example, management of the Company believes that changes in any of the following areas could have a significant negative effect on the Company in terms of its future financial position, results of operations or cash flows; ability to obtain additional financing; fundamental changes in the technology underlying software products; market acceptance of the Company's products under development; development of sales channels; loss of significant customers; adverse changes in international market conditions; year 2000 compliance issues; litigation or other claims against the Company; the hiring, training and retention of key employees; successful and timely completion of product development efforts; and new product introductions by competitors.

   Recently Adopted Accounting Standards--In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income, which requires an enterprise to report, by major components and as a single total, the change in its net assets during the period from nonowner sources; and SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, which establishes annual and interim reporting standards for an enterprise's business segments and related disclosures about its products, services, geographic areas and major customers. The Company had no comprehensive income items, other than net loss, to report for any of the periods presented. The Company currently operates in one reportable segment under SFAS No. 131.

   Recently Issued Accounting Standards--In March 1998, the American Institute of Certified Public Accountants issued SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. This standard requires companies to capitalize qualifying computer software costs incurred during the application development stage and amortize them over the software's estimated useful life. SOP 98-1 is effective for fiscal years beginning after December 15, 1998. The Company is currently evaluating the impact of SOP 98-1 on its financial statements and related disclosures.

                             ACTIVE SOFTWARE, INC.

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. SFAS No. 133 will be effective for the Company's fiscal year ending December 31, 2001. The Company is currently evaluating the impact of SFAS No. 133 on its financial statements and related disclosures.

   Reclassifications--Certain reclassifications have been made to the 1996 and 1997 financial statement presentation to conform to the 1998 presentation.

2. Property and Equipment

     Property and equipment consist of (in thousands):

                                                       December 31,
                                                       --------------  June 30,
                                                        1997    1998     1999
                                                       ------  ------  --------
     Equipment ....................................... $  937  $1,523  $ 2,370
     Software.........................................     52      72      186
     Leasehold improvements...........................    102     102       81
                                                       ------  ------  -------
                                                        1,091   1,697    2,637
     Accumulated depreciation and amortization........   (440)   (901)  (1,061)
                                                       ------  ------  -------
                                                       $  651  $  796  $ 1,576
                                                       ======  ======  =======

3. Notes Payable

   In 1996, the Company borrowed $401,000 pursuant to a loan agreement with a third party. The note bears interest at an effective rate of 17%, is payable in monthly installments through July 2000 and is collateralized by all of the Company's equipment. As of December 31, 1998, a principal balance of $215,000 was outstanding under these notes and is due as follows (in thousands):

      Year Ended
      December 31,
      ------------
      1999................................................................. $107
      2000.................................................................  108
                                                                            ----
                                                                            $215
                                                                            ====

4. Convertible Redeemable Preferred Stock and Stockholders' Equity

 Convertible Redeemable Preferred Stock

   Convertible redeemable preferred stock details are as follows:

  . In February 1996, 6,022,500 shares of Series A convertible redeemable preferred stock were sold at $0.67 per share; in April 1997, 3,915,900 shares of Series B convertible redeemable preferred stock were sold at $1.79 per share; and in March 1998, June 1998, July 1998 and October 1998, the Company sold 1,928,615 shares, 620,098 shares, 183,825 shares and 735,294 shares, respectively, of Series C convertible redeemable preferred stock at $4.08 per share.

  . Each share of Series A, B, and C convertible redeemable preferred stock is convertible into one share of common stock (subject to adjustment for events of dilution). Each share will automatically convert into common stock upon the completion of a public offering with aggregate proceeds greater than $10,000,000 and at a price per share of not less than $6.00.

                             ACTIVE SOFTWARE, INC.

  . Each share of Series A, B, and C convertible redeemable preferred stock has voting rights equivalent to the number of shares of common stock into which it is convertible.

  . When declared by the Board of Directors, the holders of Series A, B, and C convertible redeemable preferred stock are entitled to receive noncumulative dividends of $0.04, $0.11, and $0.24 per share per annum, respectively, prior to the payment of any dividends on common stock.

  . In the event the Company is acquired or merges into another company
    (unless the Company's stockholders own more than 50% of the surviving entity) or in the event of liquidation, dissolution or winding up of the Company, Series A, B, and C convertible redeemable preferred stock stockholders shall receive $0.67, $1.79, and $4.08 per share, respectively (aggregating approximately $4,015,000, $7,021,000 and $14,149,000 at December 31, 1998, respectively), adjusted for certain events of dilution, as defined. Any remaining assets shall be distributed ratably to the common and preferred stockholders (on an as converted basis); except that the Series A, B, and C convertible redeemable preferred stockholders shall be limited to per share distributions of $1.33, $3.59, and $8.16 respectively, in addition to the distributions mentioned in the preceding sentence.

  . The Series A, B, and C convertible redeemable preferred stock stockholders have certain registration rights.

  . The Series A, B, and C convertible redeemable preferred stock is redeemable if the Company receives a written request from the holders of at least two-thirds of the then outstanding shares of Series A, B, and C convertible redeemable preferred stock, respectively. The shares are redeemable at $0.67, $1.79, and $4.08 per share, respectively, plus any dividends declared, but not paid, on the date of redemption. No dividends have been declared to date. Upon receipt of such written request, the Company shall redeem the number of shares in three equal annual installments beginning the later of March 2002 or ninety days after receipt of such request.

 Stock Plans

   At December 31, 1998, the Company has reserved an aggregate of 6,846,000 shares of common stock for issuance, at the discretion of the Board of Directors, to officers, directors, employees and consultants pursuant to its 1996 and 1996A Stock Plans (the Plans). Options are generally granted at fair market value at the date of grant as determined by the Board of Directors. Options granted under the Plans generally vest over 50 months and expire ten years from the date of grant. In February 1998, the Company amended the stock option agreements under the Plans to allow employees to exercise their stock options immediately. All unvested shares are placed in escrow and continue to vest according to the employee's normal stock option vesting schedule. The unvested shares are subject to repurchase at the option of the Company at the original purchase price upon termination of the employee. In 1998, 668,500 shares were repurchased at their original cost of $0.07 per share and returned to the Plans. At December 31, 1998, 1,282,525 shares are available for future issuance and 906,188 shares are subject to repurchase.

   In addition to shares issued under the Stock Plans, the Company has issued 2,304,000 shares pursuant to individual restricted stock purchase agreements. The Company has the right of first refusal on the sale of common stock acquired under such restricted stock purchase agreements. This right expires if the Company's stock becomes publicly traded in an established market. Upon termination of employment, the Company has the right to repurchase any unvested shares at the

                             ACTIVE SOFTWARE, INC.

original purchase price. This right expires generally over four years. In addition, upon termination of certain key employees, the Company has the right to repurchase vested shares at the original purchase price per share. Such repurchase right expires in 2000 or upon the Company's stock becoming publicly traded. At December 31, 1998, 540,000 shares are subject to such repurchase rights.

   Additional information with respect to outstanding options under the Plans is as follows:

                                                                   Weighted
                                                    Number of      Average
                                                     Options    Exercise Price
                                                    ----------  --------------
     Outstanding, January 1, 1997 (none exercis-
      able)........................................  1,588,500      $0.07
      Granted (weighted average fair value of
       $0.03)......................................  1,681,125       0.17
      Exercised....................................     (6,600)      0.07
      Cancelled....................................    (99,300)      0.14
                                                    ----------      -----
     Outstanding, December 31, 1997 (1,127,580
      exercisable at a weighted average price of
      $0.07).......................................  3,163,725       0.12
      Granted (weighted average fair value of
       $0.27)......................................  1,969,500       0.90
      Exercised.................................... (2,397,375)      0.13
      Cancelled....................................   (143,100)      0.18
                                                    ----------      -----
     Outstanding, December 31, 1998................  2,592,750       0.70
      Granted......................................  1,210,874       6.13
      Exercised....................................   (509,715)      0.90
      Cancelled....................................    (71,760)      2.89
                                                    ----------      -----
     Outstanding, June 30, 1999 (unaudited)........  3,222,149      $2.66
                                                    ==========      =====

   Additional information regarding options outstanding as of December 31, 1998 is as follows:

                        Options Outstanding                    Options Vested
                ------------------------------------------   ----------------------
                                 Weighted
                                  Average
                                 Remaining      Weighted                 Weighted
  Range of                      Contractual     Average                  Average
  Exercise        Number           Life         Exercise     Number      Exercise
   Prices       Outstanding       (Years)        Price       Vested       Price
  --------      -----------     -----------     --------     ------      --------
   $0.07           446,250         7.25          $0.07       169,422      $0.07
    0.18           555,750         8.90           0.18       129,300       0.18
    0.27           127,500         9.19           0.27         --           --
    0.67            45,000         9.27           0.67         --           --
    0.77           502,500         9.56           0.77         --           --
    1.33           915,750         9.90           1.33         --           --
                 ---------                                   -------
$0.07--$1.33     2,592,750         9.13          $0.70       298,722      $0.11
                 =========                                   =======

   During the year ended December 31, 1998 and the six months ended June 30, 1999, in connection with the grant of certain stock options, the Company recorded deferred stock compensation of $3,275,000 and $1,761,000, respectively, representing the difference between the exercise price of the options and the estimated fair value of the Company's common stock on the date of grant. Such amount is being amortized over the vesting period of the related options, generally fifty months. For the year ended December 31, 1998 and six months ended June 30, 1999, amortization of deferred stock compensation was $336,000 and 565,000, respectively. At June 30, 1999, $4,135,000 of unamortized deferred stock compensation remains.

                             ACTIVE SOFTWARE, INC.

   SFAS No. 123, Accounting for Stock-Based Compensation, requires the disclosure of pro forma net loss and net loss per share had the Company adopted the fair value method as of the beginning of fiscal 1995. Under SFAS 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The Company's calculations were made using the minimum value option pricing model with the following weighted average assumptions: expected life, 24 months following vesting in 1996, 1997 and 1998; risk free interest rate, 6% in 1996, 1997 and 1998; and no dividends during the expected term. The Company's calculations are based on a multiple option valuation approach and forfeitures are recognized as they occur. If the computed fair values of the 1996, 1997 and 1998 awards had been amortized to expense over the vesting period of the awards, pro forma net loss would have been $2,822,000 ($(6.61) per share, basic and diluted) in 1996, $4,876,000 ($(2.51) per share, basic and diluted) in 1997 and $10,004,000 ($(3.23) per share, basic and diluted) in 1998.

 Common Stock Warrants

   In September 1996, in conjunction with a note payable, the Company issued a warrant to purchase up to 42,000 shares of common stock at $0.67 per share. The warrant expires on September 30, 2004. The fair value of the warrant was insignificant.

   In June and July 1998, the Company issued warrants to system integrators in connection with services rendered to purchase up to 136,912 shares of common stock at $0.77 per share. The warrants expire at the earliest of: i) 2003, ii) immediately prior to closing of an acquisition of the Company or sale of all or substantially all of the assets of the Company, or iii) immediately prior to the effective date of the Company's initial underwritten public offering. An expense of $300,600 was recorded in 1998 related to the issuance of such warrants which was based on the warrants' estimated fair market value at the date of issuance.

   In October 1998, the Company issued a warrant to a strategic partner to purchase 36,764 shares of common stock at $4.08 per share. The warrant is contingently exercisable upon the earliest of: i) achievement of certain performance improvements to the Company's software product or ii) immediately prior to the closing of an acquisition of the Company. The warrant generally expires at the earlier of: i) October 29, 2005 or ii) August 31, 1999 in the event that the strategic partner has not achieved the software performance improvements. The fair value of the warrant will be recorded as expense in the period in which the contingency is resolved.

   At December 31, 1998, the Company has reserved shares of common stock for issuance as follows:

   Conversion of convertible redeemable preferred stock.............. 13,405,332
   Issuances under the Stock Plans...................................  4,165,465
   Exercise of common stock warrants.................................    215,676
                                                                      ----------
                                                                      17,786,473
                                                                      ==========

                             ACTIVE SOFTWARE, INC.

5. Net Loss per Share

   The following is a reconciliation of the numerators and denominators used in computing basic and diluted net loss per share (in thousands):

                                       Years Ended          Six Months Ended
                                      December 31,              June 30,
                                 -------------------------  ------------------
                                  1996     1997     1998      1998      1999
                                 -------  -------  -------  --------  --------
Net loss (numerator), basic and
 diluted........................ $(2,814) $(4,853) $(9,942) $ (4,433) $ (5,342)
Shares (denominator):
  Weighted average common shares
   outstanding..................   2,914    4,140    5,118     5,763     6,297
  Weighted average common shares
   outstanding subject to
   repurchase...................  (2,487)  (2,195)  (2,022)   (2,462)   (1,335)
                                 -------  -------  -------  --------  --------
  Shares used in computation,
   basic and diluted............     427    1,945    3,096     3,301     4,962
                                 =======  =======  =======  ========  ========
Net loss per share, basic and
 diluted........................ $ (6.59) $ (2.50) $ (3.21) $  (1.34) $  (1.08)
                                 =======  =======  =======  ========  ========

   For the above mentioned periods, the Company had securities outstanding which could potentially dilute basic earnings per share in the future, but were excluded from the computation of diluted net loss per share in the periods presented, as their effect would have been antidilutive. Such outstanding securities consist of the following:

                                   December 31,                 June 30,
                         -------------------------------- ---------------------
                            1996       1997       1998       1998       1999
                         ---------- ---------- ---------- ---------- ----------
Convertible redeemable
 preferred stock........  6,022,500  9,937,500 13,405,332 12,486,213 13,405,332
Shares of common stock
 subject to repurchase..  2,829,000  1,823,998  1,446,188  2,359,166  1,229,318
Outstanding options.....  1,588,500  3,163,725  2,592,750  1,594,875  3,222,149
Warrants................     42,000     42,000    215,676    133,912    215,676
                         ---------- ---------- ---------- ---------- ----------
Total................... 10,482,000 14,967,223 17,659,946 16,574,166 18,072,475
                         ========== ========== ========== ========== ==========
Weighted average
 exercise price of
 options................ $     0.07 $     0.12 $     0.70 $     0.25 $     2.66
                         ========== ========== ========== ========== ==========
Weighted average
 exercise price of
 warrants............... $     0.67 $     0.67 $     1.31 $     0.74 $     1.31
                         ========== ========== ========== ========== ==========

6. Income Taxes

   The Company's net deferred tax assets are comprised of the following at December 31 (in thousands):

                                                                  1997    1998
                                                                 ------  ------
   Net deferred tax assets and liabilities:
     Net operating loss carryforwards........................... $2,861  $6,379
     General business credits...................................    330     491
     Other timing differences...................................   (104)    179
                                                                 ------  ------
                                                                  3,087   7,049
   Valuation allowance.......................................... (3,087) (7,049)
                                                                 ------  ------
   Net deferred tax assets...................................... $  --   $  --
                                                                 ======  ======

                             ACTIVE SOFTWARE, INC.

   Deferred income taxes reflect the tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, as well as net operating loss and tax credit carryforwards. Due to the uncertainty surrounding the realization of its deferred tax assets, as of December 31, 1997 and 1998, the Company has fully reserved its net deferred tax assets of $3,087,000 and $7,049,000, respectively.

   The Company's effective tax rate differs from the expected benefit at the federal statutory tax rate at December 31 as follows:

                              1996    1997    1998
                              -----   -----   -----
   Federal statutory tax
    rate..................... (35.0)% (35.0)% (35.0)%
   State taxes, net of
    federal benefit..........  (6.0)   (6.0)   (6.0)
   Other.....................   0.6     1.3     1.0
   Valuation allowance.......  40.4    39.7    40.0
                              -----   -----   -----
     Effective tax rate......    --%     --%     --%
                              =====   =====   =====

   Substantially all of the Company's loss from operations for all periods presented is generated from domestic operations.

   At December 31, 1998, the Company has net operating loss (NOL) carryforwards of approximately $15,203,000 and $11,303,000 for federal and state income tax purposes, respectively. The federal NOL carryforwards expire through 2013, while the state NOL carryforwards expire through 2003.

   At December 31, 1998, the Company also has research and development credit carryforwards of approximately $313,000 and $178,000 available to offset future federal and state income taxes, respectively. The federal credit expires through 2013, and the state credit carryforward has no expiration.

   The extent to which the loss and credit carryforwards can be used to offset future taxable income and tax liabilities, respectively, may be limited, depending on the extent of ownership changes within any three-year period.

7. Commitments

   The Company leases its facilities under noncancelable operating leases expiring through February 2000. Rent expense was $64,000, $323,000 and $191,000 in 1996, 1997 and 1998, respectively. Future minimum rent payments in 1999 are $246,000 and in 2000 are $8,000.

8. Segment Information, Operating by Geographic Area and Significant Customers

   The Company operates in one reportable segment, the development and marketing of software products for businesses that allow integration of incompatible software applications across their extended enterprises of customers, suppliers and partners. The Company principally operates in the U.S. with a small European office to support sales and marketing. The following is a summary of operations within geographic areas (in thousands):

                                                                    Six Months
                                                   Years Ended      Ended June
                                                   December 31,         30,
                                                ------------------ -------------
                                                1996  1997   1998   1998   1999
                                                ---- ------ ------ ------ ------
   Revenues(1):
     United States............................. $285 $3,193 $7,296 $2,229 $8,480
     Europe....................................  --     --     303    180    188
                                                ---- ------ ------ ------ ------
       Total revenues.......................... $285 $3,193 $7,599 $2,409 $8,668
                                                ==== ====== ====== ====== ======

- --------
(1) Revenues are broken out geographically by the ship-to location of the customer.

                             ACTIVE SOFTWARE, INC.

   The Company has no significant long-lived assets deployed outside of the U.S.

   During 1996, two customers accounted for 53% and 26% of the Company's total revenues, respectively. During 1997, one customer accounted for 33% of the Company's total revenues. During 1998, no customers accounted for more than 10% of the Company's total revenues.

   At December 31, 1997, two customers accounted for 34% and 22% of accounts receivable, respectively. At December 31, 1998, two customers accounted for 22% and 21% of accounts receivable, respectively.

9. Employee Benefit Plan

   In January 1997, the Company established a 401(k) tax-deferred savings plan, whereby eligible employees may contribute a percentage of their eligible compensation (presently from 1% to 15% up to the maximum allowed under IRS rules). Company contributions are discretionary. No such Company contributions have been made since inception of this plan.

10. Subsequent Events

   In June 1999, the board of directors approved, subject to stockholder approval, the following:

  . Reincorporation of the Company in the state of Delaware.

  . The Company's 1999 Stock Plan (the "1999 Plan"). The 1999 Plan becomes effective upon the closing of the Company's initial public offering. A total of 3,000,000 shares will be reserved for issuance under the 1999 Plan. In addition, the number of shares reserved under the plan will automatically be increased on July 1 of each of the following years:
    2000, 2001, 2002, 2003 and 2004, in an amount equal to the lesser of (a) 1,500,000 shares, or (b) four percent of the shares outstanding on the last day of the preceding fiscal year.

  . The Company's 1999 Employee Stock Purchase Plan (the "ESPP") and the 1999
    Directors' Stock Option Plan (the "Directors' Plan"). The ESPP and Directors' Plans become effective upon the closing of the Company's initial public offering. Under the ESPP, eligible employees may purchase common stock through payroll deductions, which may not exceed 20% of any employee's compensation, nor more than 1,000 shares in any one purchase period. A total of 750,000 shares of commons stock will be reserved for issuance under the ESPP. The number of shares reserved for issuance under the ESPP will automatically increase on July 1 of each of the following years: 2000, 2001, 2002, 2003 and 2004, by an amount equal to the lesser of 350,000 shares or one percent of the total shares outstanding on the last day of the immediately preceding fiscal year. Under the Directors' Plan, a total of 300,000 shares of common stock will be reserved for the grant of nonstatutory stock options to nonemployee directors of the Company. Options granted under the Directors' Plan shall be immediately vested and expire in ten years from the date of grant.

  . An increase of authorized shares of common stock to 100,000,000 shares and creation of newly undesignated preferred stock totaling 5,000,000 shares, contingent upon the approval of the reincorporation of the Company in Delaware and the closing of the Company's initial public offering.

                             ACTIVE SOFTWARE, INC.

  . A three-for-two stock split of the outstanding shares of common and convertible redeemable preferred stock. The stock split will occur prior to the effectiveness of the registration statement relating to the initial public offering.

  All shares and per share amounts in these financial statements have been adjusted to give effect to the stock split.

  In March 1999, the Company entered into a non-cancelable operating lease expiring in 2003 requiring annual lease payments of approximately $365,000 in 1999, $557,000 in 2000, $571,000 in 2001, $585,000 in 2002 and $550,000
  in 2003.

   On June 28, 1999, the Company entered into a $3.0 million secured revolving line of credit agreement expiring in June 1999 and a $2.0 million equipment line of credit expiring in June 2003. The Company had a total of $3.3 million outstanding under these lines of credit at June 30, 1999. Borrowings bear interest at the bank's prime rate ( 7.75% at June 30, 1999) plus 1.0%. The Company was in compliance with all financial covenants at June 30, 1999.

   Prior to the effectiveness of the registration of the shares of the Company's common stock being sold in an initial public offering (IPO), a letter and other written materials were mailed to employees and friends of Active Software whom the Company had designated as potential purchasers of up to 200,000 shares of common stock in the IPO. These materials requested that the recipients send an indication of interest to the underwriter. These materials were not accompanied by a preliminary prospectus and may have constituted a prospectus that does not meet the requirements of the Securities Act of 1933. The mailing of these materials was promptly followed by a letter advising recipients that they could indicate an interest in purchasing shares only after they had received a preliminary prospectus. If the mailing of these original materials did constitute a violation of the Securities Act of 1933, the recipients of the letter who purchased common stock in the IPO could have the right, for a period of one year from the date of their purchase of common stock, to obtain recovery of the consideration paid in connection with their purchase of common stock or, if they had already sold the stock, sue the Company for damages resulting from their purchase of common stock. These refunds or damages could total up to approximately $2.2 million, based on an assumed initial public offering price of $11.00 per share, in the event that investors suffer a total loss of their investment during this period and seek refunds or damages. Lehman Brothers Inc., one of the underwriters, has agreed to indemnify Active Software for such liabilities.

11. RESTATEMENT

   Subsequent to the issuance of the Company's 1998 consolidated financial statements, the Company's management determined that the fair value of warrants issued to non-employees for services rendered and deferred stock compensation relating to issuance of options to employees during 1998 should be revised. The fair value calculation has been revised to consider the indicated value derived from preferred stock sales during the same time period. As a result, the 1998 consolidated financial statements have been restated from the amounts previously reported to recognize an additional $280,000 of sales and marketing expense, $3.2 million of deferred

                           ACTIVE SOFTWARE, INC.

compensation and a corresponding increase in common stock. A summary of the significant effects of the restatement is as follows (in thousands except per share amounts):

                                                       As Previously
                                                         Reported    As Restated
                                                       ------------- -----------
At December 31, 1998:
  Common stock........................................   $    836     $  3,934
  Deferred stock compensation.........................       (457)      (2,939)
  Accumulated deficit.................................    (17,126)     (17,742)
For year ended December 31, 1998:
  Sales and marketing.................................      8,389        8,669
  Amortization of deferred stock compensation.........        --           336
  Net loss............................................     (9,326)      (9,942)
  Basic and diluted loss per share....................      (3.01)    $  (3.21)

                                   * * * * *

                                  UNDERWRITING

   Active Software and the underwriters for the offering named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Lehman Brothers Inc. and Dain Rauscher Wessels, a division of Dain Rauscher Incorporated, are the representatives of the underwriters.

                                                                       Number of
                              Underwriters                              Shares
                              ------------                             ---------
   Goldman, Sachs & Co................................................
   Lehman Brothers Inc................................................
   Dain Rauscher Wessels, a division of Dain Rauscher Incorporated....
                                                                       ---------
     Total............................................................ 4,000,000
                                                                       =========

   If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to 600,000 additional shares from Active Software to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

   The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by Active Software. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

                                                        Paid by Active Software
                                                       -------------------------
                                                       No Exercise Full Exercise
                                                       ----------- -------------
Per Share.............................................   $            $
  Total...............................................   $            $

   Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a
discount of up to $       per share from the initial public offering price. Any
such securities dealers may resell any shares purchased from the underwriters
to certain other brokers or dealers at a discount of up to $       per share
from the initial public offering price. If all of the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

   Active Software has agreed with the underwriters not to dispose of or hedge any of its common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives. This agreement does not apply to any existing employees benefit plans. See "Shares Available for Future Sale" for a discussion of transfer restrictions.

   In addition, Active Software's officers, directors and substantially all holders of shares of Active Software's common stock have agreed that, subject to limited exceptions, they will not offer to sell, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares owned of record or beneficially prior to the offering or any securities convertible into or exchangeable for shares of common stock for a period of 180 days from the date of this prospectus without the prior written consent of the representatives.

   At Active Software's request, the underwriters have reserved up to 200,000 shares of the common stock offered hereby for sale, at the initial public offering price, to employees, customers and other friends of Active Software through a directed share program. The number of shares available for sale to the general public will be reduced to the extent these persons purchase the reserved shares. There can be no assurance that any of the reserved shares will be so purchased. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same basis as other shares offered hereby.

   Prior to this offering, there has been no public market for the shares. The initial public offering price will be negotiated among Active Software and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be Active Software's historical performance, estimates of the business potential and earnings prospects of Active Software, an assessment of Active Software's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

   The common stock has been approved for quotation on the Nasdaq National Market under the symbol "ASWX."

   In connection with this offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress.

   The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

   These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be completed on the Nasdaq National Market, in the over-the-counter market or otherwise.

   The underwriters may not confirm sales to discretionary accounts without the prior written approval of the customer.

   Active Software estimates that the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $1.1 million.

   Active Software has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933. In addition, Lehman Brothers Inc. has agreed to indemnify both Active Software and the other underwriters for liabilities arising out of the distribution of written materials that were provided to approximately 219 individuals that Active Software had designated as potential purchasers of up to 200,000 shares of common stock in this offering through a directed share program. Goldman, Sachs & Co., one of the lead managers for this offering, has no administrative duties with respect to this program.

   Affiliates of Lehman Brothers Inc., one of the representatives of the underwriters, hold shares of convertible redeemable preferred stock of Active Software that will convert into 2,163,057 shares of common stock upon closing of the offering. In addition, Michael J. Odrich, a director of Active Software, is a Managing Director of Lehman Brothers. Because of this relationship between Lehman

Brothers and Active Software, the offering is being conducted in accordance with Rule 2720 of the NASD. That rule requires that the initial public offering price can be no higher than that recommended by a "qualified independent underwriter," as defined by the NASD. Goldman, Sachs & Co. is serving in that capacity and will perform due diligence investigations and review and participate in the preparation of the registration statement of which this prospectus forms a part. Goldman, Sachs & Co. will receive a customary fee from Active Software as compensation for such role.

[Inside Back Cover]

ActiveWorks Integration System

   A comprehensive software solution that fully integrates the disparate software applications of an electronic business and enables these applications to exchange information in real time across the extended enterprise.

   [Graphic consisting of Active Software logo in the center of a hub and spoke diagram with the following systems connected to the logo: Relational Database, Mainframes, Custom Applications, Middleware, Internet and Packaged Applications.]

[Active Software logo]

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

   No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in juris-dictions where it is lawful to do so. The information contained in this pro-spectus is current only as of its date.

                               ----------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    7
Use of Proceeds...........................................................   18
Dividend Policy...........................................................   18
Capitalization............................................................   19
Dilution..................................................................   20
Selected Consolidated Financial Data......................................   21
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   23
Business..................................................................   35
Management................................................................   49
Related Party Transactions................................................   60
Principal Stockholders....................................................   61
Description of Capital Stock..............................................   64
Shares Eligible for Future Sale...........................................   67
Legal Matters.............................................................   68
Experts...................................................................   68
Additional Information....................................................   69
Index to Consolidated Financial Statements................................  F-1
Underwriting..............................................................  U-1

   Through and including           , 1999 (the 25th day after the date of this
prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when act-ing as underwriter and with respect to an unsold allotment or subscription.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                4,000,000 Shares

                             Active Software, Inc.

                                  Common Stock

                               ----------------

                           [LOGO OF ACTIVE SOFTWARE]

                               ----------------

                              Goldman, Sachs & Co.

                                Lehman Brothers

                             Dain Rauscher Wessels
                    a division of Dain Rauscher Incorporated

                      Representatives of the Underwriters

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee and the Nasdaq National Market listing fee.

                                                                     Amount to
                                                                      be Paid
                                                                     ----------
   SEC registration fee............................................. $   20,850
   NASD filing fee..................................................      8,000
   Nasdaq National Market listing fee...............................     95,000
   Printing and engraving expenses..................................    225,000
   Legal fees and expenses..........................................    400,000
   Accounting fees and expenses.....................................    300,000
   Blue Sky qualification fees and expenses.........................      5,000
   Transfer Agent and registrar fees................................     15,000
   Miscellaneous fees and expenses..................................     31,150
                                                                     ----------
     Total.......................................................... $1,100,000
                                                                     ==========

Item 14. Indemnification of Directors and Officers

   Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). The Registrant's Amended and Restated Certificate of Incorporation provides for indemnification of its directors and officers to the maximum extent permitted by the Delaware General Corporation Law and the Registrant's Bylaws provides for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. In addition, the Registrant has entered into indemnification agreements with its directors and officers containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements may require the Company, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors (other than liabilities arising from willful misconduct of culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' insurance if available on reasonable terms. Reference is also made to the Underwriting Agreement contained in
Exhibit 1.1 hereto, indemnifying officers and directors of the Company against certain liabilities.

Item 15. Recent Sales of Unregistered Securities

   (a) Since June 1, 1996, the Registrant has issued and sold (without payment of any selling commission to any person) the following unregistered securities:

  (1) In August 1999, the Registrant effected a three-for-two split of its outstanding common stock and convertible redeemable preferred stock in which every two outstanding shares of common stock and convertible redeemable preferred stock were split into three shares of common stock or convertible redeemable preferred stock, respectively.

  (2) In September 1996, the Registrant issued a warrant to purchase 42,000 shares of common stock at a purchase price of $0.67 per share to a lender in connection with a financing transaction. In December 1996, the Registrant, in connection with such financing transaction, issued to the lender a promissory note in the amount of $401,217.

  (3) In April 1997, the Registrant issued and sold shares of Series B convertible redeemable preferred stock convertible into an aggregate of 3,915,000 shares of common stock to a total of 12 investors for an aggregate purchase price of $7,020,000.

  (4) In March 1998, June 1998, July 1998 and October 1998, the Registrant issued and sold shares of Series C convertible redeemable preferred stock convertible into an aggregate of 3,467,832 shares of common stock to a total of 21 investors for an aggregate purchase price of $14.1 million.

  (5) In June 1998 and July 1998, the Registrant issued warrants to purchase 45,000 shares and 91,912 shares of common stock at a price of $0.77 per share to two strategic partners.

  (6) In October 1998, the Registrant issued a warrant to purchase 36,764 shares of common stock at a price of $4.08 per share to a strategic partner.

  (7) As of May 31, 1999, an aggregate of approximately 4,148,940 shares of common stock had been issued upon exercise of options or pursuant to restricted stock purchase agreements and an aggregate of approximately 3,042,150 shares of common stock were issuable upon exercise of outstanding options under the Registrant's 1996 and 1996A Stock Plans.

   (b) There were no underwritten offerings employed in connection with any of the transactions set forth in Item 15(a).

   All of the foregoing information gives effect to the three-for-two split of the Registrant's common stock effected in August 1999. The issuances described in Item 15(a)(1) were or will be exempt from registration under Section 2(3) of the Securities Act on the basis that such transactions did not involve a "sale" of securities. The issuances described in Items 15(a)(2) through 15(a)(6) were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) thereof as transactions by an issuer not involving any public offering. The issuances described in Items 15(a)(7) were deemed to be exempt from registration under the Securities Act in reliance upon Rule 701 promulgated thereunder in that they were offered and sold either pursuant to written compensatory benefit plans or pursuant to a written contract relating to compensation, as provided by Rule 701. In addition, such issuances were deemed to be exempt from registration under Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends where affixed to the securities issued in such transactions. All recipients had adequate access, through their relationships with the Company, to information about the Registrant.

Item 16. Exhibits and Financial Statement Schedules

   (a) Exhibits

  1.1  Form of Underwriting Agreement.

  2.1* Form of Agreement and Plan of Merger between the Registrant and Active
        Software, Inc., a California Corporation.

  3.1*   Form of Amended and Restated Certificate of Incorporation of the
          Registrant.

  3.2*   Form of Certificate of Amendment to Certificate of Incorporation of
          the Registrant, to be filed and effective prior to completion of this offering.

  3.3*   Form of Amended and Restated Certificate of Incorporation of the
          Registrant, to be filed and effective upon completion of this offering.

  3.4*   Bylaws of the Registrant.

  4.1*   Form of the Registrant's Common Stock Certificate.

  5.1    Opinion of Venture Law Group, a Professional Corporation.

 10.1*   Form of Indemnification Agreement.

 10.2*   1996 Stock Plan, as amended, and form of stock option agreement and restricted stock purchase agreement.

 10.3*   1996A Stock Plan, as amended, and form of stock option agreement and restricted stock purchase agreement.

 10.4*   1999 Stock Plan and form of stock option agreement and restricted stock purchase agreement.

 10.5*   1999 Employee Stock Purchase Plan and form of subscription agreement.

 10.6*   1999 Directors' Stock Option Plan and form of stock option agreement.

 10.7*   Amended and Restated Rights Agreement dated March 27, 1998, as amended.

 10.8*   Warrant to purchase shares of the Registrant's common stock issued by the Registrant to Intel Corporation, dated October 29, 1998.

 10.9*   Warrant to purchase shares of the Registrant's common stock issued by the Registrant to Venture Lending & Leasing, Inc., dated September
          27, 1996.

 10.10* Loan Agreement, dated as of September 27, 1996, between the Registrant and Venture Lending & Leasing, Inc., with exhibits attached thereto including execution copies of the Security Agreement, dated as of September 27, 1996, and the Promissory Note, dated December 20, 1996.

 10.11+* SecureWeb Toolkit(TM) Developer & Joint Development Agreement, effective as of July 23, 1996, between the Registrant and Terisa
          Systems, Inc. (SPYRUS).

 10.12*  SecureWeb Toolkit(TM) Distribution Agreement, effective as of July 23,
          1996, between the Registrant and Terisa Systems, Inc. (SPYRUS).

 10.13*  Sublease Agreement by and between The Vantive Corporation and the
          Registrant, dated March 1, 1999.

 10.14*  1999 Executive Incentive Plan.

 10.15   Loan and Security Agreement between the Registrant and Silicon Valley
          Bank.

 21.1*   Subsidiaries.

 23.1    Consent of Independent Auditors.

 23.2    Consent of Counsel (included in Exhibit 5.1).

 24.1*   Power of Attorney.

 27.1*   Financial Data Schedule.

 99.1*   Consent of META Group.

 99.2*   Consent of Yankee Group.

- --------

*  Previously filed.



+ Portions of this exhibit have been omitted pursuant to a request for confidential treatment.

   (b) Financial Statement Schedules

   Schedule II -- Valuation and Qualifying Accounts

   Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

   The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes that:

   (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1), or (4), or 497(h) under the Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective.

   (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on August 3, 1999.

                                          Active Software, Inc.

                                                      /s/ Jon A. Bode
                                          By: _________________________________
                                                        Jon A. Bode
                                               Vice President of Finance and
                                            Administration and Chief Financial
                                                          Officer

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated:

              Signature                          Title                 Date
              ---------                          -----                 ----

                  *                    President, Chief Executive August 3, 1999
______________________________________  Officer and Director
           (R. James Green)             (Principal Executive
                                        Officer)

           /s/ Jon A. Bode             Vice President of Finance  August 3, 1999
______________________________________  and Administration and
            (Jon A. Bode)               Chief Financial Officer
                                        (Principal Financial and
                                        Accounting Officer)

                  *                    Executive Vice President,  August 3, 1999
______________________________________  Chief Technology Officer
           (Rafael Bracho)              and Director

                  *                    Director                   August 3, 1999
______________________________________
          (Kevin R. Compton)

                  *                    Director                   August 3, 1999
______________________________________
           (James P. Gauer)

                  *                    Director                   August 3, 1999
______________________________________
         (Michael J. Odrich)

                  *                    Director                   August 3, 1999
______________________________________
      (Conway Rulon-Miller, Jr.)

                  *                    Director                   August 3, 1999
______________________________________
          (Roger S. Siboni)

*By:    /s/Jon A. Bode
  ------------------------------
        Attorney-in-Fact

                    INDEPENDENT AUDITORS' REPORT ON SCHEDULE

To the Board of Directors and Stockholders of Active Software, Inc.:

We have audited the consolidated financial statements of Active Software, Inc. and subsidiary (the Company) as of December 31, 1996, 1997, and 1998, and for each of the three years in the period ended December 31, 1998, and have issued our report thereon dated January 22, 1999 (June 28, 1999 as to Note 10 and July 15, 1999 as to Note 11) (included elsewhere in this Registration Statement, which expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement in Note 11.) Our audits also included the consolidated financial statement schedule listed in Item 16(b) of this Registration Statement. The consolidated financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Deloitte & Touche LLP
San Jose, California

January 22, 1999

(June 28, 1999 as to Note 10 and July 15, 1999 as to Note 11 to the financial statements included elsewhere in this Registration Statement)

                                  SCHEDULE II

                       VALUATION AND QUALIFYING ACCOUNTS

                                Balance at Charged to
                                beginning   cost and  Deductions/  Balance at
                                of period   expenses  write-offs  end of period
                                ---------- ---------- ----------- -------------
Year ended December 31, 1996
 Allowance for doubtful
  accounts.....................  $     0    $      0    $    0      $      0
                                 =======    ========    ======      ========
Year ended December 31, 1997
 Allowance for doubtful
  accounts.....................  $     0    $ 82,000    $    0      $ 82,000
                                 =======    ========    ======      ========
Year ended December 31, 1998
 Allowance for doubtful
  accounts.....................  $82,000    $118,000    $    0      $200,000
                                 =======    ========    ======      ========

                                 EXHIBIT INDEX

  1.1    Form of Underwriting Agreement.

  2.1*   Form of Agreement and Plan of Merger between the Registrant and Active
          Software, Inc., a California Corporation.

  3.1*   Form of Amended and Restated Certificate of Incorporation of the
          Registrant.

  3.2*   Form of Certificate of Amendment to Certificate of Incorporation of
          the Registrant, to be filed and effective prior to completion of this offering.

  3.3*   Form of Amended and Restated Certificate of Incorporation of the
          Registrant, to be filed and effective upon completion of this offering.

  3.4*   Bylaws of the Registrant.

  4.1*   Form of the Registrant's Common Stock Certificate.

  5.1    Opinion of Venture Law Group, a Professional Corporation.

 10.1*   Form of Indemnification Agreement.

 10.2*   1996 Stock Plan, as amended, and form of stock option agreement and restricted stock purchase agreement.

 10.3*   1996A Stock Plan, as amended, and form of stock option agreement and restricted stock purchase agreement.

 10.4*   1999 Stock Plan and form of stock option agreement and restricted stock purchase agreement.

 10.5*   1999 Employee Stock Purchase Plan and form of subscription agreement.

 10.6*   1999 Directors' Stock Option Plan and form of stock option agreement.

 10.7*   Amended and Restated Rights Agreement dated March 27, 1998, as amended.

 10.8*   Warrant to purchase shares of the Registrant's common stock issued by the Registrant to Intel Corporation, dated October 29, 1998.

 10.9*   Warrant to purchase shares of the Registrant's common stock issued by the Registrant to Venture Lending & Leasing, Inc., dated September
          27, 1996.

 10.10* Loan Agreement, dated as of September 27, 1996, between the Registrant and Venture Lending & Leasing, Inc., with exhibits attached thereto including execution copies of the Security Agreement, dated as of September 27, 1996, and the Promissory Note, dated December 20, 1996.

 10.11+* SecureWeb Toolkit(TM) Developer & Joint Development Agreement, effective as of July 23, 1996, between the Registrant and Terisa
          Systems, Inc. (SPYRUS).

 10.12*  SecureWeb Toolkit(TM) Distribution Agreement, effective as of July 23,
          1996, between the Registrant and Terisa Systems, Inc. (SPYRUS).

 10.13*  Sublease Agreement by and between The Vantive Corporation and the
          Registrant, dated March 1, 1999.

 10.14*  1999 Executive Incentive Plan.

 10.15   Loan and Security Agreement between the Registrant and Silicon Valley
          Bank.

 21.1*   Subsidiaries.

 23.1    Consent of Independent Auditors.

 23.2    Consent of Counsel (included in Exhibit 5.1).

 24.1*   Power of Attorney.

 27.1*   Financial Data Schedule.

 99.1*   Consent of META Group.

 99.2*   Consent of Yankee Group.

- --------

*  Previously filed.


+ Portions of this exhibit have been omitted pursuant to a request for confidential treatment.